UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a–12

CCC INFORMATION SERVICES GROUP INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.10, of CCC Information Services Group Inc.

Series F Preferred Stock, par value $1.00, of CCC Information Services Group Inc.

(2)	Aggregate number of securities to which transaction applies:

16,683,610 shares of CCC common stock

1,451,941 options to purchase shares of CCC common stock with an exercise price of less than $26.50

1,689,764 warrants to purchase shares of CCC common stock with an exercise price of less than $26.50

100 shares of CCC Series F Preferred Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is determined based upon the sum of (a) $26.50 per share of CCC common stock; (b) $1.00 per share of CCC Series F Preferred Stock; (c) $26.50 minus the weighted average exercise price of $11.83 per share of outstanding options to purchase CCC common stock; and (d) $26.50 minus the weighted average exercise price of $7.44 per share of outstanding warrants to purchase CCC common stock.

(4)	Proposed maximum aggregate value of transaction:

$495.6 million

(5)	Total fee paid:

$58,335

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

World Trade Center Chicago

444 Merchandise Mart

Chicago, IL 60654-1005

(312) 222-4636

                    , 2005

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of CCC Information Services Group Inc., which will be held at the Holiday Inn Chicago Mart Plaza, 350 North Orleans Street, Chicago, Illinois, on                     , 2006, beginning at 10:00 a.m., local time.

On September 21, 2005, CCC and affiliates of Investcorp entered into a merger agreement pursuant to which CCC will be acquired by an affiliate of Investcorp for an aggregate purchase price of approximately $495.6 million. Under the terms of the transaction, holders of CCC common stock will be entitled to receive $26.50 per share in cash and holders of Series F Preferred Stock will be entitled to receive $1.00 per share in cash. Shares owned by CCC or affiliates of Investcorp, including shares that I will contribute to an affiliate of Investcorp prior to the merger and shares that may be contributed by certain of CCC’s other executive officers to an affiliate of Investcorp prior to the merger, will be cancelled without any payment in the merger. A copy of the merger agreement is attached as Annex A to this proxy statement, and you are encouraged to read it in its entirety. At the special meeting, we will ask you to consider and vote on a proposal to adopt the merger agreement. If the merger is completed, we will no longer be a publicly traded company. In addition, our common stock will be delisted from The Nasdaq National Market and deregistered under the Securities Exchange Act, and we will no longer be required to file periodic reports with the SEC on account of our common stock.

Stockholders should be aware that Investcorp is considered to be an affiliate of CCC for purposes of the proposed merger under Rule 13e-3 of the Exchange Act. I am considered to be an affiliate of CCC as a result of my ownership of CCC stock, including options and restricted stock, and my position as Chairman of the Board of Directors, President and Chief Executive Officer of CCC. I am also considered to be an affiliate of Cougar Holdings, which is controlled by Investcorp, as a result of my employment, stock option and stock contribution arrangements with Cougar Holdings entered into in connection with the merger agreement. Investcorp is considered to be an affiliate of CCC because of my common affiliate status with CCC and Cougar Holdings.

After careful consideration, the board of directors of CCC has unanimously determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. In addition, in the course of reaching its decision to recommend that the stockholders vote for the adoption of the merger agreement, the board of directors determined that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders. Because holders of our common stock and Series F Preferred Stock vote together as a single class, and because the liquidation value of the Series F Preferred Stock is not material, the board of directors did not determine fairness or make a recommendation with respect to each class separately.

This proxy statement provides you with information about the proposed merger and the special meeting. We urge you to read these materials carefully. You may also obtain additional information about CCC from documents filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of CCC common stock and Series F Preferred Stock entitled to vote on the matter, voting together as a single class. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you hold shares of CCC common stock directly in your name, you may also grant a proxy using the Internet or by telephone by following the instructions printed on your proxy card. Granting a proxy by mail, telephone or the Internet will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support.

Sincerely,

Githesh Ramamurthy Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2005 and is first being mailed to stockholders on or about                     , 2005.

World Trade Center Chicago

444 Merchandise Mart

Chicago, IL 60654-1005

(312) 222-4636

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                     , 2006

To the Stockholders of CCC Information Services Group Inc.:

We will hold a special meeting of the stockholders of CCC Information Services Group Inc. at the Holiday Inn Chicago Mart Plaza, 350 North Orleans Street, Chicago, Illinois, on                     , 2006, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 21, 2005, by and among Cougar Holdings, Inc., Cougar Merger Sub, Inc. and CCC Information Services Group Inc.;

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Stockholders of record of our common stock and Series F Preferred Stock as of the close of business on                     , 2005 are entitled to vote at the special meeting and any adjournment of the special meeting. A list of these stockholders will be available to any stockholder, for any purpose germane to the meeting, at our headquarters located at World Trade Center Chicago, 444 Merchandise Mart, Chicago, Illinois, for the ten day period prior to the meeting.

Your vote is important, regardless of the number of shares you own. The adoption of the merger agreement requires the approval of the holders of a majority of the voting power of the outstanding shares of our common stock and Series F Preferred Stock entitled to vote on the matter, voting together as a single class. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock and Series F Preferred Stock present or represented by proxy at the meeting and entitled to vote on the matter, voting together as a single class. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or grant a proxy by the telephone or using the Internet to ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of the proposal to adjourn the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendation of the board of directors on any other matters properly brought before the special meeting for a vote.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment of the meeting, if necessary, to solicit additional proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Holders of our common stock and Series F Preferred Stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. See “Appraisal Rights” on page 65.

By Order of the Board of Directors,

Githesh Ramamurthy Chairman, President and Chief Executive Officer

Chicago, Illinois

                    , 2005

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU HOLD SHARES DIRECTLY IN YOUR NAME, YOU MAY ALSO VOTE OVER THE INTERNET OR BY TELEPHONE. IF INTERNET OR TELEPHONE VOTING IS AVAILABLE TO YOU, VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

i

Annex A	–	Agreement and Plan of Merger, dated as of September 21, 2005, by and among Cougar Holdings, Inc, Cougar Merger Sub, Inc. and CCC Information Services Group Inc.	A-1
Annex B	–	Fairness Opinion of Credit Suisse First Boston	B-1
Annex C	–	Delaware General Corporation Law Section 262	C-1

ii

SUMMARY TERM SHEET

The following summary term sheet briefly describes the most material terms of the proposed merger and does not contain all of the information that is important to you. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

•	The Companies

CCC Information Services Group Inc.

World Trade Center Chicago

444 Merchandise Mart

Chicago, Illinois 60654-1005

(312) 222-4636

CCC Information Services Group Inc., a corporation organized under the laws of the State of Delaware and headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. We are publicly traded on The Nasdaq National Market under the symbol “CCCG.” Please see the section below titled “Important Information About CCC” beginning on page 69 for additional information about us.

Cougar Holdings, Inc.

c/o Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

(212) 351-4000

Cougar Holdings, Inc., a corporation organized under the laws of the State of Delaware, was formed on September 21, 2005 for the purpose of completing the merger with us and arranging the related financing transactions. Cougar Holdings was formed at the direction of Investcorp S.A., the global investment group. Cougar Holdings has not engaged in any business except in anticipation of the merger. Please see the section below titled “Important Information About Investcorp, Cougar Holdings and Merger Sub” beginning on page 82 for additional information about Cougar Holdings.

Cougar Merger Sub, Inc.

c/o Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

(212) 351-4000

Cougar Merger Sub, Inc., a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of Cougar Holdings. Cougar Merger Sub was formed on September 21, 2005 exclusively for the purpose of completing the merger. This is the only business of Cougar Merger Sub. Please see the section below titled “Important Information About Investcorp, Cougar Holdings and Merger Sub” beginning on page 82 for additional information about Cougar Merger Sub.

Investcorp S.A.

6 rue Adolphe Fischer

L-1520

Luxembourg N400000

+352 402 505 445

Investcorp S.A. is a global investment group, organized under the laws of Luxembourg, with offices in New York, London and Bahrain. References to “Investcorp” in this proxy statement include, as the context requires, affiliates of Investcorp as well as international investors with whom Investcorp maintains an administrative relationship and who have obtained or will obtain indirect equity interests in Cougar Holdings by investing in offshore entities organized by Investcorp for that purpose. Please see the section below titled “Important Information About Investcorp, Cougar Holdings and Merger Sub” beginning on page 82 for additional information about Investcorp.

•	The Proposed Merger

We are proposing to merge with Cougar Merger Sub, which is a wholly owned subsidiary of Cougar Holdings. In the proposed merger, Cougar Merger Sub will merge with and into us and we will be the surviving corporation. As a result of the merger, we will become a wholly owned subsidiary of Cougar Holdings and will cease to be a publicly traded company. Our stockholders will receive the following consideration in the proposed merger:

—	Each holder of shares of our common stock will be entitled to receive $26.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger.

—	Each holder of Series F Preferred Stock will be entitled to receive $1.00 in cash, plus accrued and unpaid dividends, if any, without interest and less any applicable withholding taxes, for each share of Series F Preferred Stock held immediately prior to the merger. There are no accrued and unpaid dividends on the Series F Preferred Stock.

—	Shares owned by us as treasury stock, shares owned by Cougar Holdings, Cougar Merger Sub or any wholly owned subsidiary of Cougar Holdings or Cougar Merger Sub, including shares that will be contributed to Cougar Holdings by Mr. Ramamurthy prior to the merger and shares that may be contributed to Cougar Holdings by certain other executive officers prior to the merger, and shares owned by any of our wholly owned subsidiaries, will be cancelled without any payment in the merger.

—	Shares held by a stockholder who has made a proper demand for appraisal of those shares in accordance with Delaware law and who has not voted in favor of adoption of the merger agreement will not be entitled to the merger consideration unless the stockholder withdraws the demand, fails to perfect or otherwise loses the stockholder’s appraisal rights under Delaware law.

We have entered into a merger agreement with Cougar Holdings and Cougar Merger Sub that governs the proposed merger, including the conditions to the proposed merger and the circumstances in which we or Cougar Holdings may be entitled to terminate the merger agreement. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully. In addition, please see the section below entitled “The Merger Agreement (Proposal 1)” beginning on page 53 for a more detailed discussion of the merger agreement and the proposed merger.

•	The Special Meeting

Under Delaware law and as a condition to the proposed merger, the merger agreement must be adopted by the holders of a majority of the voting power of the outstanding shares of our common stock and Series F Preferred Stock entitled to vote on the matter, voting together as a single class. Our board of directors has called a special meeting of stockholders to obtain this approval, among other things. The special meeting will be held on                         , 2006, at 10:00 a.m., local time, at the Holiday Inn Chicago Mart Plaza, 350 North Orleans Street, Chicago, Illinois. You are entitled to vote at the special meeting if you owned shares of our common stock or Series F Preferred Stock at the close of business on                         , 2005, the record date for the special meeting. Your vote is important. Please see the section below entitled “The Special Meeting” beginning on page 12 for a more detailed discussion of the special meeting of stockholders and how to vote at the special meeting.

•	Applicability of Rules Related to “Going Private” Transactions

The requirements of Rule 13e-3 under the Exchange Act apply to the merger because Investcorp, Cougar Holdings and Cougar Merger Sub are considered to be affiliates of CCC for purposes of the rule. Specifically, Mr. Ramamurthy is considered to be an affiliate of CCC as a result of his ownership of CCC stock, including options and restricted stock, and his position as Chairman of the Board of Directors, President and Chief Executive Officer of CCC. In addition, Mr. Ramamurthy is considered to be an affiliate of Cougar Holdings, which is controlled by Investcorp, as a result of his employment, stock option and stock contribution arrangements with Cougar Holdings entered into in connection with the merger agreement. Therefore, Investcorp is considered to be an affiliate of CCC because of Mr. Ramamurthy’s common affiliate status with CCC and Cougar Holdings. To comply with the requirements of Rule 13e-3, our board of directors, Mr. Ramamurthy, Investcorp, Cougar Holdings and Cougar Merger Sub make certain statements as to the fairness of the merger to our unaffiliated stockholders summarized below in this summary term sheet and included in this proxy statement under the sections entitled “Special Factors—Reasons for the Merger and Recommendation of the Board of Directors”, “—Position of Githesh Ramamurthy as to Fairness”, and “—Position of Investcorp, Cougar Holdings and Merger Sub as to Fairness”.

•	Recommendation of Our Board of Directors and Position as to Fairness

Our board of directors has unanimously determined that the adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders and, therefore, unanimously recommends that you vote “FOR” the adoption of the merger agreement. This recommendation satisfies applicable requirements of Delaware law. In addition, in the course of reaching its decision to recommend that the stockholders vote for the adoption of the merger agreement, our board of directors consulted with its legal and financial advisors, and reviewed a significant amount of information and considered a number of factors and procedural safeguards described below in “Special Factors—Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 24. Based upon the foregoing, and consistent with its general recommendation to stockholders, our board of directors also believes that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders. Because holders of our common stock and Series F Preferred Stock vote together as a single class, and because the liquidation value of the Series F Preferred Stock is not material, our board of directors did not determine fairness or make a recommendation with respect to each class separately.

•	Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, stockholders should be aware that our directors and executive officers may have, and our principal stockholders may be viewed to have, interests in the merger that are different from, or in addition to, those of our stockholders generally. In addition, Mr. Ramamurthy has, and certain of our other executive officers may have, interests in the merger resulting from employment, stock option and stock contribution arrangements made with Cougar Holdings. These interests may create potential conflicts of interest. The board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement. For a detailed description of these interests, please see the section below entitled “Special Factors—Interests of Certain Persons in the Merger” beginning on page 40.

•	Position of Githesh Ramamurthy as to Fairness

Mr. Ramamurthy did not undertake a formal evaluation of the fairness of the merger or engage a financial advisor for such purposes. However, based upon the analyses and conclusions of our board of directors and his knowledge of us, together with the other factors described below under “Special Factors—Position of Githesh Ramamurthy as to Fairness” beginning on page 34, Mr. Ramamurthy believes that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders.

•	Position of Investcorp, Cougar Holdings and Cougar Merger Sub as to Fairness

Investcorp, Cougar Holdings and Cougar Merger Sub did not participate in the deliberations of our board of directors, or receive advice from our legal or financial advisors, as to the substantive or procedural fairness of the merger. However, for the reasons described below under “Special Factors—Position of Investcorp, Cougar

Holdings and Merger Sub as to Fairness” beginning on page 34, Investcorp, Cougar Holdings and Cougar Merger Sub believe that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders.

•	The Stockholders’ Agreement

Certain of our principal stockholders, White River Ventures, Inc. and Capricorn Investors III, L.P. have entered into a stockholders’ agreement in which they agreed, among other things, to vote a total of 4,751,735 shares of common stock, in the case of White River Ventures, and 51 shares of Series F Preferred Stock, in the case of Capricorn Investors III, for the adoption of the merger agreement, representing approximately 28% of the outstanding voting power of our shares entitled to vote at the special meeting. White River Ventures and Capricorn Investors III are not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated or our board of directors withdraws or adversely modifies its recommendation that stockholders vote for the adoption of the merger agreement. Please see the section below entitled “Special Factors—Stockholders’ Agreement” beginning on page 47.

•	Appraisal Rights

Under Delaware law, you are entitled to appraisal rights in connection with the merger. This means that you have the right under Delaware law to have the fair value of your shares determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•	send a written demand to us for appraisal in compliance with Delaware law before the vote on the adoption of the merger agreement;

•	not vote in favor of the adoption of the merger agreement; and

•	continuously hold your shares from the date you make the demand for appraisal through the effective time of the merger.

Merely voting against the adoption of the merger agreement will not preserve your appraisal rights, which require you to take all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail under “Appraisal Rights” beginning on page 65. The relevant section of the Delaware General Corporation Law regarding appraisal rights is reproduced and attached as Annex C to this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the merger and the special meeting. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

The Special Meeting

Q.	Why are our stockholders receiving these materials?

A.	Our board of directors is sending these proxy materials to provide our stockholders with information about the merger so that they may determine how to vote their shares in connection with the special meeting.

Q.	When and where is the special meeting?

A.	The special meeting will take place on , 2006, at 10:00 a.m. local time. The location of the special meeting is the Holiday Inn Chicago Mart Plaza, 350 North Orleans Street, Chicago, Illinois.

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the special meeting.

Q.	How does CCC’s board of directors recommend that I vote on the proposals?

A.	The board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Q.	What vote is required for CCC’s stockholders to adopt the merger agreement?

A.	To adopt the merger agreement, holders of a majority of the voting power of the outstanding shares of our common stock and Series F Preferred Stock entitled to vote on the matter, voting together as a single class, must vote “FOR” adoption of the merger agreement.

Pursuant to a stockholders’ agreement entered into on September 21, 2005, White River Ventures, Inc. and Capricorn Investors III, L.P. agreed, among other things, to vote a total of 4,751,735 shares of our common stock, in the case of White River Ventures, and 51 shares of our Series F Preferred Stock, in the case of Capricorn Investors III, for the adoption of the merger agreement, representing approximately 28% of the outstanding voting power of shares entitled to vote at the special meeting. In addition, White River Ventures, Capricorn Investors II, L.P. and Capricorn Investors III have indicated to us that, as of the date hereof and while not obligated to do so, they also intend to vote their shares not subject to the stockholders’ agreement for the adoption of the merger agreement. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock for the adoption of the merger agreement.

Q.	What vote is required for CCC’s stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock and Series F Preferred Stock present or represented by proxy at the meeting and entitled to vote on the matter, voting together as a single class. White River Ventures, Capricorn Investors II and Capricorn Investors III have also indicated to us that, as of the date hereof and while not obligated to do so, they intend to vote their shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement. Our directors and officers have informed us that they intend to vote all of their shares of our common stock for the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Q.	Who is entitled to vote at the special meeting?

A.	If you owned shares of our common stock or Series F Preferred Stock at the close of business on , 2005, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock that you owned on the record date and 12,000 votes for each share of Series F Preferred Stock that you owned on the record date.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card; by granting a proxy using the telephone number printed on your proxy card; or by granting a proxy using the Internet instructions printed on your proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me?

A.	Your broker or other nominee will only be permitted to vote your shares if you instruct your broker or other nominee how to vote. You should follow the procedures provided by your broker or other nominee regarding the voting of your shares. If you do not instruct your broker or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker or other nominee, your broker or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes”, will be counted for purposes of determining a quorum, but will have the effect of a vote against the adoption of the merger agreement.

For the proposal to adjourn the meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn the meeting, which requires the vote of the holders of a majority of voting power of the outstanding shares of our common stock and Series F Preferred Stock present or represented by proxy at the meeting and entitled to vote on the matter, voting together as a single class.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card by mail, or grant a proxy over the telephone or using the Internet, as soon as possible so that your shares will be voted at the special meeting.

Q:	How do I grant a proxy over the telephone?

A:	You may grant a proxy over the telephone by calling the toll-free number established by Computershare, which is our transfer agent, for these purposes at 1-888-731-8383. You should provide the information requested over the telephone and follow the instructions provided to submit your proxy.

Q:	How do I grant a proxy using the Internet?

A:	You may grant a proxy using the Internet by going to the website maintained by Computershare, which is our transfer agent, for these purposes at www.computershare.com/us/proxy. You should provide the information requested on your computer screen and follow the instructions provided on the website to submit your proxy.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written, dated notice to the Assistant Secretary of CCC stating that you would like to revoke your proxy. Second, you can complete and submit a new, later-dated proxy card by mail. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, the procedures for changing your vote described above will not apply, and you must instead follow the directions received from your broker or nominee to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting and vote your shares in person. If you hold shares in “street name” through a broker or other nominee, you must provide a legal proxy executed by your broker or other nominee to vote your shares at the meeting.

Q.	What happens if a stockholder does not return a proxy card by mail, grant a proxy over the telephone or using the Internet, or otherwise vote in person at the special meeting?

A.	If you do not return a proxy card by mail, grant a proxy over the telephone or using the Internet, or otherwise vote in person at the special meeting, this will have the same effect as a vote against adoption of the merger agreement and will not have any effect on the proposal to adjourn the meeting.

Q.	What does it mean if a stockholder receives more than one set of materials?

A.

This means the stockholder owns shares of our common stock or Series F Preferred Stock that are registered under different names. For example, a stockholder may own some shares directly as a stockholder of record and other shares through a broker or other nominee or through more than one broker or other nominee.

In these situations, the stockholder will receive multiple sets of proxy materials. The stockholder must vote, sign and return all of the proxy cards or follow the instructions for granting a proxy over the telephone or using the Internet on each of the proxy cards that the stockholder receives in order to vote all of the shares. Each proxy card the stockholder receives comes with its own prepaid return envelope. When returning multiple proxy cards by mail, each proxy card should be returned in the return envelope that accompanies that proxy card.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of CCC by Cougar Holdings pursuant to a merger agreement entered into between us, Cougar Holdings and Merger Sub, which is a wholly owned subsidiary of Cougar Holdings. Pursuant to the merger agreement, Merger Sub will merge with and into CCC, with CCC surviving. In connection with the merger, the outstanding shares of our common stock and Series F Preferred Stock will be converted into the right to receive the applicable merger consideration. If the merger is completed, we will be a wholly owned subsidiary of Cougar Holdings and will cease to be a publicly traded company.

Q.	If the merger is completed, what will I be entitled to receive for my shares and when will I receive it?

A.	Holders of our common stock will be entitled to receive $26.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. Holders of our Series F Preferred Stock will be entitled to receive $1.00 in cash, plus accrued and unpaid dividends, if any, without interest and less any applicable withholding taxes, for each share of Series F Preferred Stock held immediately prior to the merger. There are no accrued and unpaid dividends on the Series F Preferred Stock. Shares owned by us as treasury stock, shares owned by Cougar Holdings, Merger Sub or any wholly owned subsidiary of Cougar Holdings or Merger Sub, including shares that will be contributed to Cougar Holdings by Mr. Ramamurthy prior to the merger and shares that may be contributed to Cougar Holdings by certain other executive officers prior to the merger, and shares owned by any of our wholly owned subsidiaries will be cancelled without any payment in the merger. Shares held by a stockholder who has made a proper demand for appraisal of such shares in accordance with Delaware law and who has not voted in favor of adoption of the merger agreement will not be entitled to the merger consideration until such time as the stockholder withdraws the demand, fails to perfect or otherwise loses such stockholder’s appraisal rights under Delaware law.

After the merger is completed, we will arrange for a letter of transmittal to be sent to each of our stockholders. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Why is the CCC board recommending the merger?

A.

The board of directors has unanimously approved the merger agreement and determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement. This recommendation satisfies applicable requirements of Delaware law. In addition, in the course of reaching its decision to recommend that the stockholders vote for the adoption of the merger agreement, our board of directors consulted with its legal and financial advisors, and reviewed a significant amount of information and considered a number of factors and procedural safeguards described below in “Special Factors—Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 24. Based upon the foregoing, and consistent with its general recommendation to stockholders, our board of directors also believes that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders. Because holders of our common stock and Series F Preferred Stock vote together as a single class, and because the liquidation value of the Series F Preferred Stock is not material, our board of directors did not determine fairness or make a recommendation with respect to each class separately. To review our board of directors’ reasons for recommending the merger, see the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Board of Directors” on pages 24 through 28 of this proxy statement.

Q.	Will any members of management be employees of or hold interests in the surviving corporation?

A.	Yes. Cougar Holdings intends that Mr. Ramamurthy will remain President and Chief Executive Officer of the surviving corporation. In addition, certain other executive officers may remain executive officers of the surviving corporation. Mr. Ramamurthy will, and certain other executive officers may, make certain equity contributions to Cougar Holdings and receive options to purchase shares of Cougar Holdings stock. Please see “Special Factors—Interests of Certain Persons in the Merger” on pages 40 through 47 of this proxy statement.

Q.	What payments will be received by your executive officers as a result of the merger?

A.	Except to the extent our executive officers contribute shares of our common stock to Cougar Holdings prior to the merger, in which case those executive officers will obtain equity in Cougar Holdings, our executive officers will receive the same $26.50 per share in cash for each share of common stock held by them immediately prior to completion of the merger as other holders of our common stock. Payments to our executive officers include payments for shares of restricted stock held by our executive officers and shares held for the benefit of our executive officers under our employee stock purchase plan. Our executive officers will also receive payment in cash for options held by our executive officers, in an amount equal to (i) the number of shares subject to the option, multiplied by (ii) $26.50 minus the per share exercise price of the option. Upon completion of the merger, we expect to pay Mr. Ramamurthy a change of control payment of approximately $1.74 million, which is equal to 24 months of his current base salary and target bonus. The payment will only be made if it is not considered to be an excess “parachute payment” under Section 280G of the Internal Revenue Code. In connection with the merger, our board of directors authorized transaction bonuses of up to $750,000 in the aggregate to be awarded in the discretion of Mr. Ramamurthy, subject to the review and approval of the compensation and governance committee, to employees of the company, including our executive officers. No executive officer will receive a transaction bonus in excess of $200,000 under this program. For a detailed description of the payments to be received by our executive officers as a result of the merger, see the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of Directors and Executive Officers.”

Q.	Am I entitled to appraisal rights?

A.	Yes. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. Under Delaware law, holders of our common stock and Series F Preferred Stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement at the special meeting and they comply with the procedures and requirements under Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of the applicable provision under Delaware law is included as Annex C to this proxy statement and a summary of this provision can be found along with additional information about appraisal rights under “Appraisal Rights” beginning on page 65 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.

Yes. The receipt of cash for shares of our common stock or Series F Preferred Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our stock. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages 50 through 54 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	Is the merger subject to the satisfaction of any conditions?

A.	Yes. In addition to the adoption of the merger agreement by our stockholders, the merger is subject to satisfaction of various conditions. For a description of these conditions, please see “The Merger Agreement (Proposal 1)—Conditions to the Merger” beginning on page 53 of this proxy statement.

Q.	When is the merger expected to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after the special meeting and after all the conditions to the merger are satisfied or waived, including adoption of the merger agreement by our stockholders and expiration or termination of the waiting period under U.S. antitrust law. We and Cougar Holdings filed pre-merger notifications with the U.S. antitrust authorities, pursuant to the HSR Act, on October 5, 2005 and were granted early termination on October 17, 2005.

Q.	Should I send in my CCC stock certificates now?

A.	No. After the merger is completed, the paying agent will send you written instructions for exchanging your stock certificates. You must return your stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after our paying agent receives your stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Georgeson Shareholder Communications, Inc., our proxy solicitor, toll-free at 1-877-901-6134.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of CCC, the expected completion and timing of the merger and other information relating to CCC and the merger. You can identify these statements by words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “estimate”, “may”, “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;

•	the failure of Cougar Holdings to obtain the necessary debt financing arrangements set forth in commitment letters received by Cougar Holdings;

•	the ability to recognize the benefits of the merger;

•	competition in our industry;

•	changes in government regulation;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our client relationships, operating results and business generally, including the ability to retain key employees; and

•	other factors described in our Annual Report on Form 10-K for the year ended December 31, 2004 and our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, which we refer to as the SEC.

See “Where You Can Find More Information” on page 83. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of CCC, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders. In this proxy statement, unless the context requires otherwise, the terms “CCC”, “company”, “we”, “our”, “ours” and “us” refer to CCC Information Services Group Inc. and its subsidiaries. The term the “merger agreement” refers to the Agreement and Plan of Merger, dated as of September 21, 2005, by and among Cougar Holdings, Inc., Cougar Merger Sub, Inc. and CCC Information Services Group Inc. The term “Cougar Holdings” refers to Cougar Holdings, Inc. and the terms “Cougar Merger Sub” and “Merger Sub” refer to Cougar Merger Sub, Inc. The term “White River” refers to White River Ventures, Inc. and the term “Capricorn” refers, collectively, to Capricorn Investors II, L.P. and Capricorn Investors III, L.P.

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on                         , 2006, beginning at 10:00 a.m. local time at the Holiday Inn Chicago Mart Plaza, 350 North Orleans Street, Chicago, Illinois. The purpose of the special meeting is:

•	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of September 21, 2005, by and among Cougar Holdings, Merger Sub and CCC;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has unanimously determined that the adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger. Our board of directors unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement. In addition, in the course of reaching its decision to recommend that the stockholders vote for the adoption of the merger agreement, the board of directors determined that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders. Because holders of our common stock and Series F Preferred Stock vote together as a single class, and because the liquidation value of the Series F Preferred Stock is not material, the board of directors did not determine fairness or make a recommendation with respect to each class separately.

Record Date; Quorum

The holders of record of shares of our common stock and Series F Preferred Stock as of the close of business on                 , 2005, which is the record date for the special meeting, are entitled to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date and 12,000 votes for each share of Series F Preferred Stock that you own on the record date.

As of the close of business on the record date, there were                      shares of our common stock outstanding, held by approximately                      stockholders of record. On the record date there were 100 shares of our Series F Preferred Stock outstanding, held by one stockholder of record. The presence, in person or by proxy, of the holders of a majority of the shares of common stock and Series F Preferred Stock issued and outstanding on the record date, taken together as a single class and entitled to vote, will constitute a quorum for purposes of voting at the meeting. Both abstentions and broker non-votes will be counted as present for purpose of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting to solicit additional proxies.

Required Vote

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock and Series F Preferred Stock outstanding on the record date and entitled to vote on the matter, voting together as a single class. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock and Series F Preferred Stock present or represented by proxy at the special meeting and entitled to vote on the matter, voting together as a single class.

Each holder of a share of our common stock is entitled to one vote per share. Each holder of a share of Series F Preferred Stock is entitled to 12,000 votes per share. Failure to vote your proxy (by returning a properly executed proxy card or by following the instructions printed on the proxy card for telephone or Internet voting) or to vote in person will not count as votes cast or shares voting on the proposals. Abstentions, however, will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the vote to adjourn the meeting, if necessary, to solicit additional proxies.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, or “broker non-votes”, will be counted for the purpose of determining whether a quorum is present, but will not be counted as shares present and entitled to vote on the proposal to adjourn the meeting, if necessary, to solicit additional proxies. Accordingly, broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote to adjourn the meeting, if necessary, to solicit additional proxies.

Voting by Principal Stockholders

As of December 2, 2005, our principal stockholders, White River and Capricorn, held and are entitled to vote 4,860,411 shares of our common stock, in the case of White River, and 1,020,202 shares of our common stock and 100 shares of our Series F Preferred Stock, in the case of Capricorn, representing in the aggregate approximately 40% of the voting power of the outstanding shares entitled to vote. On September 21, 2005, Cougar Holdings, White River and Capricorn entered into a stockholders’ agreement in which White River and Capricorn agreed, among other things, to vote a total of 4,751,735 shares of common stock, in the case of White River, and 51 shares of Series F Preferred Stock, in the case of Capricorn, in favor of adopting the merger agreement, representing approximately 28% of the outstanding voting power of our shares entitled to vote at the special meeting. White River and Capricorn are not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated or our board of directors withdraws or adversely modifies its recommendation that stockholders vote for the adoption of the merger agreement. White River and Capricorn have indicated to us that, as of the date hereof and while not obligated to do so, they also intend to vote their shares not subject to the stockholders’ agreement for the adoption of the merger agreement. White River and Capricorn have also indicated to us that, as of the date hereof and while not obligated to do so, they intend to vote their shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Voting by Directors and Executive Officers

As of December 2, 2005, our directors and executive officers held and are entitled to vote, in the aggregate, 1,159,295 shares of our common stock, representing approximately 6.5% of the voting power of the outstanding shares entitled to vote. In addition, Messrs. Eisenson and Rosen, who are representatives of White River, and Mr. Winokur, who is a representative of Capricorn, may be viewed to have beneficial ownership of the shares of our common stock held by White River, in the case of Messrs. Eisenson and Rosen, and the shares of common stock and the Series F Preferred Stock held by Capricorn, in the case of Mr. Winokur. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock, including shares that will be contributed to Cougar Holdings by Mr. Ramamurthy prior to the merger and shares that may be contributed to Cougar Holdings by certain other executive officers prior to the merger, for the adoption of the merger agreement and for the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Voting

Stockholders may vote their shares:

•	by attending the special meeting and voting their shares of our common stock or Series F Preferred Stock in person;

•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope;

•	by using the telephone number printed on your proxy card; or

•	by using the Internet by going to www.computershare.com/us/proxy and following the instructions printed on your proxy card.

All shares of our common stock and Series F Preferred Stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock and Series F Preferred Stock represented by the proxy will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Shareholder Communications, Inc., our proxy solicitor, toll-free at 1-877-901-6134.

Stockholders who hold their shares in “street name”, meaning in the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Assistant Secretary of CCC; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries and their nominees for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our stock and in obtaining voting instructions from those owners.

We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $10,000 plus expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock and Series F Preferred Stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

SPECIAL FACTORS

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our board of directors and management has considered and evaluated a variety of strategic opportunities over the past two years as part of an ongoing effort to enhance stockholder value. In September 2003, our board of directors engaged Credit Suisse First Boston to assist our board of directors in reviewing strategic opportunities, including a possible sale of the company. We reviewed and discussed a number of strategic and financing alternatives with Credit Suisse First Boston. As a result of these discussions, our board of directors instructed Credit Suisse First Boston to contact potential strategic buyers as part of a targeted process to explore a possible business combination or sale of the company. We did not contact any potential financial buyers at that time.

During the period from October 2003 through January 2004, at the request of our board of directors, Credit Suisse First Boston contacted several potential strategic buyers in connection with the targeted process. As a result of this targeted process, four executed confidentiality agreements and received copies of a confidential information memorandum describing our business, operations, financial performance and prospects. One potential strategic buyer attended a presentation by our senior management. However, none of these potential strategic buyers submitted a proposal to acquire the company.

In early 2004, our board of directors and management considered and discussed with Credit Suisse First Boston a number of other strategic alternatives available to us, including the possibility of completing a leveraged buy out, a recapitalization transaction or an additional public offering of our common stock. The board believed that a leveraged buy out, like the proposed merger, could enhance stockholder value and provide an opportunity for stockholders to receive cash in exchange for their shares. However, our board of directors determined not to pursue a leveraged buy out at the time because of concerns that the debt markets for acquisition financing would not permit a potential financial buyer to acquire the company at a value that would be attractive to our board of directors or in the best interests of our stockholders. The board believed that a recapitalization transaction could enhance stockholder value by providing a cash distribution to stockholders or otherwise allowing stockholders the opportunity to sell their investment at a premium to the market price. We ultimately completed a recapitalization and tender offer transaction in July 2004, as described in more detail below. The board also considered whether an additional public offering of our common stock could enhance stockholder value by providing additional capital to fund strategic opportunities and increasing the public float of our shares, including by permitting our principal stockholders to sell a portion of their equity interests in a secondary offering. Our board did not pursue an additional public offering because we and our principal stockholders did not view the price at which we expected to offer our shares to the public as attractive or in the best interests of our stockholders. During this time, we also sought to identify potential acquisition candidates and other strategic opportunities that would continue to enhance our growth profile.

In early 2004, we engaged in preliminary discussions with a potential strategic buyer, which we refer to as Firm A, regarding a potential business combination transaction, but determined that a business combination with Firm A was unlikely to be completed for a number of reasons, including concerns about the valuation level at which Firm A would be willing to pursue a transaction due to its recent acquisition activity and the likelihood of obtaining regulatory approval of the transaction. Firm A did not provide a valuation range at which it would be willing to complete a proposed transaction.

On or about February 19, 2004, representatives of another potential strategic buyer, which we refer to as Firm B, contacted Credit Suisse First Boston to discuss a possible business combination with us. Firm B indicated in its discussions with Credit Suisse First Boston that it would propose a value for our common stock in the range of our market price at the time, the closing price of which on February 19, 2004 was $18.66 per share.

We engaged in discussions with Firm B during February through May 2004 related to the potential benefits and detriments of a transaction, including the valuation levels at which Firm B would have been willing to complete a transaction.

On or about May 5, 2004, representatives of Firm B contacted Mr. Eisenson to propose a meeting to discuss Firm B’s interest in a possible business combination with us. Mr. Eisenson is a member of our board of directors and chairman of our finance committee, which has general responsibility for review of strategic alternatives on behalf of our board of directors. Mr. Eisenson is also a representative of White River. On or about May 12, 2004, representatives of Firm B met with Mr. Eisenson and Mr. Winokur to discuss the valuation levels at which Firm B would be willing to complete a transaction and the likelihood of obtaining regulatory approval of the transaction. Mr. Winokur is a member of our board of directors and our finance committee and is a representative of Capricorn. The parties discussed transaction structures, including cash and stock forms of consideration resulting in different pro forma ownership structures.

On or about May 23, 2004, representatives of Firm B telephoned Mr. Eisenson to discuss the valuation levels at which Firm B would be willing to complete a transaction, indicating that Firm B was unsure whether it could reach the valuation levels required by our board of directors to move forward. The transaction structures discussed by Firm B would have delivered value to our stockholders in the range of $16.00 to $17.00 per share, which our finance committee considered inadequate. On or about May 24, 2004, representatives of Firm B telephoned Mr. Eisenson to confirm that Firm B would not be able to reach the valuation levels required by our board of directors to move forward. Discussions with Firm B ceased following this conversation.

On or about July 19, 2004, our board of directors notified representatives of Credit Suisse First Boston that we desired to terminate our engagement of Credit Suisse First Boston with respect to a strategic transaction, but rather to work with Credit Suisse First Boston on potentially financing a recapitalization transaction. Our board of directors and management continued to explore strategic opportunities in consultation with representatives of Credit Suisse First Boston, including the possible benefits to stockholders of a recapitalization and tender offer that would allow our stockholders to sell a portion of their investment at a premium to the market price of our shares.

On July 27, 2004, we commenced a recapitalization and tender offer to purchase up to 11,200,000 shares of our common stock at a purchase price of $18.75 per share, representing a 25.8% premium to the company’s closing price the day prior to the announcement. The purpose of this transaction was to enhance stockholder value by allowing our stockholders the opportunity to sell a portion of their investment at a premium to the market price. We financed the purchase price of the shares tendered into the offer with cash on hand and the proceeds of a new $177.5 million credit facility arranged by Credit Suisse First Boston. The recapitalization and tender offer was completed on September 8, 2004, resulting in the repurchase of 11,200,000 shares of our common stock at an aggregate purchase price of $210 million in cash.

In October 2004, representatives of JPMorgan contacted Mr. Ramamurthy to request a meeting to discuss a possible transaction between us and Investcorp. CCC did not have a relationship with Investcorp prior to this meeting, which was initiated by a mutual contact of CCC and Investcorp at JPMorgan. On or about October 19, 2004, Mr. Ramamurthy met at the offices of JPMorgan in Chicago with Messrs. Stadler, McCollum and Puccinelli, each of whom are representatives of Investcorp, and representatives of JPMorgan. At this meeting, the participants discussed public information about our business, operations, financial performance and prospects, including the results of our recapitalization and tender offer. Investcorp expressed its potential interest in making an investment in or acquiring CCC. Shortly after this meeting, Mr. Ramamurthy telephoned Mr. Eisenson and Mr. Winokur to review his meeting with Investcorp, including Investcorp’s potential interest in making an investment in or acquiring CCC.

At a regularly scheduled meeting held in Chicago on December 2, 2004, our board of directors considered and discussed strategic alternatives available to us, including Investcorp’s interest in making an investment in or acquiring CCC. Our board of directors directed the finance committee to evaluate a process to explore strategic alternatives, including a possible sale of the company. The finance committee consists of Messrs. Morgan W. Davis, Eisenson and Winokur, all of whom are non-employee directors, and Mr. Ramamurthy.

In early March 2005, the finance committee met with representatives of two investment banking firms, including Credit Suisse First Boston, to discuss strategic opportunities available to CCC. Following these presentations, at its next regularly scheduled meeting, our board of directors discussed the timing of a potential sale process and determined that a process centered around the third quarter of 2005 could leverage the company’s anticipated growth and minimize management disruption during the interim period.

On or about March 31, 2005, Mr. Stadler telephoned Mr. Ramamurthy to discuss the possible acquisition of CCC by Investcorp. During this conversation, Mr. Stadler requested the opportunity to initiate a due diligence process with respect to our business, operations, financial performance and prospects. Mr. Ramamurthy agreed to advise our board of directors of Investcorp’s interest in acquiring CCC, but did not commit to any specific timeframe or process. During the week following this meeting, Mr. Ramamurthy discussed Investcorp’s interest in acquiring CCC with our directors on an individual basis and determined, in consultation with the other members of the finance committee, to continue informal discussions with Investcorp in tandem with preparations for a potential sale process in the third quarter of 2005.

During the period of April through June 2005, Mr. Ramamurthy had informal discussions from time to time with representatives of Investcorp related to Investcorp’s interest in acquiring CCC. Mr. Ramamurthy consulted with the other members of the finance committee on a periodic basis related to these discussions.

On June 6, 2005, we reengaged Credit Suisse First Boston as our exclusive financial advisor in connection with our review of strategic alternatives, including the sale of the company. On June 9, 2005, at a regularly scheduled meeting of our board of directors held in Chicago, Credit Suisse First Boston made a presentation to our board of directors related to our strategic alternatives and the potential benefits to be achieved from a sale of the company. This presentation was substantially similar to the final presentation Credit Suisse First Boston made to our board of directors on September 20, 2005 described below, except that it did not describe the terms of an Investcorp offer and did not provide analyses or findings as to the fairness of such offer. Credit Suisse First Boston advised us that, based on a preliminary valuation analysis using publicly available data, an acquisition could yield value to our stockholders ranging from $23.00 to $27.00 per share. The closing price of our common stock on June 6, 2005 was $23.50 per share. Credit Suisse First Boston also noted that, although potential strategic buyers would be considered in the process, potential financial buyers would be the most likely buyer of CCC due to the availability of equity funding and, in particular, the strength of the debt markets for acquisition financing. Our board of directors discussed with Credit Suisse First Boston the timing and structure of the sale process, including whether we should provide Investcorp or some other potential buyer an opportunity to conduct due diligence and deliver a final proposal in advance of a broader sale process, which we refer to as the “first look” approach. Our board of directors concluded that a “first look” approach could be appropriate and beneficial to our stockholders, but reiterated the plan to conduct a process centered around the third quarter of 2005.

On June 14, 2005, Mr. Ramamurthy and select members of management met with representatives of Credit Suisse First Boston to discuss the timing, strategy and logistics of the sale process. The participants discussed whether to provide a “first look” to Investcorp or some other potential buyer, or to proceed directly with the broader sale process. In light of Investcorp’s expressions of interest to CCC and the fact that Investcorp had already completed significant diligence on the company based on our publicly available information, our management recommended that we permit Investcorp an opportunity to deliver a preliminary indication of interest and, if warranted, conduct due diligence and deliver a formal proposal prior to receiving indications of interest from other potential buyers as part of a broader sale process. This approach was considered advantageous because it could potentially decrease the time to completion of the sale process, mitigate the risk of broad disclosure of confidential information, and minimize management distractions and business interruptions associated with a broader sale process. The participants also decided to continue preparations for a broader sale process, in the event Investcorp did not submit an attractive proposal. Following this meeting, members of our senior management, working with Credit Suisse First Boston and other advisors, began to prepare a confidential information memorandum and related documentation in anticipation of the potential sale process.

In the week following the June 14th meeting, Mr. Ramamurthy consulted with individual directors, including the other members of the finance committee, related to the timing, strategy and logistics of the sale process, including management’s recommendation to permit Investcorp an opportunity to move forward on a “first look” basis.

In late June 2005, Mr. Ramamurthy telephoned Mr. Stadler to discuss the circumstances under which CCC would consider a potential sale to Investcorp and Investcorp’s request to initiate a due diligence process with respect to our business, operations, financial performance and prospects. Mr. Ramamurthy informed Mr. Stadler that we had engaged Credit Suisse First Boston as our exclusive financial advisor and requested that Investcorp execute a customary confidentiality and standstill agreement. Mr. Ramamurthy also indicated that Investcorp would have the opportunity to deliver a preliminary indication of interest and, if warranted, conduct due diligence and deliver a formal proposal prior to receiving indications of interest as part of a broader sale process, but that CCC would prepare for and implement the broader sale process in tandem with Investcorp’s efforts. Investcorp executed the confidentiality and standstill agreement on July 5, 2005.

Following execution of the confidentiality and standstill agreement, we invited Investcorp to a meeting with selected senior management scheduled for July 13, 2005 at the offices of Credit Suisse First Boston in Chicago. We also made preliminary due diligence materials available to Investcorp and its advisors. At the July 13th meeting, Messrs. Ramamurthy, Andrew Balbirer, our Executive Vice President and Chief Financial Officer, and Patrick Donoghue, our Vice President and Treasurer, made presentations to Investcorp and its advisors that included an overview of our products and growth strategy, historical and projected financial results, and our business organization. Messrs. Ramamurthy, Balbirer, Donoghue and J. Laurence Costin, Jr., who is our Vice Chairman, Messrs. Stadler, Sullivan and McCollum of Investcorp, and a representative of Credit Suisse First Boston attended dinner following this meeting and discussed further our and Investcorp’s business and prospects.

On July 16, 2005, Mr. Stadler telephoned Mr. Eisenson to discuss Investcorp’s continued interest in acquiring CCC. Mr. Stadler indicated that Investcorp would work to provide the company with a preliminary indication of interest by the end of July. If the company found Investcorp’s indication of interest attractive, Mr. Stadler explained that Investcorp would work to complete its due diligence and deliver a formal proposal prior to CCC receiving indications of interest from other potential buyers as part of a broader sale process.

On or about July 26, 2005, Messrs. Stadler and McCollum telephoned a representative of Credit Suisse First Boston to provide Investcorp’s preliminary indication of interest. Specifically, Mr. Stadler advised that Investcorp would be interested in pursuing an acquisition of CCC at a price ranging from $26.50 to $27.50 per share, conditioned upon satisfactory completion of due diligence, including additional meetings with management, and negotiation of definitive documentation.

Following this conversation, representatives of Credit Suisse First Boston discussed Investcorp’s preliminary indication of interest with Mr. Eisenson and the other members of the finance committee. Although viewed as attractive, Mr. Eisenson and the other members of the finance committee determined to continue preparation for a broader sale process to preserve an alternative to Investcorp’s preliminary proposal. A representative of Credit Suisse First Boston contacted Investcorp to advise that the company was moving forward with preparing diligence materials and management presentations.

Over the next few weeks, management, working with Credit Suisse First Boston and other advisors, continued its work to prepare for a broader sale process, including finalizing the confidential information memorandum and related documentation, collecting financial and legal information to complete a due diligence data room and drafting a form of merger agreement for use in any possible sale transaction. The company also continued discussions with Investcorp during this period related to our business and prospects, including the preliminary exchange of due diligence information, and Mr. Ramamurthy participated in a number of telephone calls with Mr. Stadler to arrange for further management presentations and coordinate other timing issues.

In mid-August, at the direction of the company, representatives of Credit Suisse First Boston contacted a total of 49 potential strategic and financial buyers (other than Investcorp) to ascertain their interest in participating in the broader sale process. Representatives of Credit Suisse First Boston engaged in initial discussions with these potential buyers and requested that they execute customary confidentiality and standstill agreements to obtain a copy of the confidential information memorandum. After these initial discussions, we negotiated and executed confidentiality and standstill agreements with 24 potential buyers. Credit Suisse First Boston furnished to each potential buyer a copy of the confidential information memorandum and a letter setting forth requirements for the submission of written preliminary indications of interest. We established September 20, 2005 as the deadline for receipt of initial indications of interest.

During the month of August, Credit Suisse First Boston continued to engage in preliminary discussions with several potential buyers about a transaction with the company and the likelihood that the potential buyer would submit a preliminary indication of interest to acquire the company.

Beginning on August 23, 2005, representatives of Investcorp and its advisors reviewed numerous due diligence materials in the Chicago offices of our legal advisors.

On August 23rd through August 25th, members of our management conducted presentations with representatives of Investcorp and its advisors. These presentations included overviews of our technology platforms, operational structure and management processes, sales and marketing organization and processes, and our overall business, strategies and growth plans.

Following the management presentations on August 24, 2005, Mr. Ramamurthy had a dinner meeting with Messrs. O’Brien, Stadler, McCollum and Sullivan of Investcorp at which the participants discussed Investcorp’s proposal to acquire CCC, including Investcorp’s strategy for retaining and partnering with existing management. Investcorp advised Mr. Ramamurthy that Investcorp would require him to contribute significant equity to Cougar Holdings in the transaction. Mr. Ramamurthy declined to discuss his employment arrangements with Investcorp and advised that he would require formal approval of our board of directors prior to entering into negotiations with Investcorp.

On August 30, 2005, our legal advisors distributed a draft merger agreement to Investcorp and its legal advisors. During this period, representatives of CCC and its advisors had numerous discussions with Investcorp and its advisors with respect to various due diligence and other related items.

At a regularly scheduled meeting held in Chicago on August 31, 2005, our board of directors and representatives of Credit Suisse First Boston and our legal advisor discussed the timing of a possible transaction with Investcorp, as compared to a transaction resulting from a broader sale process. Credit Suisse First Boston provided our board with the current status of the 49 potential buyers contacted in mid-August and discussed the opportunities and risks related to the “first look” approach versus a broader sale process. The board believed that the “first look” approach could allow the company to capitalize on an immediate value opportunity with Investcorp (if such opportunity were to develop), minimize disruption to our business and mitigate the risk of information leaks. Our legal advisors reviewed and discussed the board’s fiduciary obligations under Delaware law in connection with the proposed transaction, including the extent to which the board could negotiate for appropriate contractual provisions in a merger agreement to discharge such obligations. Our board of directors instructed Credit Suisse First Boston to continue preliminary discussions with potential buyers in preparation for a broader sale process to preserve an alternative to Investcorp’s preliminary proposal.

On September 9, 2005, Mr. Stadler telephoned Mr. Eisenson to gather more information about the company and its management, update the company regarding the financing of the transaction, and discuss remaining diligence items and certain issues in the draft merger agreement. Mr. Eisenson requested that Mr. Stadler contact Credit Suisse First Boston and the company’s legal advisors to discuss any open items on the draft merger agreement.

On September 13, 2005, Messrs. Stadler and McCollum of Investcorp telephoned representatives of Credit Suisse First Boston to propose that Investcorp acquire CCC for an amount in cash equal to $25.50 per share. The proposal included fully committed financing by third parties and was conditioned upon a termination fee equal to 3% of fully diluted equity value, plus reimbursement of Investcorp’s expenses. Investcorp also indicated that negotiation of employment arrangements with key members of management, including Mr. Ramamurthy, was a condition to entering into the merger agreement. This price represented a 1.2% premium to the closing price of our common stock on September 13, 2005, a 5.5% premium over the average closing price of our common stock for the 30 trading days prior to September 13, 2005 and a 5.4% premium for the 60 trading days prior to September 13, 2005. Mr. Stadler explained that Investcorp’s indication of interest was below the range of values previously proposed by Investcorp due to sensitivities related to the company’s ability to achieve its revenue and EBITDA projections for fiscal years 2008, 2009 and 2010. Mr. Stadler also indicated that Investcorp’s proposal was contingent upon its acceptance prior to receiving indications of interest from other potential buyers.

On September 13th and September 14th, Messrs. Ramamurthy, Eisenson, Winokur and Balbirer, together with other members of management, discussed Investcorp’s proposal in a series of conversations with representatives of Credit Suisse First Boston and our legal advisors, including our strategy in response to Investcorp’s proposal. The representatives of CCC viewed Investcorp’s September 13th proposal as potentially attractive, but were concerned that the proposal was below the range of Investcorp’s preliminary indication of interest. The participants also discussed the timing and logistics of the broader sale process, including the potential risks to the company if Investcorp withdrew or revised its proposal during or after the process and the potential risks of prolonged uncertainty. Following these discussions, at the instruction of the company, representatives of Credit Suisse First Boston telephoned Mr. Stadler to advise him that Investcorp’s proposal was not acceptable and that, unless Investcorp were willing to increase its offer price, the company would continue with the broader sale process.

On September 15, 2005, Messrs. Stadler and McCollum of Investcorp telephoned a representative of Credit Suisse First Boston to propose an increase of Investcorp’s proposal to $26.00 per share. This proposal was subject to the same conditions as Investcorp’s original proposal, except that Investcorp indicated that negotiation of an employment arrangement with Mr. Ramamurthy only was a condition to entering into the merger agreement and Investcorp offered to reduce the termination fee to 2% of fully diluted equity value, plus reimbursement of Investcorp’s expenses. Mr. Stadler reiterated that Investcorp’s proposal was contingent upon its acceptance prior to the company receiving indications of interest from other potential buyers. In the afternoon of September 15th, representatives of Investcorp provided comments to the draft merger agreement, a draft stockholders’ agreement and forms of commitment papers for our review.

In the evening of September 15th and the morning of September 16th, Messrs. Ramamurthy, Eisenson, Winokur and Balbirer, together with other members of management, discussed Investcorp’s revised proposal in a series of conversations with representatives of Credit Suisse First Boston and our legal advisors. During those discussions, Mr. Eisenson and representatives of Credit Suisse First Boston reviewed and discussed the financial aspects of the revised proposal, including the strength of Investcorp’s financing commitment papers. Our legal advisors discussed the merger agreement proposed by Investcorp, which our board of directors viewed as attractive because (i) our board of directors would have the flexibility in the merger agreement to accept a superior proposal, subject to payment of a termination fee equal to 2% of fully diluted equity value plus reimbursement of Investcorp’s expenses, and (ii) our principal stockholders’ commitment to vote shares of our stock representing up to 30% of the voting power of our outstanding stock in favor of the transaction would terminate upon our board of directors’ decision to terminate the merger agreement to accept a superior proposal. As a result of these discussions, Mr. Eisenson was requested to telephone Mr. Stadler to seek a further increase in Investcorp’s offer price, without which we were not prepared to proceed.

During the afternoon of September 16, 2005, Mr. Eisenson telephoned Mr. Stadler to discuss Investcorp’s valuation of the company and to seek a further increase in Investcorp’s offer price. During these conversations, Mr. Stadler indicated that Investcorp would revise its offer price to $26.50 per share, subject to payment of a termination fee equal to 2% of fully diluted equity value, plus reimbursement of Investcorp’s expenses. Mr. Stadler stated that this was Investcorp’s best and final offer. Mr. Stadler reiterated that Investcorp’s proposal was contingent upon its acceptance prior to the company receiving indications of interest from other potential buyers.

During the evening of September 16, 2005, Messrs. Ramamurthy, Eisenson, Winokur and Balbirer, together with other members of management, discussed Investcorp’s final proposal with representatives of Credit Suisse First Boston and our legal advisors. Mr. Eisenson and representatives of Credit Suisse First Boston reviewed and discussed the financial aspects of Investcorp’s final proposal. Messrs. Ramamurthy, Eisenson, Winokur and Balbirer, together with the other members of management, concluded that Investcorp’s final proposal was attractive and determined to present Investcorp’s final proposal to our board of directors for consideration and review. Mr. Ramamurthy instructed our legal advisors to work with Investcorp’s legal advisors to negotiate and finalize the merger agreement and related documentation, in consultation with management.

On September 17th and 18th, Mr. Ramamurthy contacted the members of our board of directors on an individual basis to review and discuss the key aspects of Investcorp’s final proposal. During this period, representatives of CCC, including management, had numerous discussions with representatives of Investcorp and its legal advisors regarding the terms of the merger agreement and related documentation, including resolution of outstanding diligence matters.

On September 18, 2005, our board of directors held a telephonic meeting to review and discuss Investcorp’s final proposal, including the timing and status of our negotiation of the merger agreement and related documentation. Our legal advisors reviewed the board’s fiduciary obligations under Delaware law in connection with the proposed transaction. Because Investcorp’s bid was contingent upon its acceptance prior to the company receiving indications of interest from other potential buyers, the board of directors instructed Credit Suisse First Boston to contact potential buyers in the broader sale process to change the submission date of initial indications of interest to September 22, 2005. Mr. Ramamurthy indicated that Investcorp’s proposal was conditioned upon satisfactory employment arrangements with Mr. Ramamurthy and requested board approval to initiate such negotiations. Mr. Ramamurthy had declined to conduct such negotiations prior to receiving board approval. Our board of directors unanimously (except for Mr. Ramamurthy) authorized Mr. Ramamurthy to engage in such discussions with Investcorp.

On the evening of September 19, 2005, representatives of Investcorp forwarded to Mr. Ramamurthy a term sheet with respect to his proposed employment arrangements with Cougar Holdings. Shortly following receipt of this term sheet, Mr. Ramamurthy and his legal advisors participated in a conference call with Investcorp’s legal advisors to discuss the proposed employment arrangements reflected in the term sheet. Investcorp requested that Mr. Ramamurthy contribute $8.4 million in equity to Cougar Holdings, which exceeded the amount of equity that Mr. Ramamurthy desired to contribute to Cougar Holdings. Also on September 19, 2005, legal advisors of Investcorp and legal advisors of White River and Capricorn negotiated the terms of the stockholders’ agreement.

On September 20, 2005, Investcorp’s legal advisors distributed a revised term sheet to Mr. Ramamurthy and his legal advisors. In addition, Mr. Stadler telephoned Mr. Eisenson to discuss the open items with respect to the proposed transaction, including his concern that Mr. Ramamurthy did not desire to contribute to Cougar Holdings the amount of equity requested by Investcorp and the company’s request that any reimbursement of Investcorp’s expenses following termination of the merger agreement be subject to a cap of $2.5 million. Mr. Eisenson requested that Mr. Stadler contact the company’s financial and legal advisors to discuss and resolve the open issues. Shortly thereafter, Mr. McCollum of Investcorp, together with Investcorp’s legal advisor, contacted a representative of CSFB and our company’s legal advisor to discuss, among other things, our request for a termination right if our board withdrew or changed its recommendation to stockholders and our request that any expense reimbursement be capped at $2.5 million following termination of the merger agreement. After negotiation, the parties agreed that our board of directors would have a termination right if our board of directors withdrew or changed its recommendation in a circumstance in which we have not received a superior proposal, but that there would be no cap on expense reimbursement in those circumstances. We agreed to a $4 million cap on expense reimbursement if our board of directors withdrew or changed its recommendation or terminated the merger agreement to accept a superior proposal. Also on that day, legal advisors of Investcorp and legal advisors of White River and Capricorn further negotiated the terms of the stockholders’ agreement.

In the afternoon of September 20, 2005, our board of directors held a special meeting via videoconference to review and discuss Investcorp’s final proposal. Representatives of Credit Suisse First Boston made a presentation to the board with respect to a review of the transactions and processes pursued by the board since 2003 to enhance stockholder value, an overview of the material terms of Investcorp’s proposal and Credit Suisse First Boston’s valuation analysis with respect thereto. Our legal advisors reviewed and discussed the board’s fiduciary obligations under Delaware law in connection with the proposed transaction, including the actions taken by the board to discharge such obligations. Credit Suisse First Boston also provided a status update on the other potential buyers contacted in mid-August and informed the board that 24 out of those 49 potential buyers were currently reviewing the confidential information memorandum. In light of CCC’s decision to postpone the submission date for receipt of indications of interest, the company had not received any indications of interest from potential buyers other than Investcorp. Our legal advisors also summarized the material terms of the merger agreement and stockholders’ agreement, including provisions permitting our board of directors to change its recommendation to stockholders or terminate the merger agreement to accept a superior proposal, subject to payment of a termination fee equal to 2% of fully diluted equity value plus reimbursement of Investcorp’s expenses in an amount not to exceed $4 million. Representatives of Credit Suisse First Boston reviewed and discussed termination fees in recent, comparable transactions. Our board of directors believed that the termination fee was reasonable and below market in the context of termination fees payable in recent comparable transactions. Mr. Ramamurthy provided an update on the status of his negotiations with Investcorp related to his employment arrangements with Cougar Holdings. Our board of directors instructed CCC management and its financial and legal advisors to finalize the terms of the merger agreement and related documentation and scheduled a telephonic meeting for September 21st to consider whether to grant final approval of the transaction.

During the evening of September 20, 2005, Mr. Ramamurthy and his legal advisors telephoned Investcorp’s legal advisors to discuss the revised term sheet, including the amount of equity required to be contributed by Mr. Ramamurthy to Cougar Holdings. Investcorp requested that Mr. Ramamurthy agree to contribute at least $7 million in equity to Cougar Holdings; Mr. Ramamurthy indicated he was willing to contribute at most $6 million. The parties then agreed that Mr. Ramamurthy would contribute $6 million in equity.

During the day on September 21, 2005, representatives of CCC, Investcorp, and their respective financial and legal advisors finalized the merger agreement and related documentation and the terms of the stockholders’ agreement were finalized by the respective legal advisors of Investcorp, White River and Capricorn. In addition, Mr. Ramamurthy finalized a letter agreement in which he agreed to enter into definitive employment, stock option and stock subscription agreements with Cougar Holdings prior to the completion of the merger on terms consistent with a term sheet attached to the letter agreement. The term sheet provides that Mr. Ramamurthy will contribute 226,415 shares of CCC common stock to Cougar Holdings, representing approximately 2.67% of the outstanding equity of Cougar Holdings assuming that approximately $225 million of cash equity contributions are made to Cougar Holdings.

After the closing of trading on September 21, 2005, our board of directors held a telephonic meeting to review and consider the merger agreement and related documentation. Our legal advisors summarized the material changes to the merger agreement since the board’s September 20th meeting. Credit Suisse First Boston reviewed with our board of directors its financial analysis with respect to the merger consideration and rendered to our board an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 21, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock (other than Cougar Holdings and its affiliates,

Mr. Ramamurthy, White River, Capricorn and their respective affiliates). On a motion made and duly seconded, our board of directors unanimously resolved that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Our board of directors approved the merger agreement and recommended that our stockholders adopt the merger agreement. Our board of directors also made the determinations as to fairness to our unaffiliated stockholders referenced herein. See “—Reasons for the Merger and Recommendation of the Board of Directors”.

In the evening of September 21, 2005, CCC, Cougar Holdings and Merger Sub executed the definitive merger agreement. In addition, Cougar Holdings, White River and Capricorn executed the definitive stockholders’ agreement. Mr. Ramamurthy executed a letter agreement pursuant to which he agreed to enter into definitive employment, stock option and stock subscription agreements with Cougar Holdings prior to the completion of the merger on terms consistent with the term sheet attached to the letter agreement.

On September 22, 2005, CCC publicly announced the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Board of Directors

After careful consideration, our board of directors, by unanimous vote of all its members at a meeting duly called, determined that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Our board of directors approved the merger agreement and recommended that our stockholders vote “FOR” the adoption of the merger agreement. In the course of reaching its recommendation and determination as to fairness, the board of directors consulted with its financial and legal advisors, and reviewed a significant amount of information and considered a number of factors. The material factors considered by the board were:

•	the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders;

•	the current and historical market prices of our common stock and the fact that the $26.50 per share to be paid as the consideration in the merger represents what the board viewed as attractive premiums of approximately 14.0% to the average closing price of our common stock for the 180 trading days prior to the announcement of the transaction, approximately 10.3% to the average closing price of our common stock for the 90 trading days prior to the announcement of the transaction, approximately 8.0% to the average closing price of our common stock for the 60 trading days prior to announcement, approximately 8.3% to the average closing price of our common stock for the 30 trading days prior to announcement, and approximately 3.9% to the closing price of our common stock on the day immediately prior to announcement;

•	the merger price of $26.50 per share represents a premium of approximately 41.3% over the highest purchase price that we paid to purchase our common stock during the past two years, as described under “—Transactions in Shares,” which the board thought was a material premium that would enhance value to our stockholders;

•	the fact that the company had not received any firm offers during the past two years by any person other than Investcorp;

•	the merger is the result of intensive efforts by our board of directors over the past two years to consider and pursue strategic alternatives to enhance stockholder value;

•	the financial presentation of Credit Suisse First Boston (including the assumptions and methodologies underlying the analysis in connection therewith) and the opinion of Credit Suisse First Boston, which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, that, as of September 21, 2005 and subject to the various assumptions and limitations set forth therein, the merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to such stockholders, other than Cougar Holdings and its affiliates, Mr. Ramamurthy, White River, Capricorn and their respective affiliates;

•	the fact that the merger agreement affords our board of directors flexibility to consider, evaluate and accept superior proposals in the period after signing and prior to adoption of the merger agreement by our stockholders as follows:

—	subject to compliance with the merger agreement, our board of directors is permitted to participate in discussions or negotiations with, or provide non-public information to, any person in response to an acquisition proposal if our board of directors determines, after consultation with outside legal counsel and financial advisors, that there is a reasonable likelihood that the acquisition proposal could lead to a superior proposal and that the failure to take such action would be inconsistent with its fiduciary obligations under applicable law;

—	subject to compliance with the merger agreement, our board of directors is permitted to change its recommendation to stockholders with respect to or accept an alternative transaction that is a superior proposal as defined in the merger agreement, upon the payment of a termination fee of approximately $9.9 million and up to $4 million of Cougar Holdings’ reasonable and documented out-of-pocket expenses;

—	subject to compliance with the merger agreement, our board of directors is permitted to change its recommendation to stockholders, after consultation with its legal counsel, to comply with its fiduciary obligations under applicable law, upon the payment of a termination fee of approximately $14.9 million and all of Cougar Holdings’ reasonable and documented out-of-pocket expenses;

—	our board of directors’ belief that the termination fee payable to Cougar Holdings is reasonable and below market in the context of termination fees that were payable in recent comparable transactions and would not be likely to preclude another party that is so inclined from making a superior proposal; and

—	White River and Capricorn are not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated or our board of directors withdraws or adversely modifies its recommendation to stockholders.

•	the board of director’s belief that the merger was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders;

•	the historical market prices and volatility in trading information with respect to our common stock, including the possibility that if we remain as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $26.50 per share cash price to be paid in the merger;

•	historical, current and projected information concerning our business, financial performance and condition, operations, management and competitive position, including the sensitivities and uncertainties related thereto, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•	the terms of the financing commitment letters delivered by Cougar Holdings and the fact that the commitments are not subject to closing conditions related to general market conditions or that will require us to meet specified financial tests;

•	the fact that Investcorp Bank B.S.C. absolutely and unconditionally guarantees to us that Cougar Holdings will have sufficient funds to consummate the merger and that Cougar Holdings and Merger Sub will perform their obligations under the merger agreement;

•	the fact that the company’s first sale process in the fall of 2003 did not yield any proposals and resulted in significant expenditures of time and expense by our board of directors and management;

•	the fact that Investcorp submitted a final, fully-financed bid on terms favorable to the company, conditioned upon acceptance by the company in advance of a broader sale process, and the fact that a broader sale process could result in the loss of the opportunity presented by the Investcorp proposal, with no certainty that the company would receive alternative proposals; and

•	the efforts made by our board of directors and its advisors to negotiate and execute a merger agreement favorable to us.

In addition, the board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of our unaffiliated stockholders. The material procedural safeguards are:

•	the fact that the board of directors consists of a majority of independent, non-management directors;

•	the fact that Mr. Ramamurthy disclosed his interests in the merger to the board of directors and engaged in negotiations with Investcorp related to his employment arrangements only after the parties reached a tentative understanding related to the $26.50 per share merger consideration and the board of directors authorized Mr. Ramamurthy to do so;

•	the fact that none of the members of the board of directors other than Mr. Ramamurthy, whose interests in the merger were disclosed to the board of directors, will receive any consideration in connection with the closing of the merger that is different from that received by other stockholders;

•	the fact that the board of directors evaluated and approved the merger agreement with knowledge of Mr. Ramamurthy’s interests in the merger;

•	the fact that our board of directors includes representatives of our principal stockholders, White River and Capricorn, who hold in the aggregate approximately 39% of the voting power of our outstanding common stock and Series F Preferred Stock and will not receive any consideration in connection with the closing of the merger that is different from that received by other stockholders;

•	the fact that the board of directors engaged financial and legal advisors with significant experience in public company transactions to advise it in connection with the merger;

•	the fact that many of our directors are highly experienced in business combination transactions;

•	the fact that completion of the merger will require the adoption of the merger agreement by our stockholders;

•	the fact that our principal stockholders will have no obligation to vote to adopt the merger agreement if the board of directors determines to change its recommendation to stockholders or to terminate the merger agreement to accept a superior proposal;

•	the fact that the execution of the merger agreement was a result of arms’ length negotiations between the parties;

•	the fact that the board of directors is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to change our recommendation to stockholders or terminate the merger agreement to accept a superior proposal upon payment of a $9.9 million termination fee plus expense reimbursement capped at $4 million;

•	the fact that the board of directors is permitted to change our recommendation to stockholders, after consultation with our legal counsel, to comply with our fiduciary obligations under applicable law, subject to payment of a $14.9 million termination fee plus expense reimbursement if Cougar Holdings terminates the merger agreement; and

•	the fact that under Delaware law, our stockholders have the right to demand appraisal of their shares.

Because of the procedural safeguards discussed above, including, in particular, the composition of our board of directors and the fact that the board includes representatives of our principal stockholders who hold in the aggregate approximately 40% of the voting power of our outstanding common stock and Series F Preferred Stock and who are not receiving additional consideration in connection with the merger than that to which they are entitled as stockholders with respect to their stock, our board of directors believes that the transaction is procedurally fair in the absence of requiring the approval of a majority of our unaffiliated stockholders. Also, in light of the procedural safeguards discussed above, the board of directors reached its determination to recommend the merger agreement and the merger without retaining an unaffiliated representative to act solely on behalf of our unaffiliated stockholders or forming a special committee of the board.

In the course of its deliberations, the board of directors also considered a variety of risks and other countervailing factors concerning the merger agreement and the merger. The material factors considered by the board were:

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on our business relationships and clients;

•	the restrictions that the merger agreement imposes on our ability to actively solicit competing bids, and the fact that we would be obligated to pay a termination fee and expense reimbursement to Cougar Holdings under certain circumstances and that such termination fee and expense reimbursement could reduce the incentive for a third party to make a competing bid for us;

•	the fact that we would no longer exist as an independent, publicly traded company and our stockholders would no longer participate in any of the future earnings or growth of CCC and would not benefit from any appreciation in value of CCC;

•	that, except to the extent our unaffiliated stockholders exercise appraisal rights under Delaware law, shares held by our unaffiliated stockholders will be converted into the right to receive the cash merger consideration determined by our board of directors, and our unaffiliated stockholders will not have the right as a result of the merger to liquidate their shares at a time and for a price of their choosing;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course and in a manner consistent with past practice, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	declining to engage in a broader sale process may prevent us from receiving and evaluating alternative indications of interest;

•	the possibility that the $9.9 million termination fee and up to $4 million of expense reimbursement under specified circumstances may discourage a competing proposal to acquire us;

•	the interests of our directors and officers in the merger described below under “—Interests of Certain Persons in the Merger”; and

•	the fact that we entered into a merger agreement with a newly formed corporation with essentially no assets and, accordingly, that our remedy in connection with the breach of the merger agreement by Cougar Holdings or Merger Sub, even a breach that is deliberate or willful, is subject to the outcome in a litigation proceeding and our ability to proceed and realize upon any judgment against Investcorp Bank B.S.C. under its guaranty.

Credit Suisse First Boston’s valuation and methodologies constituted an analysis of our going concern value, but did not include an analysis of our liquidation value or net book value. Our board of directors did not consider liquidation value or net book value as a factor. The liquidation value would be significantly lower than our value as a going concern and, due to the fact that we are being sold as a going concern, our liquidation value is not material to a determination as to whether the merger is fair to our unaffiliated stockholders. Likewise, our net book value is not a material indicator of value because it understates our value as a going concern. Our net book value per share as of June 30, 2005 was ($6.14), which is substantially below the $26.50 per share cash merger consideration.

The foregoing discussion addresses the material information and factors considered by our board of directors. The board of directors collectively reached the unanimous conclusion to recommend the adoption of the merger agreement in light of the various factors described above and other factors that each member of the board of directors believed were appropriate. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors. Rather, the board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal and financial advisors, our board of directors unanimously determined that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Accordingly, our board of directors approved the merger agreement and recommended that our stockholders adopt the merger agreement. In addition, after evaluating these factors and consulting with its legal and financial advisors and solely to comply with the requirements of Rule 13e-3 under the Exchange Act in the event the merger were deemed to be a “going private” transaction, our board of directors believes that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders. Because holders of our common stock and Series F Preferred Stock vote together as a single class, and because the liquidation value of the Series F Preferred Stock is not material, the board of directors did not determine fairness or make a recommendation with respect to each class separately.

The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Financial Advisor to the Board of Directors

Credit Suisse First Boston has acted as our financial advisor in connection with the merger.

In connection with Credit Suisse First Boston’s engagement, our board of directors requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of our common stock (other than Cougar Holdings and its affiliates, Mr. Ramamurthy and certain other executive officers who may contribute shares of common stock to Cougar Holdings prior to the merger, White River, Capricorn and their respective affiliates), of the merger consideration to be received by those stockholders pursuant to the merger. On September 21, 2005, at a meeting of our board of directors held to evaluate the merger, Credit Suisse First Boston delivered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 21, 2005, to the effect that, as of that date and based upon and subject to the matters described in its opinion, the merger consideration to be received pursuant to the merger was fair, from a financial point of view, to the holders of our common stock (other than Cougar Holdings and its affiliates, Mr. Ramamurthy and certain other executive officers who may contribute shares of common stock to Cougar Holdings prior to the merger, White River, Capricorn and their respective affiliates).

The full text of Credit Suisse First Boston’s written opinion to our board of directors, dated September 21, 2005, which sets forth the procedures followed, assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. Holders of our common stock are encouraged to read this opinion carefully and in its entirety.

Credit Suisse First Boston’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock (other than Cougar Holdings and its affiliates, Mr. Ramamurthy and certain other executive officers who may contribute shares of common stock to Cougar Holdings prior to the merger, White River, Capricorn and their respective affiliates), does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. In addition, Credit Suisse First Boston’s opinion does not constitute a recommendation to any of our stockholders as to how such stockholders should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and certain related agreements as well as certain of our publicly available business and financial information. Credit Suisse First Boston also reviewed certain other information relating to our business, including financial forecasts we provided to or discussed with Credit Suisse First Boston, and met with our management to discuss our business and prospects. Credit Suisse First Boston also considered certain of our financial and stock market data and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to us and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been recently effected or announced. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to our financial forecasts, Credit Suisse First Boston was advised by our management, and assumed, that the financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Credit Suisse First Boston also assumed, with the consent of our board of directors, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on us or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston’s opinion was necessarily based upon information made available to it as of the date thereof and upon financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Credit Suisse First Boston’s opinion did not address the merits of the merger as compared to alternative transactions or strategies that might be available to us, nor did it address our underlying decision to proceed with the merger.

In preparing its opinion to our board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to us, our business or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of our board of directors or our management with respect to the transaction or the merger consideration. Although Credit Suisse First Boston evaluated the merger consideration from a financial point of view, it was not requested to, and did not, determine or recommend the specific consideration to be paid in the transaction.

Analyses Performed in Connection with the Preparation of the Fairness Opinion by Credit Suisse First Boston

The following is a summary of the material financial analyses Credit Suisse First Boston presented to the board of directors on September 21, 2005 in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

Discounted Cash Flow Analysis

Credit Suisse First Boston calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that we could generate over fiscal years 2005 through 2010, based on the financial forecasts prepared by our management and which we refer to as the “Base Case” under the section entitled “Important Information about CCC— Projected Financial Information”. Credit Suisse First Boston also calculated a range of estimated terminal values (estimated value of future cash flow from an asset at a particular point in time in the future) for us by multiplying our fiscal year 2010 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA (after making adjustments to add back certain non-recurring expense items identified by our management), by selected multiples ranging from 9.0x to 11.0x. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates of 11.5% to 13.5%. This analysis indicated the following implied per share equity reference range for CCC as compared to the merger consideration:

Implied Per Share Equity Reference Range for CCC Information Services Group Inc.	Per Share Merger Consideration
$24.00 – $32.50	$26.50

Selected Public Companies Analysis

Using publicly available information, Credit Suisse First Boston reviewed the market values and trading multiples of the following publicly traded companies in the information services and related sectors, which Credit Suisse First Boston deemed comparable to us:

•	Automatic Data Processing

•	Equifax

•	ChoicePoint

•	Fair Isaac

•	Reynolds & Reynolds

•	ProQuest

•	FactSet Data Systems

•	infoUSA

Although none of the selected companies is directly comparable to us or the same size as us, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain of our operations. Multiples were based on closing stock prices as of September 16, 2005. Estimated data for the selected companies were based on publicly available research analysts’ estimates. Estimated data for us were based on the financial forecasts prepared by our management and which we refer to as the “Base Case” under the section entitled “Important Information about CCC—Projected Financial Information”. Credit Suisse First Boston compared enterprise values, calculated as equity value plus net debt, as multiples of calendar years 2005 and 2006 estimated EBITDA (after making adjustments to add back certain non-recurring expense items identified by management and described under “Important Information about CCC—Projected Financial Information”). Credit Suisse First Boston also compared equity values per share as multiples of calendar years 2005 and 2006 estimated earnings per share (after making adjustments to add back certain non-recurring expense items identified by our management and referred to above). The range of market trading multiples of the selected companies, as well as the related multiple mean, are set forth below:

Metric	Selected Companies Low	Selected Companies High	Selected Companies Mean
Enterprise Value/2005E EBITDA	7.6x	13.0x	10.5x
Enterprise Value/2006E EBITDA	6.9x	12.6x	9.7x
Price/2005E Earnings	15.9x	24.2x	20.7x
Price/2006E Earnings	13.0x	21.1x	18.2x

Credit Suisse First Boston then applied ranges of selected multiples for the selected companies to our corresponding financial data. This analysis indicated the following implied per share equity reference range for CCC, as compared to the merger consideration:

Implied Per Share Equity Reference Range for CCC Information Services Group Inc.	Per Share Merger Consideration
$22.00 – $28.50	$26.50

Selected Acquisitions Analysis

Using publicly available information, Credit Suisse First Boston reviewed information relating to the following selected acquisitions and announced offers to acquire companies in the information services and related sectors, which Credit Suisse First Boston deemed relevant to arriving at its opinion:

ACQUIROR	TARGET
Open Solutions	BISYS Information Services Group
Hellman & Friedman	Double Click
Acxiom	Digital Impact
First Advantage	First American (CIG Group)
Kelso & Co.	Insurance Auto Auctions
Alliance Data Systems	Epsilon Data
Vista Equity Partners	Applied Systems
Bank of America	National Processing
Marsh & McLennan	Kroll
Metavante	NYCE
infoUSA	OneSource
MacDonald Dettwiler	Marshall & Swift
Fair Isaac	London Bridge Software
Pitney Bowes	Group1 Software
Morgan Stanley	Barra
Global Payments	DolEx
Kroll	Factual Data
First Data	Concord
Reuters Group	Multex
ADP	Pro Business Services
Dun & Bradstreet	Hoovers
Fiserv	EDS Consumer Network Services
Paychex	Advantage Payroll
Fair Isaac	HNC Software
US Bankcorp	NOVA Corp (GA)

Although none of the selected acquisitions or announced offers is directly comparable to us or the same size as the proposed merger, the acquisitions and announced offers included were chosen because they are acquisitions or announced offers to acquire publicly traded companies with operations that for purposes of analysis may be considered similar to certain of our operations. Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Estimated data for us were based on the financial forecasts prepared by our management and which we refer to as the “Base Case” under the section entitled “Important Information about CCC—Projected Financial Information”. Credit Suisse First Boston compared enterprise values in the selected transactions as multiples of latest twelve months and estimated next twelve months EBITDA (after making adjustments to add back certain non-recurring expense items identified by our management and described under “Important Information about CCC—Projected Financial Information”).

Metric	Selected Transactions Low	Selected Transactions High	Selected Transactions Median	Selected Transactions Mean
Last twelve months EBITDA	5.0x	27.3x	11.1x	13.1x
Next twelve months EBITDA	5.7x	18.3x	9.8x	10.8x

Credit Suisse First Boston then applied ranges of selected multiples derived from the selected transactions to our corresponding financial data. This analysis indicated the following implied per share equity reference range for CCC, as compared to the merger consideration:

Implied Per Share Equity Reference Range for CCC Information Services Group Inc.	Per Share Merger Consideration
$22.25 – $28.00	$26.50

Other Factors

In rendering its opinion, Credit Suisse First Boston also reviewed and considered other factors, including:

•	the financial forecasts that were provided by our management to potential buyers and which we refer to as the “CIM Case” under the section entitled “Important Information about CCC—Projected Financial Information”, which management advised Credit Suisse First Boston as being potentially achievable, but which did not take into account certain risks associated with our business and consequently did not represent management’s view of our most likely future performance;

•	the potential impact on our cash flows of varying revenue growth rates and margin levels as well as specific risks to our business that were identified by management;

•	theoretical purchase prices that could be paid by a hypothetical financial buyer in a leveraged buyout of us under various capital structures; and

•	historical trading prices of our common stock over various periods as compared to the merger consideration and historical trading volumes of our common stock over various periods.

Miscellaneous

We selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience and reputation, and its familiarity with us and our business. Credit Suisse First Boston and its affiliates have provided investment banking and other financial services to us from time to time over the past four years. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

We have agreed to pay Credit Suisse First Boston for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $6.6 million, $750,000 of which became payable upon delivery of Credit Suisse First Boston’s opinion and the balance of which will become payable contingent upon completion of the merger. We have agreed to reimburse Credit Suisse First Boston for its reasonable expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities arising out of its engagement.

Credit Suisse First Boston and its affiliates in the past have provided, are currently providing and may in the future provide investment banking and other financial services to us, Cougar Holdings and Cougar Holdings’ affiliates, for which services Credit Suisse First Boston and its affiliates have received, and would expect to receive, compensation. In the past two years, we have paid Credit Suisse First Boston and its affiliates approximately $3.1 million for investment banking and other financial services. In addition, at our request, Credit Suisse First Boston offered to provide Cougar Holdings and its affiliates with, or otherwise assist them in obtaining, financing in connection with the merger, for which Credit Suisse First Boston would have received additional compensation. At this time, Cougar Holdings and its affiliates have indicated that they do not intend to use Credit Suisse First Boston’s or one or more of its affiliates’ services in connection with the financing for the merger. Credit Suisse First Boston is a full service securities firm, engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse First Boston and its affiliates may acquire, hold or sell, for its or its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of CCC, Cougar Holdings and Cougar Holdings’ affiliates, as well as provide investment banking and other financial services to such companies. In addition, funds managed by Credit Suisse First Boston or one or more of its affiliates have investments in funds managed or advised by one or more affiliates of Cougar Holdings, as well as investments in Capricorn and investment funds managed by affiliates of White River.

Applicability of Rules Related to “Going Private” Transactions

The requirements of Rule 13e-3 under the Exchange Act apply to the merger because Investcorp, Cougar Holdings and Cougar Merger Sub are considered to be affiliates of CCC for purposes of Rule 13e-3. Specifically,

Mr. Ramamurthy is considered to be an affiliate of CCC as a result of his ownership of CCC common stock, including options and restricted stock, and his position as Chairman of the Board of Directors, President and Chief Executive Officer of CCC. In addition, Mr. Ramamurthy is considered to be an affiliate of Cougar Holdings, which is controlled by Investcorp, as a result of his employment, stock option and stock contribution arrangements with Cougar Holdings entered into in connection with the merger agreement. Therefore, Investcorp is considered to be an affiliate of CCC because of Mr. Ramamurthy’s common affiliate status with CCC and an entity controlled by Investcorp. To comply with the requirements of Rule 13e-3, our board of directors, Mr. Ramamurthy, Investcorp, Cougar Holdings and Merger Sub make certain statements as to the fairness of the merger to our unaffiliated stockholders included in this proxy statement under the sections entitled “Special Factors—Reasons for the Merger and Recommendation of the Board of Directors”, “—Position of Githesh Ramamurthy as to Fairness”, and “—Position of Investcorp, Cougar Holdings and Merger Sub as to Fairness”.

Position of Githesh Ramamurthy as to Fairness

Mr. Ramamurthy did not undertake a formal evaluation of the fairness of the merger or engage a financial advisor for such purposes. However, Mr. Ramamurthy believes that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders and has adopted the analyses and conclusions of the board of directors based upon the reasonableness of those analyses and conclusions and his knowledge of CCC, as well as the factors considered by, and the findings of, the board of directors with respect to the fairness of the merger. See “Special Factors—Reasons for the Merger and Recommendation of the Board of Directors”. Mr. Ramamurthy also believes it is significant that the parties reached a tentative understanding related to the $26.50 per share consideration to be paid to the holders of CCC common stock in the merger prior to negotiations between Mr. Ramamurthy and representatives of Cougar Holdings with respect to Mr. Ramamurthy’s employment, stock option and stock contribution arrangements, such arrangements being a condition to Investcorp’s proposal. Mr. Ramamurthy disclosed his interests in the merger to the other members of the board of directors, which include representatives of White River and Capricorn who hold, in the aggregate, approximately 40% of the voting power of our outstanding common stock and Series F Preferred Stock, and received the approval of the board of directors prior to engaging in negotiations with representatives of Cougar Holdings. For these reasons, Mr. Ramamurthy does not believe that his interests in the merger influenced the decision of the other members of the board of directors with respect to the merger agreement or the merger.

While the foregoing discussion of the information and factors considered by Mr. Ramamurthy in connection with the fairness of the merger agreement and the merger is believed to include all material factors considered by Mr. Ramamurthy, Mr. Ramamurthy did not find it practical to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the merger agreement and the merger. Mr. Ramamurthy believes that these factors provide a reasonable basis for his belief that the merger is procedurally and substantively fair to our unaffiliated stockholders.

Position of Investcorp, Cougar Holdings and Merger Sub as to Fairness

Investcorp, Cougar Holdings and Merger Sub did not undertake a formal evaluation of the merger, engage a financial advisor for such purposes or participate in the above-described deliberations of our board of directors with respect to determining the fairness of the merger to our unaffiliated stockholders. However, Investcorp, Cougar Holdings and Merger Sub believe that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders and have adopted the analyses and conclusions of our board of directors described above based upon the reasonableness of those analyses and conclusions and their knowledge of CCC, as well as the factors considered by, and the findings of, the board of directors with respect to the fairness of the merger described above.

While the foregoing discussion of the information and factors considered by Investcorp, Cougar Holdings and Merger Sub in connection with the fairness of the merger agreement and the merger is believed to include all material factors considered by Investcorp, Cougar Holdings and Merger Sub in determining the fairness of the merger to our unaffiliated stockholders, Investcorp, Cougar Holdings and Merger Sub did not find it practical to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their positions as to the fairness of the merger agreement and the merger. Investcorp, Cougar Holdings and Merger Sub believe that these factors provide a reasonable basis for their belief that the merger is procedurally and substantively fair to our unaffiliated stockholders.

Purposes and Plans for CCC After the Merger

The purpose of the merger for CCC and Mr. Ramamurthy is to enable our stockholders to immediately realize the value of their investment in CCC through their receipt of the merger consideration. The merger is the result of a series of efforts undertaken under the direction of our board of directors over the past two years to enhance stockholder value, as described in the section entitled “—Background of the Merger”. To that end, the merger consideration of $26.50 per share to be paid to holders of our common stock represents premiums of approximately 14% to the average closing price of our common stock for the 180 trading days prior to the announcement of the transaction, approximately 10.3% to the average closing price of our common stock for the 90 trading days prior to the announcement of the transaction, approximately 8.0% to the average closing price of our common stock for the 60 trading days prior to announcement, approximately 8.3% to the average closing price of our common stock for the 30 trading days prior to announcement, and approximately 3.9% to the closing price of our common stock on the day immediately prior to announcement. In this respect, the board and Mr. Ramamurthy believed that the merger was more favorable to our stockholders than any other alternative reasonably available because of the uncertain returns to our stockholders in light of our business, operations, financial condition, strategy and prospects, as well as the risks and uncertainties involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis. See the section entitled “—Reasons for the Merger and Recommendation of the Board of Directors” for a discussion of certain factors considered by our board of directors in approving the merger and reaching its recommendation to stockholders.

For Investcorp, Cougar Holdings and Merger Sub, the purpose of the merger is to allow their investors to own CCC and to bear the rewards and risks of such ownership. The transaction has been structured as a cash merger to provide the stockholders of CCC whose shares are converted into the right to receive the merger consideration in the merger, with cash for their shares and to provide a prompt and orderly transfer of ownership of CCC in a single step, without the necessity of financing separate purchases of our stock in a tender offer or implementing a second-step merger to acquire any shares not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

It is expected that, upon completion of the merger, the operations of CCC will be conducted substantially as they currently are being conducted except that CCC will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities. Cougar Holdings has advised CCC that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, our management and Cougar Holdings will evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to enhance the value of CCC. Cougar Holdings expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and certain other conditions to completion of the merger are either satisfied or waived, Merger Sub, a wholly owned subsidiary of Cougar Holdings, will be merged with and into us. We will be the surviving corporation. Following the merger, the entire equity in CCC will be held by Cougar Holdings. If the merger is completed, our unaffiliated stockholders will have no interest in our net book value or net earnings. The table below sets forth the direct and indirect interests in our net book value and net earnings of each of Mr. Ramamurthy, Investcorp, Cougar Holdings and Merger Sub prior to and immediately after the merger based upon the net book value and net earnings of CCC as of and for the year ended December 31, 2004.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$ in Thousands	%	$ in Thousands	%	$ in Thousands	%	$ in Thousands	%
Githesh Ramamurthy	(5,911)	4.84	901	4.84	5,999	2.67	(268)	2.67
Cougar Holdings	—	—	—	—	225,000	100.00	(10,063)	100.00
Merger Sub	—	—	—	—	—	—	—	—
Investcorp	—	—	—	—	204,000	90.67	(9,123)	90.67

(1)	Based upon beneficial ownership as of December 2, 2005.
(2)	Assumes that Mr. Ramamurthy contributes 226,415 shares of our common stock to Cougar Holdings prior to the merger, which is expected to represent approximately 2.67% of the issued and outstanding equity of Cougar Holdings assuming that approximately $225 million of cash equity contributions are made to Cougar Holdings. Ownership after the merger is determined without regard to shares of our common stock that may be contributed to Cougar Holdings by certain of our other executive officers or options, warrants or other rights that may be issued by Cougar Holdings prior to or after completion of the merger. Earnings are stated pro forma for interest expenses and management fees related to the transaction.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to completion of the merger will be converted into the right to receive $26.50 in cash, without interest and less any applicable withholding taxes. In addition, when the merger is completed, each share of our Series F Preferred Stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive $1.00 in cash, plus accrued and unpaid dividends, if any, without interest and less any applicable withholding taxes. There are no accrued and unpaid dividends on the Series F Preferred Stock. Shares owned by us as treasury stock, shares owned by Cougar Holdings, Merger Sub or any wholly owned subsidiary of Cougar Holdings or Merger Sub, including shares that will be contributed to Cougar Holdings by Mr. Ramamurthy prior to the merger and shares that may be contributed to Cougar Holdings by certain other executive officers prior to the merger, and shares owned by any of our wholly owned subsidiaries will be cancelled without any payment in the merger. Shares held by a stockholder who has made a proper demand for appraisal of such shares in accordance with Delaware law and who has not voted in favor of adoption of the merger agreement will not be entitled to the merger consideration until such time as the stockholder withdraws the demand, fails to perfect or otherwise loses such stockholder’s appraisal rights under Delaware law.

Upon completion of the merger, our unaffiliated stockholders will cease to have ownership interests in CCC or rights as our stockholders. Therefore, our unaffiliated stockholders will not participate in any future earnings or growth of CCC and will not benefit from any appreciation in value of CCC.

Our common stock is currently registered under the Exchange Act and is quoted on The Nasdaq National Market under the symbol “CCCG.” As a result of the merger, we will become a privately held corporation, and there will be no public market for our common stock. After the completion of the merger, our common stock will cease to be quoted on The Nasdaq National Market, and price quotations with respect to sales of our common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to CCC. After completion of the merger, we will no longer be required to file periodic reports with the SEC on account of our common stock.

For information about the effects of the merger on CCC options and warrants, restricted stock and our employee stock purchase plan, please see the section below entitled “The Merger Agreement (Proposal 1)—Treatment of Options, Warrants, Restricted Stock and ESPP” beginning on page 53.

Upon completion of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the officers of the surviving corporation will be the current officers of CCC. Our amended and restated certificate of incorporation, as amended, will be amended as of the completion of the merger to read in the form of Exhibit A to the merger agreement, which is included in Annex A of this proxy statement. Our second amended and restated bylaws will be amended as of the completion of the merger to contain the same provisions as the bylaws of Merger Sub as in effect immediately prior to the completion of the merger, and, as so amended, will be the bylaws of the surviving corporation.

The benefit of the merger to holders of our common stock, whose shares are converted into the right to receive the merger consideration upon completion of the merger, is the right to receive $26.50 in cash per share, without interest and less any applicable withholding taxes, for their shares of our common stock. The detriments are that our stockholders will cease to participate in our future earnings and growth, if any, and that the receipt of the cash payment by our stockholders for their shares will be a taxable transaction for federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences”.

Effects on CCC if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on The Nasdaq National Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, and general industry, economic and market conditions. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of CCC, to make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to CCC will be offered or become available, or that our business, prospects or results of operations will not be adversely impacted. If the merger agreement is terminated under circumstances described in the section entitled “The Merger Agreement (Proposal 1)—Termination Fees and Expense Reimbursement”, we will be obligated to pay a termination fee to Cougar Holdings and to reimburse some or all of Cougar Holdings’ reasonable and documented out-of-pocket expenses.

Delisting and Deregistration of CCC Common Stock

If the merger is completed, our common stock will be delisted from The Nasdaq National Market and deregistered under the Exchange Act. After completion of the merger, we will no longer be required to file periodic reports with the SEC on account of our common stock.

Accounting

Cougar Holdings will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the assets and liabilities of CCC will be recorded, as of the completion of the merger, at their fair value and added to those of Cougar Holdings.

Source of Funds and Conditions to Financing

The aggregate amount of funds required by Cougar Holdings to purchase all of our outstanding shares of capital stock, make payments to option and warrant holders required by the merger agreement, refinance our outstanding indebtedness and pay related transaction fees and expenses is expected to be approximately $             million.

Investcorp Bank B.S.C., an affiliate of Investcorp, has agreed to guarantee the obligations of Cougar Holdings and Merger Sub under the merger agreement and to be liable in the event Cougar Holdings or Merger Sub fails to perform any of its obligations. As a result, the merger is not conditioned on receipt of any financing.

Cougar Holdings and Merger Sub currently intend that the required funds will be obtained through a combination of cash equity contributions, debt financing and CCC’s available cash.

Issuance of Equity

It is expected that approximately $225 million will be provided through the issuance by Cougar Holdings of common equity to Investcorp, certain members of CCC’s management, including Githesh Ramamurthy, our Chairman, President and Chief Executive Officer, and GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., GS Mezzanine Partners III Onshore Fund, L.P., and GS Mezzanine Partners III Offshore Fund, L.P. (collectively referred to in this proxy statement as the GS Purchasers). The GS Purchasers’ obligation to provide this equity contribution is subject to, among others, the conditions described below with respect to the GS Purchasers’ obligation to provide mezzanine debt financing and the condition that the GS Purchasers’ equity interest in Cougar Holdings, immediately after completion of the merger, constitutes at least 5.5% of Cougar Holdings’ outstanding equity on a fully diluted basis. It is anticipated that the shares issued to CCC’s management and the GS Purchasers will have pre-emptive rights, tag-along rights, and registration rights following an initial public offering of Cougar Holdings. The shares are also expected to be subject to drag-along obligations in connection with a sale of Cougar Holdings and transfer restrictions. The aggregate cash proceeds from such equity issuances will be contributed to Merger Sub prior to the effective time of the merger.

Senior Credit Facilities

It is also expected that the surviving corporation will enter into $300 million, in the aggregate, of senior secured credit facilities, $250 million of which will be term loans and $50 million of which will be a revolving facility available to the surviving corporation on an ongoing basis. An affiliate of Investcorp has received a financing commitment letter from J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Wachovia Capital Markets, LLC and Wachovia Bank, National Association, to provide such facilities. Under this commitment letter, the availability of such financing is subject to, among others, the following conditions:

•	Cougar Holdings’ receipt of the equity contributions referred to above;

•	Cougar Holdings’ receipt of gross proceeds of at least $75 million from the issuance of the notes referred to below and Merger Sub’s receipt of gross proceeds of $110 million from the issuance of the notes referred to below and receipt of equity investments totaling at least 31% of the pro forma capitalization of the surviving corporation after giving effect to the merger;

•	Since June 30, 2005, no event, condition or state of facts will have occurred that would have, or would be reasonably likely to have, a material adverse effect on CCC and its subsidiaries, taken as a whole;

•	Neither Cougar Holdings nor Merger Sub will have any outstanding material indebtedness, other than the debt financings described in this section;

•	The consummation of the merger pursuant to the merger agreement; and

•	The satisfaction of customary conditions precedent, including, among other things, the delivery of satisfactory legal opinions and a solvency certificate, obtaining material consents, obtaining ratings from S&P and Moody’s, delivery of a pro forma balance sheet, evidence of insurance, compliance with applicable laws and regulations, payment of fees, absence of material litigation and mutually acceptable facility documentation.

The term loans will have a final maturity of seven years after the date the merger is consummated, and the revolving facility will terminate six years after the date the merger is consummated. Nominal principal payments will be required to be made on the term loans during the first six years with the remainder of the principal amount of such loans to be paid in the seventh year. The term loans will be required to be prepaid, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, equity offerings and debt issuances of the surviving corporation and up to 50% of annual excess cash flow, as defined.

Amounts outstanding under the credit facilities will bear interest, at the surviving corporation’s option, at a base rate or the Eurodollar rate, as defined, plus a margin for Eurodollar loans to be determined based on the final credit ratings to be received in respect of the senior credit facilities. A quarterly commitment fee of up to 0.50% will be payable from time to time on the unused portion of the revolving credit facility.

The senior secured credit facilities will be guaranteed by Cougar Holdings and the U.S. subsidiaries of the surviving corporation and secured by a perfected first priority lien on the stock of the surviving corporation and substantially all of the assets of the surviving corporation and such subsidiaries, subject to various limitations and exceptions.

The senior secured credit facilities will contain representations and warranties, and affirmative and negative covenants, customary for financings of this type. The financial covenants will measure performance against standards set for leverage and interest coverage, tested as of the end of each quarter. The covenants will include limitations on, among other things, indebtedness and contingent obligations, liens, investments, mergers, consolidations and similar fundamental corporate events, asset sales, dividends and prepayments and amendments of certain other indebtedness. Events of default under the facility will include, among other things, the following, subject in certain instances to grace periods and cure rights: non-payment of amounts owing, breach of covenants, material inaccuracy of representations and warranties, certain bankruptcy events, certain defaults under other indebtedness, certain unpaid material judgments, and certain changes of control of the surviving corporation. The availability of ongoing borrowings under the revolving credit facility will be subject to customary conditions such as the absence of a material adverse change at the surviving corporation.

Senior Notes and Senior Subordinated Notes

In addition, Cougar Holdings intends to issue senior notes and Merger Sub intends to issue senior subordinated notes (to be assumed by the surviving corporation) in the aggregate original principal amounts of $90 million and $110 million, respectively, in each case in private placement transactions. The notes issued by Cougar Holdings will mature ten and one-half years after the date the merger is consummated and bear interest at 12.5% per annum. The notes issued by the surviving corporation will mature ten years after the date the merger is consummated and bear interest at 10.5% per annum, provided that Cougar Holdings will have the option for the first five years following issuance of its notes to add such interest to the principal amount of the notes. The notes will be unsecured obligations.

The senior notes will not be guaranteed, and the senior subordinated notes will be guaranteed by the U.S. subsidiaries of the surviving corporation and Cougar Holdings. The notes will be issued under separate indentures among the issuer, the guarantors (if any) of such notes, and the trustee thereof.

The senior notes and senior subordinated notes are subject to optional redemption beginning in year three and year five, respectively, and also may be redeemed for an additional premium before such times. Cougar Holdings is required to redeem the senior notes after year five to the extent necessary to prevent such notes from being treated as “applicable high yield discount obligations” under the Internal Revenue Code.

The indentures will contain certain covenants, which, among other things will restrict the ability of Cougar Holdings and Merger Sub to incur debt and issue preferred stock, create or suffer liens to exist, declare dividends, make investments and other restricted payments, enter into affiliate transactions, and effect mergers, consolidations, and asset sales (which under certain circumstances, will require the issuer thereof to make an offer to repurchase such notes). The indentures will contain no financial covenants. Additional covenants and restrictions apply to Cougar Holdings and Merger Sub while the GS Purchasers and/or their affiliates hold a majority in principal amount of the senior notes and senior subordinated notes. Events of default under the indentures will include, among other things, the following, subject in certain instances to grace periods and cure rights: non-payment of amounts owing, breach of covenants, material inaccuracy of representations and warranties, certain bankruptcy events, certain defaults under other indebtedness, certain unpaid material judgments, and certain changes of control of the surviving corporation.

Pursuant to a commitment letter, the GS Purchasers and/or their affiliates have agreed to purchase these notes. A portion of the mezzanine financing to be acquired by the GS Purchasers may, at the request of Cougar Holdings, be syndicated to a third party identified by Cougar Holdings. The GS Purchasers’ obligation to purchase the notes is subject to, among other things, no material adverse effect with respect to CCC and its subsidiaries, taken as a whole, having occurred since June 30, 2005, Merger Sub’s receipt of the senior secured facilities, consummation of the merger pursuant to the merger agreement, Cougar Holdings’ receipt of the equity contributions referenced above, no material outstanding indebtedness and the satisfaction of other customary conditions precedent, including, among other things, the delivery of satisfactory legal opinions and a solvency certificate, obtaining material consents, compliance with applicable laws and regulations, delivery of a pro forma balance sheet, evidence of insurance, payment of fees, absence of material litigation and mutually acceptable facility documentation.

For purposes of the commitment letters referred to above, “material adverse effect” is defined to be consistent with the definition of material adverse effect for us under the merger agreement. See “The Merger Agreement (Proposal 1)—Representations and Warranties”.

It is anticipated that as of the effective time, the surviving corporation will have approximately $50 million in available cash on hand.

The financing arrangements, including the actual amount of equity contributions, principal amount of notes to be issued and the terms of the new senior secured credit facilities, will not be definitively determined until shortly before the effective time of the merger and may be different than those outlined above based on market conditions. None of Cougar Holdings, Merger Sub or CCC has any specific plans or existing arrangements to refinance or repay the senior secured credit facilities, the senior notes or senior subordinated notes described above, other than in the ordinary course consistent with the terms of such debt arrangements.

The proceeds of the financing arrangements will be used as follows:

•	approximately $441.9 million for the exchange of our shares of common stock for cash in the merger;

•	approximately $17.2 million for the exchange of options to acquire shares of our common stock for cash in connection with the merger;

•	approximately $12.6 million for the exchange of warrants to acquire shares of our common stock for cash in connection with the merger;

•	approximately $169.6 million for the repayment of existing indebtedness; and

•	approximately $56.9 million for transaction fees and expenses.

Guarantee

In connection with the merger agreement, Investcorp Bank B.S.C. has guaranteed that Cougar Holdings and Merger Sub will have sufficient funds to complete the merger and that Cougar Holdings and Merger Sub will fully perform all of their respective obligations under the merger agreement, provided, however, that the guarantee by Investcorp Bank B.S.C. terminates immediately following completion of the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, stockholders should be aware that our directors and executive officers may have, and our principal stockholders may be viewed to have, interests in the merger that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Interests of Directors and Executive Officers

As of December 2, 2005, our directors and executive officers held and were entitled to vote, in the aggregate, 1,159,295 shares of our common stock, representing approximately 6.5% of the voting power of the outstanding shares entitled to vote. Shares held by White River and Capricorn are excluded from the share numbers set forth above and discussed below under “—Interests of Principal Stockholders”. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $26.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. Shares owned by Cougar Holdings, including shares that will be contributed to Cougar Holdings by Mr. Ramamurthy prior to the merger and shares that may be contributed to Cougar Holdings by certain other executive officers prior to the merger, will be cancelled. In addition, the restrictions on each share of CCC restricted stock will lapse immediately prior to the completion of the merger, and each share of restricted stock will be fully vested and have the same rights as each share of common stock not subject to any restrictions.

Our directors and executive officers have informed us that they intend to vote all of their shares for the adoption of the merger agreement and for the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement. In addition, Messrs. Eisenson and Rosen, who are representatives of White River, and Mr. Winokur, a representative of Capricorn, may be viewed to have beneficial ownership of the shares held by White River, in the case of Messrs. Eisenson and Rosen, and the shares held by Capricorn, in the case of Mr. Winokur. Shares held by White River and Capricorn are excluded from the share numbers set forth above and are discussed below under “—Interests of Principal Stockholders”.

As of December 2, 2005, our directors and executive officers held options to purchase 856,829 shares of our common stock at a weighted average exercise price of $11.48 per share. The merger agreement provides that each option issued and outstanding immediately prior to the completion of the merger will fully vest and become exercisable. Holders of options, including our directors and executive officers, will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to their option, multiplied by (ii) $26.50 minus the per share exercise price of the option, net of any applicable withholding taxes. Our option plans will terminate upon completion of the merger.

We agreed to terminate our employee stock purchase plan, which we refer to as our ESPP, prior to completion of the merger, and use participants’ contributions, including contributions by our executive officers, under the ESPP to purchase common stock. No further purchases will be made under our ESPP after its termination. In addition, we agreed to amend the ESPP to provide that all shares held in the deposit account under the ESPP will be released from transfer restrictions upon completion of the merger, and these shares will have the same rights as each share of common stock not subject to any restrictions.

The table below sets forth, as of December 2, 2005, for each of our directors and executive officers:

•	the number of shares of our common stock currently held;

•	the amount of cash that will be paid in respect of such shares upon completion of the merger, calculated by multiplying (i) $26.50 by (ii) the number of shares currently held;

•	the number of shares subject to outstanding options for our common stock;

•	the value of such outstanding options upon completion of the merger;

•	the number of shares of restricted stock currently held;

•	the value of such shares of restricted stock upon completion of the merger; and

•	the total value of such shares and options upon completion of the merger.

All dollar amounts are gross amounts and do not reflect deductions for any applicable withholding taxes. In each case with respect to options, the value is calculated by multiplying the number of shares subject to each option by the amount, if any, by which $26.50 exceeds the exercise price of the option.

	Common Stock		Outstanding Options (Vested and Unvested)		Unvested Restricted Stock		Total Value
Name	Shares	Consideration	Shares	Value	Shares	Value
Non-Employee Directors:
John D. Collins	1,250	$33,125	—	—	4,750	$125,875	$159,000
Morgan W. Davis	8,516	$225,674	—	—	3,750	$99,375	$325,049
Michael R. Eisenson (1)	—	—	—	—	—	—	$—
J. Roderick Heller, III	47,224	$1,251,436	—	—	3,750	$99,375	$1,350,811
Thomas L. Kempner	498,052	$13,198,378	—	—	4,750	$125,875	$13,324,253
Mark A. Rosen (1)	—	—	—	—	—	—	$—
Herbert S. Winokur, Jr. (2)	—	—	—	—	—	—	$—
Executive Officers:
Githesh Ramamurthy (3)	93,860	$2,487,290	435,703	$6,756,298	100,000	$2,650,000	$11,893,588
Andrew G. Balbirer (4)	186	$4,929	—	—	20,000	$530,000	$534,929
J. Laurence Costin, Jr. (4)	103,476	$2,742,114	53,921	$873,870	9,000	$238,500	$3,854,484
Mary Jo Prigge (4)	21	$557	173,837	$2,577,803	9,000	$238,500	$2,816,860
James T. Beattie (4)	38	$1,007	71,387	$1,048,393	12,000	$318,000	$1,367,400
Oliver G. Prince, Jr. (4)	1,236	$32,754	55,648	$707,520	5,000	$132,500	$872,774
James A. Dickens (4)	21	$557	66,333	$909,778	7,000	$185,500	$1,095,835

All directors and executive officers as a group (14 persons)	753,880	$19,977,821	856,829	$12,873,662	179,000	$4,743,500	$37,594,983

(1)	Excludes shares and warrants held by White River.
(2)	Excludes shares and warrants held by Capricorn.
(3)	Excludes 226,415 shares to be contributed by Mr. Ramamurthy to Cougar Holdings prior to the merger.
(4)	Includes shares that may be contributed to Cougar Holdings prior to the merger.

Pursuant to the merger agreement, for at least six years after the completion of the merger, Cougar Holdings agreed to indemnify and hold harmless all past and present directors, officers, employees and agents of the company, which we refer to as covered persons, to the same extent such persons are indemnified as of the date of the merger agreement by us for acts or omissions occurring at or prior to the completion of the merger. Cougar Holdings also agreed to indemnify and hold harmless such persons to the fullest extent permitted by applicable law for acts or omissions occurring in connection with the approval of the merger agreement and the merger. Each covered person is also entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder to the extent provided in the certificate of incorporation and by-laws of the surviving corporation, provided that any person to whom expenses are advanced will undertake, to the extent required by the DGCL, to repay the advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

In addition, the certificate of incorporation and by-laws of the surviving corporation are required to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons then are currently set forth in our amended and restated certificate of incorporation, as amended, and second amended and restated by-laws. Any indemnification agreements with covered persons in existence on September 21, 2005 will be assumed by the surviving corporation in the merger, without any further action, and shall survive the merger and continue in full force and effect in accordance with their terms.

Pursuant to the merger agreement, for six years after completion of the merger, the surviving corporation will provide to our current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the completion of the merger that is no less favorable than our policy as of September 21, 2005 or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, the surviving corporation is not required to expend more than an amount per year equal to 250% of our current annual premiums for such insurance (which premiums are $462,500 in the aggregate) but, in such case, will purchase as much coverage as is reasonably practical for such amount. If we or Cougar Holdings obtain prepaid policies prior to completion of the merger, Cougar Holdings will maintain such policies in full force and effect, and continue to honor the obligations thereunder. We currently expect that we or Cougar Holdings will purchase such prepaid policy prior to completion of the merger.

The indemnification and insurance obligations may not be terminated or modified so as to affect adversely any covered person without the consent of such person. If Cougar Holdings or the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes these obligations.

Mr. Ramamurthy serves as Chairman, President and Chief Executive Officer pursuant to an employment agreement, entered into in July 2001, which ran for an initial term that expired on December 31, 2004 and successive two-year terms thereafter unless terminated by either party. Upon expiration of the initial term in December 2004, the agreement automatically renewed for a two-year term expiring December 31, 2006. The agreement provides for an annual base salary of $450,000, subject to annual merit increases from time to time. Mr. Ramamurthy has received merit increases in salary on an annual basis, except in 2003 when he did not receive an increase. His annual base salary for 2004 was $480,000. Mr. Ramamurthy is also eligible to receive a performance bonus targeted at 75% of his base salary, as determined by our compensation and governance committee, and he is eligible to participate in all other benefit plans maintained by the company for its salaried employees. Mr. Ramamurthy’s employment agreement contains a one year post-termination non-compete provision and a provision which extends Mr. Ramamurthy’s right to exercise vested options under certain circumstances for up to eighteen (18) months following the termination of his employment. In addition, under the terms of his employment agreement and restricted stock agreement, if Mr. Ramamurthy is terminated or voluntarily resigns his position following a change of control of the company, Mr. Ramamurthy is entitled to receive (i) a lump sum cash payment equal to 24 months of his base salary plus his target performance bonus, (ii) one year of executive outplacement services commencing on the date of termination, (iii) full vesting of all unvested options, plus the right to exercise vested and unvested options for up to eighteen (18) months following the change of control, and (iv) full vesting of all restricted stock. In addition, Mr. Ramamurthy is entitled to a “gross-up” payment for any excise tax payable under Section 4999 of the Internal Revenue Code with respect to payments in connection with the merger, plus the amount of any interest, fines, penalties and income tax on the excise tax payment and the gross-up payment. Upon completion of the merger in 2006, we expect to pay Mr. Ramamurthy a change of control payment of approximately $1.74 million, which is equal to 24 months of his current base salary and target bonus. The payment will only be made if it is not considered to be an excess “parachute payment” under Section 280G of the Internal Revenue Code. The payment is consistent with the understanding of the parties at the time Mr. Ramamurthy’s employment agreement was entered into, and is in recognition of the value to stockholders created during Mr. Ramamurthy’s tenure as Chairman, President and Chief Executive Officer.

Mr. Costin serves as Vice Chairman pursuant to an employment agreement entered into in 1991, as amended in June 1994, which runs for successive one-year terms unless terminated by either party. The agreement provides for an annual base salary of $230,000, subject to annual merit increases from time to time. Mr. Costin has received merit increases in salary on an annual basis during the term of the agreement, and in 2004 he received a base salary of $359,250. Mr. Costin is eligible to receive a performance bonus of at least $70,000 per year, as determined by our compensation and governance committee. He is also eligible to participate in all other benefit plans maintained by the Company for its salaried employees. Mr. Costin’s employment agreement contains a two year post-termination non-compete provision. Mr. Costin will be entitled to receive a severance payment if either CCC terminates his employment other than for cause or

Mr. Costin resigns for good reason. Mr. Costin’s severance pay in such circumstances is equal to one year’s salary paid in installments over the year following the termination of his employment, and a pro rata portion of his minimum annual bonus of $70,000 based on the number of months Mr. Costin worked prior to the termination of his employment.

Mr. Balbirer serves as Executive Vice President and Chief Financial Officer. Mr. Balbirer does not serve pursuant to an employment agreement, however, the following arrangements apply to Mr. Balbirer’s employment with the company. For fiscal year 2005, Mr. Balbirer’s performance bonus will be the greater of $105,000 or the amount that would otherwise be paid under our bonus plan based on company performance and the achievement of his individual performance objectives. This minimum payment applies to fiscal year 2005 only, provided that Mr. Balbirer remains employed in good standing through December 31, 2005. He also received a grant of 20,000 shares of restricted stock, which will vest on December 31, 2006 subject to CCC’s achievement of certain earnings per share goals with a minimum vesting floor of fifty percent or 10,000 shares. Prior to December 31, 2006, the grant will vest fully in the event of a change in control of the company. This grant is subject to the terms and conditions of our 2000 Stock Incentive Plan (2004 Restatement) and a restricted stock agreement. Mr. Balbirer is covered by our executive severance policy, which is described in greater detail below. In addition to the benefits provided in the severance policy, we have agreed that if his employment is terminated “without cause” or for “good reason” within six months following a change in control, Mr. Balbirer will receive the equivalent value of 10,000 shares of our common stock as of the last closing price prior to the change in control.

Our compensation and governance committee has approved a severance policy for our executive officers, excluding any executive who is a party to an employment agreement with the company. Under this policy, if an executive officer is terminated without cause or resigns for good reason, which as defined in the policy includes a material reduction in the nature or status of the executive’s authorities, duties or responsibilities within 24 months following a change in control, the executive is entitled to the severance benefits specified in the policy. Under the severance policy, a terminated executive is entitled to receive an amount of up to one year’s salary and annual bonus, payable at the same time and in the same manner as the company pays salary and bonuses to active employees for such year. Under the policy, terminated executives are entitled to receive one year of executive outplacement services from a provider selected or approved by the company, and the company will subsidize the executive’s COBRA premiums for health insurance during the severance period. If a termination occurs following a change of control of the company and the company’s bonus plan is not continued after the change in control, the executive is entitled to a lump sum payment of a prorated bonus amount calculated in accordance with a formula set forth in the severance policy. If the termination is without cause or for good reason within the 24-month period following a change in control, the executive’s unvested stock options or other stock incentives will vest immediately.

In connection with the merger, our board of directors authorized transaction bonuses of up to $750,000 in the aggregate to be awarded in the discretion of Mr. Ramamurthy, subject to the review and approval of the compensation and governance committee, to employees of the company in recognition of their additional and exceptional service to the company, including but not limited to their service with respect to the structuring, negotiating and due diligence with respect to the merger. No individual employee is permitted to receive a transaction bonus in excess of $200,000.

Interests of Principal Stockholders

We do not believe that the interests of White River and Capricorn, which are our principal stockholders, are different from other stockholders. Although White River and Capricorn have entered into a stockholders’ agreement with Cougar Holdings pursuant to which they will vote a portion of their shares for the adoption of the merger agreement, there are no other arrangements between our principal stockholders and Cougar Holdings, and our principal stockholders will receive the same merger consideration as our other stockholders.

As of December 2, 2005, our principal stockholders held and are entitled to vote 5,880,613 shares of our common stock and 100 shares of our Series F Preferred Stock, representing approximately 40% of the voting power of the outstanding shares entitled to vote. Messrs. Eisenson and Rosen, who are representatives of White River, and Mr. Winokur, a representative of Capricorn, may be viewed to have beneficial ownership of the 4,860,411 shares of our common stock held by White River, in the case of Messrs. Eisenson and Rosen, and the 1,020,202 shares of our common stock and 100 shares of our Series F Preferred Stock held by Capricorn, in the case of Mr. Winokur. Shares stated as held by White River and Capricorn exclude shares of our common stock issuable upon the exercise of warrants.

As of December 2, 2005 our principal stockholders held 193,618 shares of common stock, in the case of White River, issuable upon the exercise of warrants at an exercise price of $5.50 per share and 1,200,000 shares of common stock, in the case of Capricorn, issuable upon the exercise of warrants at an exercise price of $6.875 per share. The warrant to purchase 193,618 shares of our common stock held by White River will expire on December 29, 2005. Holders of warrants to purchase common stock are not entitled to vote shares of common stock issuable upon exercise of such warrants at the special meeting. The merger agreement provides that each warrant issued and outstanding immediately prior to the completion of the merger will become exercisable. Holders of warrants will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to their warrant, multiplied by (ii) $26.50 minus the per share exercise price of the warrant, net of any applicable withholding and excise taxes.

On September 21, 2005, Cougar Holdings, White River and Capricorn entered into a stockholders’ agreement in which White River and Capricorn agreed, among other things, to vote a total of 4,751,735 shares of common stock, in the case of White River, and 51 shares of Series F Preferred Stock, in the case of Capricorn, for the adoption of the merger agreement, representing approximately 28% of the outstanding voting power of our shares entitled to vote at the special meeting. White River and Capricorn are not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated or the board of directors withdraws or adversely modifies its recommendation that stockholders vote for the adoption of the merger agreement.

White River and Capricorn have indicated to us that, as of the date hereof and while not obligated to do so, they also intend to vote their shares not subject to the stockholders’ agreement for the adoption of the merger agreement. White River and Capricorn have also indicated to us that, as of the date hereof and while not obligated to do so, they intend to vote their shares in favor of the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Interests of Githesh Ramamurthy and Certain Other Executive Officers with respect to Cougar Holdings

Following the merger, Mr. Ramamurthy will, and certain of our other executive officers may, continue as senior management of the surviving corporation. In addition, Cougar Holdings intends that Mr. Ramamurthy will, and certain other executive officers may, contribute shares of our common stock to Cougar Holdings. Shares owned by Cougar Holdings, including shares that will be contributed to Cougar Holdings by Mr. Ramamurthy prior to the merger and shares that may be contributed to Cougar Holdings by certain other executive officers prior to the merger, will be cancelled and will not receive the merger consideration. Mr. Ramamurthy is expected to contribute 226,415 shares of stock, representing approximately 2.67% of the outstanding equity of Cougar Holdings assuming that approximately $225 million of cash equity contributions are made to Cougar Holdings. Andrew G. Balbirer, J. Laurence Costin, Jr., Mary Jo Prigge, James T. Beattie and James A. Dickens have advised the company that, if permitted to do so by Investcorp, they intend to contribute shares of our common stock to Cougar Holdings.

It is expected that Mr. Ramamurthy will, and certain of our other executive may, be granted options to purchase shares of Cougar Holdings under the terms of their respective employment arrangements, which are designated Tranche A options and Tranche B options. These options are expected to be allocated as follows:

•	Tranche A—The option pool for Tranche A options is expected to be 11% of the fully diluted common stock of Cougar Holdings (before warrants and other equity issued or issuable to third party debt and preferred stock sources and excluding Tranche B options), of which 80% is expected to be allocated initially to senior management and 20% will be reserved for future grant. The options are expected to have an exercise price equal to the initial purchase price paid by Investcorp for Cougar Holdings shares and to vest over five years, based upon achievement of minimum EBITDA performance targets. Mr. Ramamurthy is expected to receive Tranche A option grants that will equal 3.5% of the fully diluted common stock of Cougar Holdings (before warrants and other equity issued or issuable to third party debt and preferred stock sources and excluding Tranche B options).

•	Tranche B—The option pool for Tranche B options is expected to be 10% of the fully diluted common stock of Cougar Holdings (before warrants and other equity issued or issuable to third party debt and preferred stock sources), of which 80% is expected to be allocated initially to senior management and 20% is expected to be reserved for future grant. The options are expected to have an exercise price equal to 2.44x the initial purchase price paid by Investcorp for Cougar Holdings shares and to vest upon the sale of Cougar Holdings or four years after the grant date. Mr. Ramamurthy is expected to receive Tranche B option grants that will equal 3.5% of the fully diluted common stock (before warrants and other equity issued or issuable to third party debt and preferred stock sources).

In a letter agreement dated September 21, 2005, Mr. Ramamurthy agreed to enter into definitive employment, stock option and stock subscription agreements with Cougar Holdings prior to the completion of the merger on the following terms:

•	Equity Contributions—As described above, Mr. Ramamurthy is expected to contribute 226,415 shares of CCC stock to Cougar Holdings, representing approximately 2.67% of the outstanding equity of Cougar Holdings assuming that approximately $225 million of cash equity contributions are made to Cougar Holdings.

•	Options—As described above, Mr. Ramamurthy is expected to receive Tranche A option grants that will equal 3.5% of the fully diluted common stock of Cougar Holdings (before warrants and other equity issued or issuable to third party debt and preferred stock sources and excluding Tranche B options). Mr. Ramamurthy is expected to receive Tranche B option grants that will equal 3.5% of the fully diluted common stock (before warrants and other equity issued or issuable to third party debt and preferred stock sources).

•	Call Option—A call option is expected to apply to Mr. Ramamurthy’s contributed shares and option shares. The surviving corporation or its assignee may call shares upon any termination of employment prior to an initial public offering based on a mutually agreed upon schedule. If exercised, the call price will be payable in cash.

•	Put Option—A put option is expected to apply to 50% of Mr. Ramamurthy’s contributed shares. He may put shares upon any termination of employment prior to an initial public offering based on a mutually agreed upon schedule.

•

Employment Agreement—Mr. Ramamurthy has agreed to enter into an employment agreement with the surviving corporation. His title will remain President and Chief Executive Officer and his base salary will remain the same as the salary currently paid to him by CCC. The term of the agreement will be three years, subject to earlier termination, with annual renewal unless prior notice of non-renewal is given. If the surviving corporation terminates Mr. Ramamurthy’s employment without cause or by constructive termination, it will owe him cash severance payments equal to 18 months base salary and target bonus, subject to compliance with noncompetition and nonsolicitation covenants and execution of a general release, provided that such release shall not release his rights as a stockholder or right to indemnity as a director or officer. He will also receive salary, bonus and vacation accrued through the date of termination. If Mr. Ramamurthy receives excess parachute payments within the meaning of Section 280G of the

Internal Revenue Code, under certain circumstances, he will be entitled to the gross-up provisions contained in his current employment agreement with the company. Upon completion of the merger in 2006, we expect to pay Mr. Ramamurthy a change of control payment of approximately $1.74 million, which is equal to 24 months of his current base salary and target bonus. The payment will only be made if it is not considered to be an excess “parachute payment” under Section 280G of the Internal Revenue Code. The payment is consistent with the understanding of the parties at the time Mr. Ramamurthy’s employment agreement was entered into, and is in recognition of the value to stockholders created during Mr. Ramamurthy’s tenure as Chairman, President and Chief Executive Officer.

Stockholders’ Agreement

Cougar Holdings, White River and Capricorn have entered into a stockholders’ agreement in which White River and Capricorn agreed, among other things, to vote a total of 4,751,735 shares of our common stock, in the case of White River, and 51 shares of our Series F Preferred Stock, in the case of Capricorn, in favor of adopting the merger agreement, representing in the aggregate approximately 28% of the outstanding voting power of our shares entitled to vote at the special meeting. White River’s and Capricorn’s obligation to vote for adoption of the merger agreement terminates upon, among other things, termination of the merger agreement or the withdrawal or adverse modification of the recommendation of our board of directors. We refer to the period of time during which White River and Capricorn are obligated to vote for adoption of the merger agreement as the “support period.” During the support period, White River and Capricorn also agreed not to, directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the transfer of any or all of their shares or interest in the shares, except that White River and Capricorn are permitted to distribute shares to their general or limited partners if their general or limited partners agree to be bound by the restrictions set forth in the stockholders’ agreement.

Pursuant to the stockholders’ agreement, prior to completion of the merger, White River and Capricorn also agreed not to, and not to authorize any of their directors, officers, employees, counsel, advisors, agents or other representatives to, directly or indirectly, take action to (i) solicit, initiate or facilitate any acquisition proposal for us, (ii) participate in discussions or negotiations with, or furnish non-public information to, any person that has made an acquisition proposal for us, (iii) other than the merger, approve or recommend any acquisition proposal for us; or (iv) enter into any agreement or letter of intent with respect to any acquisition proposal for us. If our board of directors has entered into discussions or negotiations with, or provided non-public information to, any person in response to an acquisition proposal in compliance with the applicable no-solicitation provisions of the merger agreement, White River and Capricorn are permitted to enter into discussions or negotiations with such person to the extent that we are permitted to do so under the merger agreement.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, legal, accounting and tax advisory fees and expenses, SEC filing fees, HSR Act filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $8.37 million. This amount includes the following estimated fees and expenses:

Description	Amount
Financial advisory fees and expenses	$7,000,000
Legal, accounting and tax advisory fees and expenses	$1,000,000
SEC filing fees	$58,335
HSR Act filing fees	$62,500
Printing, proxy solicitation and mailing costs	$150,000
Miscellaneous	$100,000

The estimated fees and expenses listed above do not include expenses incurred by Cougar Holdings and Cougar Merger Sub that will be borne by the surviving corporation. None of the costs and expenses described above or to be borne by the surviving corporation will reduce the $26.50 per share merger consideration payable to our stockholders.

In addition, if the merger agreement is terminated under certain circumstances, CCC could be obligated to pay a termination fee of either $9.9 million plus up to $4 million in Cougar Holdings’ reasonable and documented expenses or $14.9 million plus Cougar Holdings’ reasonable and documented expenses. See “The Merger Agreement (Proposal 1)—Termination Fees and Expense Reimbursement”.

Litigation Related to the Merger

As of the date of this proxy, we are not aware of any lawsuits that have been filed against us relating to the merger. Lawsuits pertaining to the merger could be filed in the future.

REGULATORY MATTERS

The merger is subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, on October 5, 2005, each of CCC and Cougar Holdings filed a Notification and Report Form for Certain Mergers and Acquisitions in connection with the merger with the DOJ and the FTC. The filings are subject to a 30 day initial waiting period, for which early termination has been requested. Under the provisions of the HSR Act applicable to the merger, the waiting period under the HSR Act applicable to the merger will expire at 11:59 p.m., New York City time, on November 4, 2005, unless early termination of the waiting period is granted. On October 17, 2005, the FTC granted us and Cougar Holdings early termination of the waiting period under the HSR Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences to the holders of our common stock of the merger. This discussion does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this proxy statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including U.S. expatriates, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements, nor does it address the tax consequences to Mr. Ramamurthy or any of our other executive officers who may contribute shares of our common stock to Cougar Holdings prior to the merger. This discussion does not consider the U.S. federal income tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of our common stock who, for U.S. federal income tax purposes, is or is treated as:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is any beneficial owner of our common stock who is not a U.S. holder or a partnership for U.S. federal income tax purposes.

If a partnership or other entity taxed as a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences of the merger.

U.S. Holders

Effect of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, a U.S. holder may be subject to backup withholding (currently at a rate of 28%) with respect to the cash such holder is entitled to receive in the merger. Certain holders (including corporations) generally are not subject to backup withholding. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	such holder furnishes an incorrect TIN;

•	we are notified by the IRS that such holder is subject to backup withholding because it has failed to properly report payments of interest or dividends; or

•	such holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding.

Each U.S. holder should complete, sign and return to the paying agent the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Taxpayers may use any amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Non-U.S. Holders

Effect of the Merger

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the holder’s conduct of a trade or business in the United States; or

•	the holder is an individual present in the United States for 183 days or more during the taxable year of disposition and certain conditions are met.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

Information reporting may apply to the cash received in the merger. Depending on the circumstances, backup withholding (currently at a rate of 28%) also may apply to the cash received in the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Upon completion of the merger, each non-U.S. holder should complete, sign and return to the paying agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Taxpayers may use any amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

THE MERGER AGREEMENT (PROPOSAL 1)

This section of the proxy statement describes the material terms of the merger agreement, but does not describe all of the information that may be important to you. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly owned subsidiary of Cougar Holdings created solely for the purpose of engaging in the merger, will merge with and into us. The separate corporate existence of Merger Sub will cease, and CCC will survive the merger and become a wholly owned subsidiary of Cougar Holdings. All of our and Merger Sub’s properties, rights, privileges, powers, franchises and assets, and all of their debts, liabilities, obligations and duties, will become those of the surviving corporation. Following the completion of the merger, our common stock will be delisted from The Nasdaq National Market, deregistered under the Exchange Act and no longer publicly traded. We sometimes refer to CCC after the merger as the surviving corporation.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur two business days after the date on which the last of the conditions to the merger are satisfied or waived, or at such other date, time and place as we and Cougar Holdings mutually agree. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and requisite regulatory approval. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger by the fourth quarter of 2005, we cannot specify when, or assure you that, we and Cougar Holdings will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, as amended, will be amended as of the completion of the merger to read in the form of Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement. In addition, our second amended and restated bylaws will be amended as of the completion of the merger to contain the same provisions as the bylaws of Merger Sub as in effect immediately prior to the completion of the merger, and as so amended, will be the bylaws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the completion of the merger will become the directors of the surviving corporation following the merger. Our officers will continue to be the officers of the surviving corporation following the merger.

Consideration to be Received in the Merger

At the completion of the merger:

•	each share of our common stock issued and outstanding will automatically be converted into the right to receive $26.50 in cash, without interest and less any applicable withholding taxes other than shares of common stock:

—	owned by us as treasury stock, all of which will be cancelled without any payment;

—	owned by Cougar Holdings, including shares that will be contributed to Cougar Holdings by Mr. Ramamurthy prior to the merger and shares that may be contributed to Cougar Holdings by certain other executive officers prior to the merger, or Merger Sub or any other wholly owned subsidiary of Cougar Holdings, all of which will be cancelled without any payment;

—	owned by any of our wholly owned subsidiaries, all of which will be cancelled without any payment; and

—	held by a stockholder who is entitled to demand and has made a demand for appraisal of such shares in accordance with Delaware law and has not voted in favor of adoption of the merger agreement, until such time as such holder withdraws the demand, fails to perfect or otherwise loses such holder’s appraisal rights under Delaware law; and

•	each share of Series F Preferred Stock will be converted into the right to receive $1.00 in cash, plus any accrued and unpaid dividends, if any, through the completion of the merger, without interest and less any applicable withholding taxes. There are no accrued and unpaid dividends on the Series F Preferred Stock.

The surviving corporation is entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock and Series F Preferred Stock any applicable withholding taxes that it is required to deduct and withhold with respect to making payment under the Code, or any other applicable state, local or foreign tax law. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, please see “Appraisal Rights”.

If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make any affidavit of that fact and, if required by the surviving corporation, post a bond as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to your lost, stolen or destroyed stock certificates.

Treatment of Options, Warrants, Restricted Stock and ESPP

The merger agreement provides that each option issued and outstanding immediately prior to completion of the merger will fully vest and become exercisable. Holders of unexercised options immediately prior to completion of the merger will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to their option, multiplied by (ii) $26.50 minus the per share exercise price of the option, net of any applicable withholding taxes. Our option plans will terminate upon completion of the merger.

The merger agreement provides that each warrant issued and outstanding immediately prior to completion of the merger will become exercisable. Holders of unexercised warrants immediately prior to completion of the merger will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to their warrant, multiplied by (ii) $26.50 minus the per share exercise price of the warrant, net of any applicable withholding taxes.

The restrictions on each share of CCC restricted stock will lapse immediately prior to the completion of the merger, and each share of restricted stock will be fully vested and have the same rights as each share of common stock not subject to any restrictions.

We agreed to terminate our ESPP prior to completion of the merger and use participants’ contributions under the ESPP to purchase common stock. No further purchases will be made under our ESPP after its termination. In addition, we agreed to amend the ESPP to provide that all shares held in the deposit account under the ESPP will be released from transfer restrictions upon completion of the merger, and these shares will have the same rights as each share of common stock not subject to any restrictions.

Payment Procedures

Prior to the completion of the merger, Cougar Holdings will appoint a paying agent to act as agent for the holders of our shares in connection with the merger and to receive the funds to which such holders will be entitled under the merger agreement. Cougar Holdings will deposit sufficient cash with the paying agent to permit the payment of the merger consideration. As promptly as practicable following the completion of the merger, but in any event within two business days, the surviving corporation will cause the paying agent to mail to each stockholder who was, immediately prior to the completion of the merger, a holder of record of shares or warrants entitled to receive the merger consideration, a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent. The paying agent will pay the merger consideration, less any applicable withholding taxes, to our stockholders promptly following the paying agent’s receipt of the stock certificate or other instrument and a properly completed letter of transmittal. You should NOT send your CCC stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your CCC stock certificates with the enclosed proxy. In the event of a transfer of ownership of any shares that is not registered in the transfer books of the company, payment can be made to the transferee if the certificate or other instrument surrendered is properly endorsed or otherwise in proper form for transfer. If any certificate is lost, stolen or destroyed, a person can make an affidavit of that fact and an undertaking of indemnity and the surviving corporation will deliver the merger consideration in exchange for such lost, stolen or destroyed certificate. The surviving corporation will be entitled to cause the paying agent to deliver to it any funds (including interest received with respect thereto) that have not been disbursed to holders within six months after the completion of the merger, and the funds will become property of the surviving corporation. Any portion of remaining cash unclaimed by holders of shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.

At the completion of the merger, the stock transfer books of the company will be closed and there will be no further registration of transfer in the stock transfer books of the surviving corporation of the shares that were outstanding immediately prior to the merger. If, after completion of the merger, certificates are presented to the surviving corporation or the paying agent for any reason, they will be canceled and exchanged as provided in the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Cougar Holdings and Merger Sub and representations and warranties made by Cougar Holdings and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The merger agreement contains customary representations and warranties that we made to Cougar Holdings and Merger Sub regarding, among other things:

•	corporate matters, including due organization, power and standing;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	our capitalization;

•	absence of conflicts with, or violations of, organizational documents, applicable laws or contractual obligations, or creation of any liens on our assets as a result of the completion of the merger;

•	identification of required governmental filings and consents;

•	financial information and accuracy of information contained in registration statements, reports and other documents that we file with the SEC, the compliance of our SEC filings with applicable federal securities law requirements and, with respect to the financial statements therein, generally accepted accounting principles;

•	maintenance of our internal controls over financial reporting;

•	the compliance of certain disclosure documents, including this proxy statement, with the Exchange Act and other applicable laws;

•	absence of a material adverse effect on us or any action that would require the consent of Cougar Holdings prior to completion of the merger under the covenants related to the conduct of our business, each from June 30, 2005;

•	owned and leased property;

•	our material contracts;

•	environmental matters;

•	litigation matters;

•	compliance with law and possession of licenses and permits;

•	intellectual property;

•	tax matters;

•	labor and employment matters and employee benefits plans;

•	absence of transactions with related parties or affiliates;

•	brokers’ fees;

•	insurance;

•	key customer relationships;

•	absence of any state takeover statute that would apply to the merger; and

•	receipt of a fairness opinion from our financial advisor.

All of our representations and warranties are qualified by information disclosed in our filings with the SEC prior to September 21, 2005. In addition, many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for us is defined to mean any event, change or effect that has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of CCC and our subsidiaries, taken as a whole, other than (i) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which the company operates that do not materially and disproportionately affect the company, (ii) changes or effects which result directly from the announcement of the merger agreement or the merger, (iii) changes or effects which are or result from changes in applicable laws after the date of the merger agreement, or (iv) changes or effects which are or result from changes in generally accepted accounting principles after the date of the merger agreement.

In addition, each of Cougar Holdings and Merger Sub, jointly and severally, made representations and warranties to us regarding:

•	corporate matters, including due organization, power and authority;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents, applicable laws or contractual obligations as a result of the merger;

•	identification of required governmental filings and consents;

•	the compliance of certain disclosure documents with the Exchange Act and other applicable laws;

•	brokers’ fees;

•	litigation matters;

•	availability of funds and solvency of the surviving corporation;

•	the commitment letters received by an affiliate of Cougar Holdings in connection with financing the merger;

•	ownership and operations of Merger Sub;

•	absence of voting required for any stockholders of Cougar Holdings; and

•	absence of any arrangements entered into by Cougar Holdings, Merger Sub or any of their affiliates with any of our directors, officers, or affiliates that have not been disclosed to us.

Many of the representations and warranties made by Cougar Holdings and Merger Sub are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for Cougar Holdings is defined to mean any event, change or effect that has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Cougar Holdings and its subsidiaries, taken as a whole, other than (i) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which Cougar Holdings operates which do not materially and disproportionately affect Cougar Holdings, (ii) changes or effects which result directly from the announcement of the merger agreement or the merger, (iii) changes or effects which are or result from changes in applicable laws after the date of the merger agreement, or (iv) changes or effects which are or result from changes in generally accepted accounting principles after the date of the merger agreement.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement until completion of the merger, we have agreed to operate our business only in the ordinary course of business consistent with past practice and use commercially reasonable efforts to:

•	preserve intact our present organization;

•	keep available the services of our officers and employees;

•	preserve our goodwill and relationships with customers, suppliers, licensors, licensees, contractors, lenders and other persons having significant business dealings with us;

•	continue all current sales, marketing and other promotional policies, programs and activities;

•	maintain our assets in good repair, order and condition; and

•	maintain our insurance policies and risk management programs, and in the event of casualty, loss or damage to any of our assets, repair or replace such assets with assets of comparable quality, as the case may be.

During the same period, we have also agreed that, subject to certain exceptions, we will not do the following without the prior written consent of Cougar Holdings, which consent shall not be unreasonably withheld or delayed:

•	cause or knowingly permit any event or change which would reasonably be expected to have a material adverse effect on us;

•	incur any material indebtedness for borrowed money other than borrowing under our existing credit facility in the ordinary course of business;

•	amend or otherwise change our certificate of incorporation or by-laws;

•	declare, set aside or pay any dividend or other distribution with respect to any shares of our capital stock;

•	issue or sell, or enter into any contract for the issuance or sale, of any shares of our capital stock or securities convertible into or exercisable for shares of our capital stock (other than the issuance of shares of common stock upon the exercise of warrants or options outstanding on the date of the merger agreement or pursuant to our ESPP);

•	sell, assign, pledge, encumber, transfer or otherwise dispose of our material assets outside of the ordinary course of business, excluding sales of assets no longer useful in the operation of our business or sales of assets pursuant to existing contracts or commitments;

•	create any lien or encumbrance on our property, except for (i) encumbrances created in the ordinary course of business consistent with past practice and (ii) encumbrances that do not materially impair the value or use of our assets;

•	acquire any interest in any person or any assets, other than acquisitions of assets in the ordinary course of business and any other acquisitions for consideration that is individually not in excess of $5,000,000, or in the aggregate not in excess of $10,000,000;

•	incur any material capital expenditures or commitments or additions to property, plant or equipment, other than in the ordinary course of business and consistent with our capital expenditure plans;

•	except for regular annual increases or promotions in the ordinary course of business (i) increase the compensation of our employees or (ii) increase any compensation or bonus payable to our officers, stockholders, directors, consultants or agents having an annual salary or remuneration in excess of $150,000;

•	change our independent registered public accountants, except as required by generally accepted accounting principles or applicable law, materially change the accounting methods or accounting practices we follow;

•	make any material tax election, incur any material liability for taxes other than in the ordinary course of business or file any amended tax return, other than a tax return filed in connection with or required by the resolution of any tax audit or proceeding;

•	except in the ordinary course of business consistent with past practice, (i) enter into, amend, modify or consent to the termination of any material contract or any agreement with our ten most significant customers (by revenue) or amend, waive, modify or consent to the termination of our material rights with respect to any such material contract or customer agreement or (ii) enter into any agreement with a new customer pursuant to which we would provide services to such customer if it is reasonably likely that the revenue to be generated by such agreement would result in such new customer becoming one of our ten most significant customers by revenue;

•	commence or settle any material action, suit, proceeding, claim or dispute pending or threatened by or before any court or other governmental entity; or

•	take or agree in writing to take any of the actions described above or any other action which would reasonably be expected to prevent the satisfaction of any condition to the merger agreement.

No Solicitation

The merger agreement provides that, until the completion of the merger or the earlier termination of the merger agreement, we will not, nor will we authorize any of our subsidiaries or officers, directors, employees, counsel, advisors, agents or other representatives to, directly or indirectly:

•	solicit, initiate or facilitate any acquisition proposal for us;

•	participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an acquisition proposal for us;

•	withdraw or modify the recommendation of the board of directors in a manner adverse to Cougar Holdings;

•	other than the merger, approve or recommend any acquisition proposal for us; or

•	enter into any agreement or letter of intent with respect to any acquisition proposal for us.

However, at any time prior to the adoption of the merger agreement by our stockholders, we are permitted to:

•	take, and disclose to our stockholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with applicable rules under the Exchange Act, provided that our board of directors may not recommend that our stockholders tender their shares in connection with such tender or exchange offer unless our board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that the tender or exchange offer is a superior proposal;

•	effect a change in the recommendation of our board of directors or enter into an agreement with respect to an acquisition proposal for us if our board of directors, after consultation with outside legal counsel and financial advisors, determines that such acquisition proposal is a superior proposal;

•	effect a change in the recommendation of our board of directors if our board determines, after consultation with outside legal counsel, that it is necessary to do so to comply with its fiduciary obligations under applicable law; or

•	participate in discussions or negotiations with, or provide non-public information to, any person in response to an acquisition proposal for us, if our board of directors determines, after consultation with outside legal counsel and financial advisors, that there is a reasonable likelihood that the acquisition proposal could lead to a superior proposal and that the failure to take such action would be inconsistent with its fiduciary obligations under applicable law, provided that, prior to participating in such discussions or providing such information, we are required to notify Cougar Holdings in writing of such determination and our intention to participate in discussions or negotiations with, or provide non-public information to, any person in response to any acquisition proposal.

We further agreed to, and to cause our directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any person that may have been ongoing with respect to any acquisition proposal.

An “acquisition proposal” is defined to mean any bona fide offer or proposal concerning any (i) merger, consolidation, business combination, or similar transaction involving us, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets representing 20% or more of our consolidated assets, (iii) issuance, sale, or other disposition, including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction, the capital stock or other equity interests representing 20% or more of the voting power of us or (iv) transaction in which, if completed, any person or group would acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of any class of the outstanding voting capital stock of us or any of our subsidiaries or (v) any combination of the foregoing, other than the merger.

A “superior proposal” is defined to mean an acquisition proposal for us which, in the good faith judgment of our board of directors, after receipt of the advice of its financial advisors and outside legal counsel, would if completed result in a transaction that is more favorable to our stockholders than the merger and is reasonably capable of being completed on the terms proposed.

Reasonable Efforts

We and Cougar Holdings agreed to use all commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under applicable laws to complete the merger as expeditiously as practicable and to cause the conditions to the merger to be satisfied. In addition, we and Cougar Holdings agreed to use all commercially reasonable efforts to comply as expeditiously as practicable with any request under or with respect to the HSR Act for additional information, documents or other materials received from the FTC or the DOJ in connection with the HSR Act applications or filings or the merger. If Cougar Holdings or its affiliates enters into an agreement to purchase a competitor of ours prior to the completion of the merger, and that pending transaction results in an objection to the merger by the FTC or the DOJ, (i) Cougar Holdings agreed to cooperate in good faith with all governmental entities and undertake promptly any and all actions required to resolve such objection and lawfully complete the merger, including proffering and consenting to any and all governmental orders or requirements to divest, hold separate or otherwise take or commit to any action with respect to any assets or lines of business of Cougar Holdings or us, and (ii) the entry by any governmental entity in any legal proceeding or a governmental order or a court order requiring any of the assets or lines of business of Cougar Holdings to be divested, held separate, or otherwise be legally or commercially limited thereafter (including the business and assets of us) shall not constitute or result in a breach of any representation or warranties in the merger agreement or a failure of any condition to completion of the merger to be satisfied. Except in the circumstance in which Cougar Holdings or its affiliates has entered into an agreement to purchase a competitor of ours, Cougar Holdings is under no obligation to take any action requested by any governmental entity in order to complete the merger, including, without limitation, making any divestiture of any asset or agreeing to any type of behavioral relief that a governmental entity may request. We have also agreed to use our commercially reasonable efforts to cooperate with Cougar Holdings in connection with any third party financing that Cougar Holdings may seek to obtain to fund the transaction contemplated by the merger agreement to refinance our existing indebtedness.

Stockholders Meeting

We have agreed to call and hold a meeting of our stockholders for the purpose of voting upon the adoption of the merger agreement. We may adjourn or postpone the meeting in response to an acquisition proposal if our board of directors determines, after consultation with outside counsel and financial advisors, that there is a reasonable likelihood that such acquisition proposal could lead to a superior proposal and that the failure to adjourn or postpone the meeting would be inconsistent with its fiduciary obligations under applicable law. We are not required to hold the meeting if the merger agreement is terminated before the meeting is held.

Indemnification and Insurance

Pursuant to the merger agreement, for at least six years after the completion of the merger, Cougar Holdings agreed to indemnify and hold harmless all of our past and present directors, officers, employees and agents, which we refer to as covered persons, to the same extent such persons are indemnified as of the date of the merger agreement for acts or omissions occurring at or prior to the completion of the merger; provided, however, that Cougar Holdings agreed to indemnify and hold harmless such persons to the fullest extent permitted by applicable law for acts or omissions occurring in connection with the approval of the merger agreement and the merger. Each covered person is also entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder to the extent provided in the certificate of incorporation and by-laws of the surviving corporation, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay the advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

In addition, the certificate of incorporation and by-laws of the surviving corporation are required to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons then are currently set forth in our amended and restated certificate of incorporation, as amended, and second amended and restated by-laws. Any indemnification agreements with covered persons in existence on September 21, 2005 will be assumed by the surviving corporation in the merger, without any further action, and will survive the merger and continue in full force and effect in accordance with their terms.

Pursuant to the merger agreement, for six years after completion of the merger, the surviving corporation will provide to our current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the completion of the merger that is no less favorable than our policy as of September 21, 2005 or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the surviving corporation is not required to expend more than an amount per year equal to 250% of our current annual premiums for such insurance (which premiums are $462,500 in the aggregate) but, in such case, will purchase as much coverage as is reasonably practical for such amount. If we or Cougar Holdings obtain prepaid policies prior to the completion of the merger, Cougar Holdings will maintain such policies in full force and effect, and continue to honor the obligations thereunder. We currently expect that we or Cougar Holdings will purchase such prepaid policy prior to completion of the merger.

The indemnification and insurance obligations may not be terminated or modified so as to affect adversely any covered person without the consent of such person. If Cougar Holdings or the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes these obligations.

Employee and Employee Benefits

For a period of one year following the completion of the merger, Cougar Holdings will, or it will cause the surviving corporation to, provide our employees with annual rates of base salary or hourly wages, as applicable, annual incentive opportunities and coverage and benefits pursuant to employee benefit plans, programs, policies and arrangements that are not materially less favorable than the compensation and benefits in the aggregate provided to employees immediately prior to the completion of the merger. Cougar Holdings has agreed to give employees full credit for service with us and our ERISA affiliates (including predecessor companies) for purposes of determining eligibility to participate, vesting and accrual under each employee benefit plan, program, policy or arrangement to be provided by the surviving corporation to our employees to the same extent such service was recognized under the applicable plan immediately prior to the merger, except where such crediting would result in duplicate benefits; provided that no credit need be given with respect to new equity incentive programs established by Cougar Holdings or the surviving corporation after the merger.

Cougar Holdings agreed to honor and will cause the surviving corporation to honor in accordance with their terms, all individual employment, severance and change of control agreements between us and our employees including, without limitation, bonuses, incentives or deferred compensation disclosed to Cougar Holdings. Cougar Holdings acknowledged that completion of the merger constitutes a “Change of Control” as defined in such agreements.

Cougar Holdings has agreed to and will cause the surviving corporation to provide or pay when due to our employees all benefits and compensation pursuant to any employee benefit plan, program or arrangement in effect on September 21, 2005 earned or accrued through, and to which such individuals are entitled as of, the completion of the merger or such later time as the plans are terminated or canceled by the surviving corporation.

Conditions to the Merger

Our and Cougar Holdings’ obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	our stockholders must have adopted the merger agreement;

•	no court of competent jurisdiction or other governmental entity will have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits completion of the merger; provided, however, that this condition will not be available to any party whose failure to fulfill its obligations under the merger agreement is the cause of, or has resulted in, such order, decree, judgment, injunction or other ruling;

•	the expiration or termination of the applicable waiting periods under the HSR Act for which we were granted early termination on October 17, 2005;

•	all of our representations and warranties in the merger agreement (without giving effect to any materiality or material adverse effect qualifiers) must be true and correct on and as of the closing date of the merger (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date) except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on us; provided, however, that certain of our representations as to capitalization must be true and correct on and as of the closing date of the merger with the same effect as though such representations and warranties were made on and as of the closing date of the merger (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be true and correct as of such earlier date); provided that any inaccuracy in the number of shares of capital stock outstanding or underlying the options and warrants that does not exceed 20,000 shares will not be deemed to be a breach of our representations as to capitalization for purposes of the closing condition;

•	we will have performed in all material respects and complied in all material respects with all agreements and conditions contained in the merger agreement that are required to be performed or complied with by us prior to or at the closing date of the merger. Cougar Holdings shall have received a certificate dated the closing date of the merger and signed by one of our authorized officers, certifying that the conditions specified in the merger agreement have been satisfied;

•	since June 30, 2005, no material adverse effect on us will have occurred and be continuing and no event, change or effect will have occurred and be continuing that would reasonably be expected to have a material adverse effect on us;

•	each member of our board of directors, or comparable body for each of our subsidiaries, will resign effective immediately after the effective time, unless specified by Cougar Holdings;

•	each of Cougar Holdings’ and Merger Sub’s representations and warranties in the merger agreement (without giving effect to any materiality or material adverse effect qualifiers) must be true and correct on and as of the closing date of the merger (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be true and correct as of such earlier date) except where the failure to be true and correct, individually or in the aggregate, has not had a material adverse effect on Cougar Holdings; provided, however, that Cougar Holdings’ and Merger Sub’s representations as to having available all necessary funds as of the closing date of the merger and that the surviving corporation will be solvent must be true and correct on and as of the closing date with the same effect as though such representations and warranties were made on and as of the closing date of the merger;

•	Cougar Holdings and Merger Sub will have performed in all material respects and complied in all material respects with all agreements and conditions contained in the merger agreement that are required to be performed or complied with by them prior to or at the closing. We must receive a certificate dated the closing date and signed by an authorized officer of Cougar Holdings, certifying that the conditions specified in the merger agreement have been satisfied; and

•	Cougar Holdings must have made or caused to have been made the payments required by the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by action of the board of directors of the terminating party or parties and whether before or after our stockholders have adopted the merger agreement (other than termination by us in connection with a superior proposal, which termination may only be effected prior to the adoption of the merger agreement by the stockholders), as follows:

•	by mutual written consent of Cougar Holdings and us;

•	by either Cougar Holdings or us if any order, decree, ruling or other non-appealable final action has been issued by a governmental entity permanently restraining, enjoining or otherwise prohibiting completion of the merger; provided, however, that the right to terminate the merger agreement for this reason is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in such order, decree, ruling or other action;

•	by either Cougar Holdings or us if the merger has not been completed prior to December 31, 2005; provided, that if the SEC’s review process of this proxy statement and other filings has not been completed by a date that would allow us to hold the special meeting prior to December 31, 2005, either party has the right to extend such date by no more than 45 days by delivering written notice specifying such extension period to the other party; provided further that the right to terminate the merger agreement for this reason is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a material breach of the merger agreement;

•	by either Cougar Holdings or us if our stockholders do not adopt the merger agreement;

•	by Cougar Holdings if (i) our board of directors withdraws or adversely modifies its recommendation to our stockholders, or (ii) our board of directors recommends to our stockholders that they approve an acquisition proposal other than the merger;

•	by either Cougar Holdings or us if our board of directors determines to accept a superior proposal, provided that we may only terminate in this circumstance if we have complied with our no solicitation obligations in the merger agreement described above in the section entitled “—No Solicitation”;

•	by us, if we are not in material breach of our obligations under the merger agreement and there is a breach by Cougar Holdings or Merger Sub of any representation, warranty, covenant or other agreement of them contained in the merger agreement and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to the merger to be incapable of being satisfied; or

•	by Cougar Holdings, if it is not in material breach of its obligations under the merger agreement and there is a breach by us of any representation, warranty, covenant or other agreement of ours contained in the merger agreement, and the breach has not been cured within 30 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to the merger to be incapable of being satisfied.

Termination Fees and Expense Reimbursement

We will be required to pay Cougar Holdings a termination fee of approximately $9.9 million and up to $4 million of Cougar Holdings’ reasonable and documented out-of-pocket expenses if Cougar Holdings terminates the merger agreement because we accept a superior proposal, or our board of directors withdraws or adversely modifies its recommendation to our stockholders or recommends that our stockholders approve another acquisition proposal in a circumstance in which we have received a superior proposal.

We will be required to pay Cougar Holdings a termination fee of approximately $14.9 million and all of Cougar Holdings’ reasonable and documented out-of-pocket expenses if Cougar Holdings terminates the merger agreement after our board of directors has withdrawn or adversely modified its recommendation because, after consultation with outside legal counsel, it determines that it is necessary to do so to comply with its fiduciary obligations under applicable law. This termination fee and expense reimbursement is only payable if our board of directors withdraws or adversely modifies its recommendation to our stockholders in a circumstance in which we have not received a superior proposal.

All termination fees and expense reimbursement payments will be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Amendment, Modification and Waiver

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the completion of the merger; provided, however, that, after adoption of the merger agreement by our stockholders, no amendment may be made that, by law or in accordance with the rules of The Nasdaq National Market, requires further approval by such stockholders. The merger agreement may not be amended except by an instrument in writing signed by the parties hereto.

At any time prior to the completion of the merger, we, Cougar Holdings and Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) waive compliance by the other with any of the agreements or conditions contained in the merger agreement; provided, however, that after adoption of the merger agreement by our stockholders, there may not be any extension or waiver of the merger agreement which, by law or in accordance with the rules of The Nasdaq National Market, requires further approval by our stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

APPRAISAL RIGHTS

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock and Series F Preferred Stock plus a fair rate of interest, if any, as determined by the Court of Chancery of the State of Delaware. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, in order to perfect their rights. A copy of Section 262 is attached as Annex C to this proxy statement.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL. This summary does not constitute legal advice, nor does it constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders be notified not less than 20 days before the meeting to vote on the adoption of the merger agreement that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

(i) You must deliver to us a written demand for appraisal of your shares before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. A stockholder wishing to exercise appraisal rights must hold of record the shares on the date that the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. Voting against or failing to vote for the adoption of the merger agreement itself does not constitute a demand for appraisal under Section 262.

(ii) You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement.

If you fail to comply with either of these conditions, and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock or Series F Preferred Stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares.

All demands for appraisal should be addressed to CCC Information Services Group Inc., Assistant Secretary, World Trade Center Chicago, 444 Merchandise Mart, Chicago, IL, 60654-1005, should be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in such cases, have the record holder submit the required demand in respect of such shares.

If shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record holder.

If you hold your shares in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the closing date of the merger, the surviving entity must give written notice of the closing date of the merger to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. Within 120 days after the closing date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation (and has no present intention) to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the closing date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment for common stock and Series F Preferred Stock specified by the merger agreement. Any attempt to withdraw an appraisal demand more than 60 days after the closing date of the merger will require the written approval of the surviving corporation. Within 120 days after the closing date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of common stock and Series F Preferred Stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation, or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares has not been reached by the surviving corporation. After notice to stockholders who have demanded an appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although the company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. The company does not anticipate offering more than the applicable merger consideration to any stockholder of the company exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock or Series F Preferred Stock of the company is less than the applicable consideration pursuant to the merger agreement, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Chancery Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock or Series F Preferred Stock of the company have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of our common stock or Series F Preferred Stock under Section 262 fails to perfect, or successfully withdraws the demand or loses such holder’s right to appraisal, the stockholder’s shares of common stock and Series F Preferred Stock will be deemed to have been converted at the effective time of the transaction into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger in accordance with Section 262.

From and after the effective time of the merger, no dissenting stockholder shall have any rights of a stockholder of CCC with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of common stock or Series F Preferred Stock, if any, payable to stockholders of CCC of record as of a time prior to the effective time of the merger; provided, however, that if a dissenting stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving corporation, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any stockholder of CCC without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

IMPORTANT INFORMATION ABOUT CCC

We are a Delaware corporation with our principal executive offices at World Trade Center Chicago, 444 Merchandise Mart, Chicago, Illinois 60654-1005. Our telephone number is (312) 222-4636. We are a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Our technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC, please visit our web site at www.cccis.com. CCC is publicly traded on The Nasdaq National Market under the symbol “CCCG.”

Selected Historical Financial Data

Below are our condensed consolidated statements of operations and selected balance sheet information for the five years ended December 31, 2004 and the nine months ended September 30, 2004 and 2005, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which are incorporated herein by reference. The financial data for the five years ended December 31, 2004 has been derived from our audited consolidated financial statements. The financial data as of and for the nine months ended September 30, 2004 and 2005 has been derived from our unaudited condensed interim financial statements. We are of the opinion that all material adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our interim results of operations and financial condition for the nine months ended September 30, 2004 and 2005 have been included. The results of operations for any interim period should not be regarded as necessarily indicative of results of operations for any future period.

(In Thousands, Except Per Share Data)	Year Ended December 31,					Nine Months Ended September 30,
	2004	2003	2002	2001	2000	2005	2004
Consolidated Statement of Operations:
Revenues	$198,653	$193,352	$191,860	$187,941	$184,641	$152,085	$148,168
Expenses:
Production and customer support	32,315	31,866	28,376	32,498	41,449	25,634	24,132
Commissions, royalties and licenses	12,541	11,713	10,411	10,129	13,512	10,120	9,485
Selling, general and administrative	71,895	68,089	77,449	90,892	86,663	54,852	54,120
Depreciation and amortization	7,465	7,923	9,069	11,820	11,499	5,905	5,628
Product development and programming	30,164	32,234	28,383	30,429	27,895	20,604	23,302
Merger costs	—	—	—	—	—	1,441	—
Stock compensation, non-cash	13,139	—	—	—	—	—	13,139
Restructuring charges	886	1,061	869	10,499	6,017	—	886
Litigation settlements	(2,586)	—	—	4,250	2,375	2,882	(2,586)

Total operating expenses	165,819	152,886	154,557	190,517	189,410	121,438	128,106

Operating income (loss)	32,834	40,466	37,303	(2,576)	(4,769)	30,647	20,062
Interest expense	(3,986)	(392)	(708)	(5,680)	(3,135)	(8,590)	(1,471)
Other income (expense), net	552	272	455	(248)	5,101	652	432
Gain on exchange of investment securities, net	—	—	—	—	18,437	—	—
Loss on investment securities and notes	—	—	—	(28,267)	—	—	—
CCC Capital Trust minority interest expense	—	—	(3,984)	(1,371)	—	—	—
Equity in net income (losses) of ChoiceParts	513	(21)	(291)	(2,486)	(2,071)	9,154	365

Income (loss) from continuing operations before income taxes	29,913	40,325	32,775	(40,628)	13,563	31,863	19,388
Income tax (provision) benefit	(11,340)	(14,285)	(10,420)	18,329	(3,452)	(12,534)	(7,356)

(In Thousands, Except Per Share Data)	Year Ended December 31,					Nine Months Ended September 30,
	2004	2003	2002	2001	2000	2005	2004
Income (loss) from continuing operations before equity losses	18,573	26,040	22,355	(22,299)	10,111	19,329	12,032
Equity in net losses of affiliates	—	—	—	(2,354)	(15,650)	—	—

Income (loss) from continuing operations	18,573	26,040	22,355	(24,653)	(5,539)	19,329	12,032
Income (loss) from discontinued operations, net of income taxes	—	—	354	(5,972)	(3,704)	—	—

Net income (loss)	$18,573	$26,040	$22,709	$(30,625)	$(9,243)	$19,329	$12,032

Income (loss) per common share—basic
Income (loss) from continuing operations	$0.81	$0.99	$0.86	$(1.12)	$(0.25)	$1.19	$0.47
Income (loss) from discontinued operations	—	—	0.01	(0.27)	(0.17)	—	—

Net income (loss)	$0.81	$0.99	$0.87	$(1.39)	$(0.42)	$1.19	$0.47

Income (loss) per common share—diluted
Income (loss) from continuing operations	$0.77	$0.94	$0.83	$(1.12)	$(0.25)	$1.11	$0.45
Income (loss) from discontinued operations	—	—	0.01	(0.27)	(0.17)	—	—

Net income (loss)	$0.77	$0.94	$0.84	$(1.39)	$(0.42)	$1.11	$0.45

Weighted average shares outstanding:
Basic	22,993	26,243	25,850	21,967	21,851	16,219	25,351
Diluted	24,258	27,655	26,904	21,967	21,851	17,479	26,629

	December 31,					September 30,
(In Thousands)	2004	2003	2002	2001	2000	2005	2004
Selected Consolidated Balance Sheet Data:
Cash and short-term investments	$19,958	$27,759	$20,200	$766	$912	$45,903	$11,427
Working capital	6,290	14,287	(4,444)	(20,256)	(24,886)	33,616	(7,538)
Total assets	83,633	86,735	67,843	62,194	94,688	112,183	79,678
Long-term debt, excluding current maturities	169,613	—	—	7,145	42,000	168,321	168,281
Stockholders’ equity (deficit)	(121,875)	51,583	21,184	(6,811)	2,118	(94,784)	(131,319)

Our net book value per share (diluted) as of September 30, 2005 was $(5.42), which is substantially below the $26.50 per share cash merger consideration.

Projected Financial Information

Other than quarterly earnings guidance for the current fiscal year with respect to revenue, operating income and earnings per share, we do not as a matter of course make long-term public projections as to future sales, earnings, or other results. However, our management prepared the projected financial information set forth below to present two different projections of future operating results in connection with the sale process. A set of projected financial information, which we refer to as the “Base Case”, was prepared for use by our board of directors and by Credit Suisse First Boston in its fairness analysis as summarized under “Special Factors—Opinion of Financial Advisor to the Board of Directors”. As described below, the Base Case represents what management believes to be the most likely case, assuming significant improvements in revenue growth versus our historical performance. The existence of the Base Case was discussed with Investcorp prior to the execution of the merger agreement. Another set of projected financial information, which we refer to as the “CIM Case”, supplements the Base Case by providing a hypothetical presentation assuming significant acceleration in revenue growth. The CIM Case was prepared for use by our board of directors and was included in a confidential information memorandum distributed by us to representatives of Cougar Holdings and other potential buyers of CCC. As described below, the CIM Case represents what management believes to be an achievable upside case, assuming significant acceleration in revenue growth. Management does not view the CIM Case as the most likely to be achieved, however.

The projected financial information set forth below was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the Securities and Exchange Commission, generally accepted accounting principles or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of projected financial information, but, in the view of our management and subject to the key assumptions described below, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of CCC. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projected financial information. The financial projections are included below solely for the purpose of giving our stockholders access to the same non-public information that was provided to our board of directors, in the case of the Base Case, and our board of directors, Investcorp and all other potential buyers of CCC, in the case of the CIM Case.

The projected financial information included in this proxy statement has been prepared by, and is the responsibility of, the company’s management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying projected financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement relates to the company’s historic financial information. It does not extend to the projected financial information and should not be read to do so.

The assumptions and estimates underlying the projected financial information are inherently uncertain and, though considered reasonable by our management as of the date of its preparation, are subject to significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected financial information, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in our business, financial condition or results of operations. Accordingly, the projected results may not be indicative of our future performance or that actual results will not differ materially from those presented in the projected financial information. Inclusion of the projected financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the projected financial information will be achieved.

Other than quarterly earnings guidance for the current fiscal year with respect to revenue, operating income and earnings per share, we do not generally publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations. Accordingly, we do not intend to update or otherwise revise the projected financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions.

Key Assumptions for the Projected Financial Information for Fiscal Years 2005 through 2010

Background

The following key assumptions have been used to develop the Revenue, EBITDA, Pro Forma EBITDA and Capital Expenditures as reflected in the tables which follow below.

Base Case

The Base Case financial projections included the following key assumptions:

•	Revenue growth primarily from leveraging and expanding our position with large and mid-tier insurance customers as well as repair facilities. In addition, we intend to launch new products targeted for both the insurance and repair facility segments. Revenue in the Base Case is expected to grow at a compound annual growth rate of 5.5% from 2005 to 2009.

•	Product development spend rate at 14.0% of revenue.

•	In addition to the natural expense leverage the business realizes from revenue growth, we plan several initiatives to lower infrastructure costs.

•	Depreciation and amortization is expected to trend in line with capital expenditures, while commissions, licenses and royalties expense is expected to remain flat as a percentage of sales.

•	Capital expenditures are expected to be in the $8 to $9 million range per year and will continue to consist primarily of computer hardware and software to support customer-facing technology infrastructure, investments in internal management information systems and projects that support further revenue growth.

Although our historical annual growth rate noted below has only been 1.8%, management believes that the 5.5% revenue growth in the Base Case is more likely given our new products, our bundling strategy and recent customer wins. We will need to win other significant contracts to continue this growth rate.

CIM Case

The CIM Case financial projections included the following key hypothetical assumptions:

•	Revenue drivers are similar to the Base Case, but at an increased growth rate. Revenue in the CIM Case is expected to grow at a compound annual growth rate of 7.2% from 2005 to 2009, compared to 5.5% in the Base Case.

•	Expenses are assumed to be roughly similar to the Base Case despite increased revenue growth.

The revenue growth assumptions in the CIM Case are aggressive given our growth rates during the past few years. For comparison purposes, we grew revenue from 2000 to 2004 at a compound annual growth rate of 1.8%. The CIM Case projects revenue growth at a compound annual growth rate of 7.2% from 2005 to 2009.

Projected Financial Statement Data (Base Case)

Projected financial statement data for fiscal years 2005 through 2010 is set forth below for the Base Case. The projections should be read together with the information contained in our historical consolidated financial statements available in our filings with the SEC, and the information set forth above.

(In thousands)	2005	2006	2007	2008	2009	2010
Total Revenues	$204,057	$213,726	$225,896	$238,974	$253,045	$268,132
Operating Expense	156,585	156,847	163,642	169,601	175,865	182,393

Operating Income	$47,472	$56,879	$62,254	$69,373	$77,180	$85,739

EBITDA	$55,896	$65,428	$70,838	$77,976	$85,784	$94,319

Pro Forma Adjustments	6,404	0.0	0.0	0.0	0.0	0.0
Pro Forma Operating Expenses	150,181	156,847	163,642	169,601	175,865	182,393

Pro Forma Operating Income	$53,876	$56,879	$62,254	$69,373	$77,180	$85,739

Pro Forma EBITDA	$62,300	$65,428	$70,838	$77,976	$85,784	$94,319

Capital Expenditures	$(7,000)	$(8,250)	$(8,500)	$(8,750)	$(9,000)	$(9,250)

“EBITDA” reconciles to operating income by adding back depreciation and amortization. “Pro Forma EBITDA” is EBITDA with adjustments which management considers appropriate to eliminate either because they are unusual one-time items that are not reflective of the results of ongoing operations, public company costs, or non-cash expense. The pro forma adjustments include the following: public reporting related costs of $2.5 million; non-cash stock compensation expense of $2.8 million; management consulting fees of $0.8 million; and legal expense of $0.3 million.

We present EBITDA and Pro Forma EBITDA because management believes certain measurements of enterprise value have been derived from one or more of these measures. EBITDA and Pro Forma EBITDA should not be considered in isolation from or as a substitute for operating income and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability. Additionally, our computation of EBITDA and Pro Forma EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate EBITDA and Pro Forma EBITDA in the same manner.

Projected Financial Statement Data (CIM Case)

Projected financial statement data for fiscal years 2005 through 2010 is set forth below for the CIM Case. The projections should be read together with the information contained in our historical consolidated financial statements available in our filings with the SEC, and the information set forth above.

(In thousands)	2005	2006	2007	2008	2009	2010
Total Revenues	$204,057	$219,032	$233,028	$249,960	$269,662	$288,483
Operating Expenses	156,585	157,429	164,548	174,277	185,542	195,815

Operating Income	$47,472	$61,604	$68,480	$75,683	$84,120	$92,668

EBITDA	$55,896	$70,146	$76,644	$84,027	$92,696	$101,471

Pro Forma Adjustments	6,404	0.0	0.0	0.0	0.0	0.0
Pro Forma Operating Expenses	150,181	157,429	164,548	174,277	185,542	195,815

Pro Forma Operating Income	$53,876	$61,604	$68,480	$75,683	$84,120	$92,668

Pro Forma EBITDA	$62,300	$70,146	$76,644	$84,027	$92,696	$101,471

Capital Expenditures	$(7,000)	$(8,250)	$(8,500)	$(8,750)	$(9,000)	$(9,250)

“EBITDA” reconciles to operating income by adding back depreciation and amortization. “Pro Forma EBITDA” is EBITDA with adjustments which management considers appropriate to eliminate either because they are unusual one-time items that are not reflective of the results of ongoing operations, public company costs, or non-cash expense. The pro forma adjustments include the following: public reporting related costs of $2.5 million; non-cash stock compensation expense of $2.8 million; management consulting fees of $0.8 million; and legal expense of $0.3 million.

We present EBITDA and Pro Forma EBITDA because management believes certain measurements of enterprise value have been derived from one or more of these measures. EBITDA and Pro Forma EBITDA should not be considered in isolation from or as a substitute for operating income and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability. Additionally, our computation of EBITDA and Pro Forma EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate EBITDA and Pro Forma EBITDA in the same manner.

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the two years ended December 31, 2004 and the nine months ended September 30, 2004 and 2005, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which are incorporated herein by reference.

	Nine Months Ended		Years Ended
	2005	2004	2004	2003
Income before taxes	$31,863,535	$19,388,204	$29,913,534	$40,325,263
Choiceparts equity	(9,154,662)	(364,489)	(513,134)	21,036
Interest expense	8,590,249	1,470,868	3,985,271	391,306
Interest on rental expense	43,887	56,729	283,506	348,621

Income available for fixed charges	$31,343,009	$20,551,312	$33,669,177	$41,086,226

Fixed charges:
Interest expense	$8,590,249	$1,470,868	$3,985,271	$391,306
Interest on rental expense	43,887	56,729	283,506	348,621

Total fixed charges	$8,634,136	$1,527,597	$4,268,777	$739,927

Ratio of earnings to fixed charges	3.63	13.45	7.89	55.53

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include: (i) interest expense, (ii) amortization of premiums, discounts and capitalized expenses related to indebtedness, and (iii) the estimate of the interest within rental expense.

Market Price and Dividend Data

Our common stock is traded on The Nasdaq National Market under the symbol “CCCG.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The Nasdaq National Market.

	CCC Common Stock
	High	Low
Fiscal Year Ended December 31, 2003
First Quarter	$21.60	$15.97
Second Quarter	$18.19	$13.92
Third Quarter	$16.76	$12.37
Fourth Quarter	$17.20	$16.55
Fiscal Year Ended December 31, 2004
First Quarter	$20.20	$16.55
Second Quarter	$18.05	$13.86
Third Quarter	$18.56	$14.77
Fourth Quarter	$22.69	$17.80
Fiscal Year Ending December 31, 2005
First Quarter	$23.85	$20.41
Second Quarter	$24.00	$21.22
Third Quarter	$26.31	$22.96
Fourth Quarter (through December 2, 2005)	$26.47	$25.84

Since our initial public offering of common stock in August of 1996, we have not paid any dividends. Our policy has been to retain cash to fund future growth. However, in August 2004, the Company initiated a self-tender offer for 11.2 million of its shares for a price of approximately $18.75 per share. Please see the section below entitled “—Transactions in Shares” for additional details.

Directors and Executive Officers

The following table sets forth the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of CCC, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience

John D. Collins (67), Director	Mr. Collins has served as one of our directors since November 2004. Mr. Collins worked for over 40 years as an auditor with KPMG, LLP, serving most recently as a Senior Audit Partner in KPMG’s New York office until his retirement in 1999. From 1999 to 2000, he worked as a consultant for KPMG. Since May 2002, Mr. Collins has been a member of the Board of Trustees of LeMoyne College. He also currently serves on the Board of Directors of Mrs. Fields Famous Brands and Excelsior Funds.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
Morgan W. Davis (55), Director	Mr. Davis has served as one of our directors since 1995. Mr. Davis previously served as Managing Director of OneBeacon Insurance Group LLC and Chairman of the Peninsula Insurance Company, Chairman of Valley Group, Inc. and was the founder and former President and Chief Executive Officer of White Mountains Insurance Company. Currently, Mr. Davis also serves as a director for One Beacon Insurance Group LLC, Claim IQ, Esurance Inc., Farmers Union Insurance Co. and Merastar Insurance Co.

Michael R. Eisenson (50), Director	Mr. Eisenson has served as one of our directors since 1998. He is a Managing Director and the Chief Executive Officer of Charlesbank Capital Partners, LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc. Mr. Eisenson serves on the Board of Directors of Playtex Products, Inc., United Auto Group, Inc. and Universal Technical Institute, Inc. He also currently serves on the Board of Directors of several Charlesbank portfolio companies.

J. Roderick Heller, III (68), Director	Mr. Heller has served as one of our directors since August 2003. Since 1997, he has served as Chairman and Chief Executive Officer of Carnton Capital Associates, a private investment company. Mr. Heller serves as a director of York International Corporation, First Potomac Realty Trust and two private, technology-focused companies, E-Law Forum and Auto-trol Technology Corporation.

Thomas L. Kempner (78), Director	Mr. Kempner has served as one of our directors since 1983. Since 1983 he has also served as Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking, registered broker/dealer and registered investment advisory firm. He also serves as a director of Dyax Corporation, FuelCell Energy, IGENE BioTechnology, Inc., Insight Communications Company, Inc., Intermagnetics General Corporation and Intersections, Inc., and he is director emeritus of Northwest Airlines, Inc.

Githesh Ramamurthy (44), Chairman of the Board, President and Chief Executive Officer	Mr. Ramamurthy has served as one of our directors since 1999. He joined CCC in July 1992 as Executive Vice President—Product Engineering and Chief Technology Officer. In January 1996, he assumed the position of President—Insurance Division while retaining the position of Chief Technology Officer and in July 1997, he became President and Chief Operating Officer. In July 1999, Mr. Ramamurthy assumed the position of Chief Executive Officer while retaining the position of President. Mr. Ramamurthy became our Chairman in June 2000. Mr. Ramamurthy retained the titles of Chief Executive Officer and Chairman when Edward B. Stevens joined the company as President and Chief Operating Officer in November 2001. Following the resignation of Mr. Stevens in June 2004, Mr. Ramamurthy again assumed the title of President of the company. Mr. Ramamurthy is also a director of SofTech, Inc.

Mark A. Rosen (55), Director	Mr. Rosen has served as one of our directors since 1998. He is a Managing Director of Charlesbank Capital Partners, LLC. Mr. Rosen has been with Charlesbank and its predecessor, Harvard Private Capital Group, Inc., since 1994. He currently serves on the Board of Directors of several Charlesbank portfolio companies.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
Herbert S. Winokur, Jr. (61), Director	Mr. Winokur has served as one of our directors since 1998. He is Chairman and Chief Executive Officer of Capricorn Holdings, Inc., a private investment company, and Managing General Partner of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1994 and 1999, respectively. He is also a Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC, which are general partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively. Mr. Winokur is also a director of Mrs. Fields Famous Brands, Holland Balanced Fund and NATCO Group, Inc.

Andrew G. Balbirer (51), Executive Vice President and Chief Financial Officer	Mr. Balbirer joined CCC in January 2005 as Executive Vice President and Chief Financial Officer. Prior to joining the company, Mr. Balbirer was Executive Vice President, Chief Financial and Development Officer of Information Resources, Incorporated, a provider of content and analytic services to consumer packaged goods manufacturers and retailers, from 2000 to 2004. From 1999 to 2000, Mr. Balbirer was Chief Executive Officer of Arkidata Corporation, a provider of technology and services to the pension benefits industry.

J. Laurence Costin, Jr. (64), Vice Chairman	Mr. Costin joined CCC in February 1983 as Executive Vice President responsible for our sales and client field service organization. He currently serves as Vice Chairman, a position he has held since May 1983.

Mary Jo Prigge (47), President, Service Operations	Ms. Prigge joined CCC in October 1998 as Executive Vice President of the Claims Settlement Division and is currently President, Service Operations. From May 2001 to June 2001, Ms Prigge was President, CCC US Division, and from June 2001 to June 2002, she was President, CCC US, Sales and Service. From June 2002 to March 2005, Ms. Prigge served as President, Sales and Service.

James T. Beattie (57), Executive Vice President and Chief Technology Officer	Mr. Beattie joined CCC in June 2000 as Vice President and Chief Technology Officer of the company’s DriveLogic division and is currently Executive Vice President and Chief Technology Officer of the company. Prior to joining CCC, Mr. Beattie was Chief Technology Officer of Britannica.com from 1998 to June 2000.

James A. Dickens (44), Senior Vice President, Sales	Mr. Dickens joined CCC in December 1991 as an account manager in our Auto Body Systems division. From January 1998 to December 1998, Mr. Dickens was Zone Vice President, Automotive Services of the company. From January 1999 to May 2002, he was Group Vice President, Automotive Services of the company. From May 2002 to March 2005, Mr. Dickens served as Senior Vice President, Marketing and Product Management of the company. Mr. Dickens currently is Senior Vice President, Sales, a position he has held since March 2005.

Oliver G. Prince, Jr. (52), Senior Vice President, Human Resources	Mr. Prince joined CCC in February 1999 as Senior Vice President, Human Resources.

Security Ownership of Certain Beneficial Owners and Management

Common Stock

The following table sets forth certain information, as of December 2, 2005, with respect to the beneficial ownership of shares of our common stock, by:

•	each person known to CCC to beneficially own more than 5% of the outstanding shares of our common stock,

•	each of our directors,

•	our chief executive officer and each of our other executive officers, and

•	all executive officers and directors as a group.

Unless otherwise indicated, the address of each of the stockholders listed below is c/o CCC Information Services Group Inc., World Trade Center Chicago, 444 Merchandise Mart, Chicago, Illinois 60654.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
White River Ventures, Inc.(3)(4)	5,054,029	29.88%
Michael R. Eisenson(4)	5,054,029	29.88%
Mark A. Rosen(4)	5,054,029	29.88%
Herbert S. Winokur, Jr.(5)	2,220,202	12.39%
Dr. Purnendu Chatterjee(6)	1,587,433	9.49%
Capricorn Investors III, L.P.(7)	1,329,075	7.42%
Barclays Global Investors, NA(8)	1,065,545	6.37%
Morgan Stanley(9)	998,623	5.97%
Capricorn Investors II, L.P.(10)	891,127	5.33%
Wellington Management Company, LLP(11)	849,561	5.08%
Githesh Ramamurthy(12)	829,728	4.84%
Thomas L. Kempner(13)	502,802	3.01%
J. Roderick Heller, III(14)	50,974	*
Morgan W. Davis(15)	12,266	*
John D. Collins(16)	6,000	*
Mary Jo Prigge(17)	164,108	1.0%
J. Laurence Costin, Jr.(18)	153,897	*
James T. Beattie(19)	63,425	*
James A. Dickens(20)	54,604	*
Oliver G. Prince(21)	50,634	*
Andrew G. Balbirer(22)	20,186	*
All Directors and Executive Officers as a Group (14 persons)(23)	10,770,022	52.66%

*	Less than 1% of the outstanding common stock. Any fractional shares owned have been rounded to the nearest whole share.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 2, 2005 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person’s name.
(2)	Based on 16,720,114 shares of common stock outstanding as of December 2, 2005.

(3)	The address of White River Ventures, Inc. is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, Boston, Massachusetts 02210.
(4)	Includes 193,618 shares of common stock issuable upon the exercise of a warrant granted by CCC to White River Ventures, Inc. on November 30, 2001. Mr. Eisenson and Mr. Rosen share voting and investment power over these shares and the warrant with the other Managing Directors of Charlesbank Capital Partners, LLC. Charlesbank is the investment advisor to White River Ventures, Inc., the registered owner of the shares. Mr. Eisenson and Mr. Rosen have disclaimed beneficial ownership of these shares and the warrant.
(5)	Includes 891,127 shares of common stock held by Capricorn Investors II, L.P., 129,075 shares of common stock held by Capricorn Investors III, L.P. and 1,200,000 shares of common stock issuable to Capricorn Investors III, L.P. upon exercise of a warrant issued by CCC on February 23, 2001. The warrant held by Capricorn Investors III, L.P. does not have voting rights. However, Capricorn Investors III, L.P. owns 100 shares of Preferred Stock, each share of which has a number of votes equal to the total number of shares (currently, 1,200,000) issuable upon exercise of the February 23, 2001 warrant, divided by 100. Mr. Winokur is the Managing General Partner of Capricorn Investors II, L.P. and Capricorn Investors III, L.P. Mr. Winokur is also a Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC (which are general partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively), and, as a result, Mr. Winokur may be deemed to have voting and investment power over the shares owned by Capricorn Investors II, L.P. and Capricorn Investors III, L.P.
(6)	Dr. Purnendu Chatterjee is the beneficial owner of 1,587,433 shares (the “Chatterjee Shares”) of common stock. Of the Chatterjee Shares, 728,992 are held by Winston Partners, L.P. (“Winston L.P.”), the general partner of which is Chatterjee Fund Management L.P. (“CFM”). Dr. Chatterjee is the general partner of CFM. Of the remaining 858,441 Chatterjee Shares, 196,344 are held by Winston Partners II, LDC (“Winston LDC”), 220,166 are held by Winston Partners II, LLC (“Winston LLC”), 59,020 are held by Chatterjee Charitable Foundation (“CCF”), 349,226 are held by CFM and 33,685 are held by Dr. Chatterjee. Chatterjee Advisors LLC (“Chatterjee Advisors”) is the manager of both Winston LDC and Winston LLC, and Dr. Chatterjee is the manager of Chatterjee Advisors. Chatterjee Management Company serves as investment advisor to each of Winston LDC and Winston LLC. Dr. Chatterjee, Winston L.P., CFM, Winston LLC and Chatterjee Advisors are each located at 888 Seventh Avenue, 30th Floor, New York, New York 10106. Winston LDC is located at Keya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.
(7)	Capricorn Investors III, L.P. is located at 30 East Elm Street, Greenwich, Connecticut 06830. Includes 1,200,000 shares of common stock issuable upon the exercise of a warrant issued by CCC on February 23, 2001. The warrant held by Capricorn Investors III, L.P. does not have voting rights. However, Capricorn Investors III, L.P. owns 100 shares of Preferred Stock, each share of which has a number of votes equal to the total number of shares (currently, 1,200,000) issuable upon exercise of the February 23, 2001 warrant, divided by 100.
(8)	Includes 980,021 shares held by Barclays Global Investors, NA, 85,224 shares held by Barclays Global Fund Advisors and 300 shares held by Barclays Capital Securities Limited. Barclays Global Investors, NA and Barclays Global Fund Advisors are located at 45 Fremont Street, San Francisco, California 94105. Barclays Capital Securities Limited is located at 5 The North Colonnade, Canary Wharf, London, England E14 4BB.
(9)	Morgan Stanley is the parent company of, and indirect beneficial owner of securities held by, one of its business units. Morgan Stanley is located at 1585 Broadway, New York, New York 10036.
(10)	Capricorn Investors II, L.P. is located at 30 East Elm Street, Greenwich, Connecticut 06830.
(11)	Consists of shares held by clients of Wellington Management Company, LLP (“WMC”), for whom WMC serves as investment adviser. WMC is located at 75 State Street, Boston, Massachusetts 02109.
(12)	Includes 409,453 shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of December 2, 2005. Also includes 100,000 shares of common stock held by Mr. Ramamurthy pursuant to a Restricted Stock Agreement, of which shares, 100,000 are unvested.
(13)

Includes 227,868 shares of common stock held solely by Mr. Kempner, 252,354 shares of common stock held by Mr. Kempner and William A. Perlmuth in trusts for the benefit of Mr. Kempner, Alan H. Kempner, Jr. and Mr. Kempner’s children, 20,000 shares of common stock held by the Estate of Nan S. Kempner, Mr. Kempner’s wife, of which Mr. Kempner is co-executor and 2,580 shares of common stock held by the

Estate of Margaret L. Kempner, Mr. Kempner’s mother, of which Mr. Kempner is co-executor. Mr. Kempner shares both voting and investment power with Mr. Perlmuth over those shares which they hold in trust.

(14)	Includes 39,974 shares of common stock owned solely by Mr. Heller, 6,000 shares of common stock held by Mr. Heller pursuant to a Restricted Stock Agreement (of which shares, 2,250 have vested and 3,750 are unvested) and 5,000 shares of common stock owned by Mr. Heller’s daughter, Carolynn Heller. Mr. Heller disclaims beneficial ownership of the shares held by his daughter.
(15)	Includes 6,000 shares of common stock held by Mr. Davis pursuant to a Restricted Stock Agreement, of which 2,250 shares have vested and 3,750 are unvested.
(16)	Consists of 6,000 shares of common stock held by Mr. Collins pursuant to a Restricted Stock Agreement, of which 1,250 shares have vested and 4,750 shares are unvested.
(17)	Includes 155,087 shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of December 2, 2005. Also includes 9,000 shares held by Ms. Prigge pursuant to a Restricted Stock Agreement, of which shares, 9,000 are unvested.
(18)	Includes 41,421 shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of December 2, 2005. Also includes 6,000 shares of common stock held by Mr. Costin pursuant to a Restricted Stock Agreement, of which 2,250 shares have vested and 3,750 shares are unvested.
(19)	Includes 51,387 shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of December 2, 2005. Also includes 12,000 shares of common stock held by Mr. Beattie pursuant to a Restricted Stock Agreement, of which 12,000 shares are unvested.
(20)	Includes 7,000 shares of common stock held by Mr. Dickens pursuant to a Restricted Stock Agreement, of which 7,000 are unvested.
(21)	Includes 5,000 shares of common stock held by Mr. Prince pursuant to a Restricted Stock Agreement, of which 5,000 are unvested.
(22)	Includes 20,000 shares of common stock held by Mr. Balbirer pursuant to a Restricted Stock Agreement, of which 20,000 are unvested.
(23)	The aggregate number of shares listed as owned by the directors and executive officers as a group was calculated by adding the number of shares owned by each individual included in the table, but not adding in any listed share ownership that is shared by multiple persons or reported for former executive officers who resigned from the company prior to December 2, 2005.

Series F Preferred Stock

As of December 2, 2005, we had 100 shares of Series F Preferred Stock issued and outstanding, of which Capricorn Investors III, L.P. is the beneficial owner of 100%. Each share of Series F Preferred Stock has a number of votes equal to the total number of shares (currently 1,200,000) issuable upon the exercise of the February 23, 2001 warrant, divided by 100. Mr. Winokur is the Managing General Partner of Capricorn Investors III, L.P. and Capricorn Holdings III, LLC (which is the general partner of Capricorn Investors III, L.P.) and, as a result, Mr. Winokur may be deemed to have voting and investment power over the shares of Series F Preferred Stock owned by Capricorn Investors III, L.P.

Transactions with Management and Others

Morgan W. Davis, one of our directors, serves as a director of OneBeacon Insurance Group LLC, Farmers Union Insurance Co., Esurance, Inc. and Merastar Insurance Co. During 2004, we invoiced the following amounts to these companies for licenses to use our products and services: OneBeacon Insurance Group LLC ($1,348,287), National Farmers Union ($117,960), Esurance, Inc. ($195,446) and Merastar Insurance ($44,938). In connection with the discontinuation of operations of CCC Consumer Services Inc., one of our subsidiaries, in 2001, we sold the policy services and loss reporting operation to Esurance Inc. and leased a portion of our approximately 50,000 square-foot facility in Sioux Falls, South Dakota to Esurance Insurance Services Inc. Rent paid to us by Esurance during 2004 totaled $329,186. In December 2004, Esurance terminated the lease and vacated the Sioux Falls facility.

In August 2004, in connection with our self-tender offer to repurchase 11,200,000 shares of common stock, White River exercised two warrants it held to acquire shares of our common stock. One warrant for 73,731 shares was exercised in full at a price of $5.50 per share. The second warrant for 272,664 shares was partially exercised for 79,046 shares at a price of $5.50 per share, which included 47,420 shares withheld by us to cover the exercise price, in accordance with the net cashless exercise terms of the warrant. The shares we withheld had a fair market value (i.e., closing price for our common stock on The Nasdaq Stock Market on the expiration date of the tender offer) of $17.72 per share, and the aggregate value of all of the shares we withheld was equal to the exercise price of the warrants exercised by White River. Capricorn and White River participated in the self-tender offer on the same terms and conditions as our other stockholders and tendered a total of 776,213 shares of common stock in the case of Capricorn and 3,940,550 shares of our common stock (including the shares acquired upon exercise of the warrants) in the case of White River at the tender offer price of $18.75 per share.

The table below sets forth the number of shares of common stock tendered by our executive officers and directors in connection with the self-tender offer in August 2004:

Name	Number of shares of our common stock tendered(1)
Non-Employee Directors:
John D. Collins	—
Morgan W. Davis	5,734
Michael R. Eisenson(2)	—
J. Roderick Heller, III	42,104
Thomas L. Kempner	534,643
Mark A. Rosen(2)	—
Herbert S. Winokur, Jr.(3)	—
Executive Officers:
Githesh Ramamurthy	324,415
Andrew G. Balbirer	—
J. Laurence Costin, Jr.	91,743
Mary Jo Prigge	22,412
James T. Beattie	10,289
Oliver G. Prince, Jr.	4,689
James A. Dickens	5,537

(1)	All shares were tendered at a price of $18.75
(2)	Excludes the 3,940,550 shares of common stock tendered by White River.
(3)	Excludes the 776,213 shares of common stock tendered by Capricorn.

On February 4, 2005, Charlesbank Equity Fund IV, L.P. entered into a definitive agreement with respect to the sale of American Tire Distributors Holdings, Inc., a portfolio company of Charlesbank Equity Fund IV, to an affiliate of Investcorp. Charlesbank Capital Partners, LLC is the investment advisor to both Charlesbank Equity Fund IV and White River, one of our principal stockholders. The aggregate cash purchase price for the outstanding equity of American Tire Distributors was $710 million, less the amount of outstanding debt, transaction expenses and certain payments to American Tire Distributors’ management.

Prior Public Offerings

During the last three years, we have not made any underwritten public offering of securities for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Transactions in Shares

On December 2, 2005, Capricorn exercised warrants to purchase 46,146 shares of our common stock at an exercise price of $5.50. We withheld 9,653 shares to cover applicable taxes in the transaction, resulting in net shares of 36,493 issued to Capricorn.

Because of his participation in our ESPP, Mr. Prince was allocated 17.27 shares at $20.98 per share and 16.36 shares at $22.14 per share in October 2005 and November 2005, respectively. In October 2005, we allocated 1,546 shares of our common stock under our ESPP to plan participants at an average price of approximately $20.98 per share. In November 2005, we allocated 1,628 shares of our common stock under our ESPP to plan participants at an average price of approximately $22.14 per share.

In October 2005 and November 2005, Mr. Balbirer acquired approximately 13.4 shares of our common stock and Mr. Prince acquired approximately 4.56 shares of our common stock under our 401(k) plan, each at an average price of approximately $26.12 per share. In October 2005 and November 2005, approximately 537 shares of our common stock were allocated to all of the plan participants in our 401(k) plan at an average price of approximately $26.12 per share.

On August 1 and 2, 2005, Ms. Prigge sold 7,500 shares of our common stock at an average price of $24.70 per share by cashless option conversion and subsequent stock sale. On August 3, 2005, Mr. Kempner sold 7,557 shares of our common stock at an average price of $24.88 per share in open market sales. Mr. Kempner also sold 500 shares of our common stock on August 23, 2005 and 2,400 shares of our common stock on August 31, 2005 by open market sales at an average price of $24.52 per share. Because of his participation in our ESPP, Mr. Prince was allocated 18.45 shares at $19.63 per share and 17.26 shares at $20.98 per share in August 2005 and September 2005, respectively. In August 2005, we allocated 1,561 shares of our common stock under our ESPP to plan participants at an average price of $20.98 per share. In September 2005, we allocated 1,549 shares of our common stock under our ESPP to plan participants at an average price of $20.98 per share.

In August 2005 and September 2005, Mr. Balbirer acquired approximately 14 shares of our common stock and Mr. Prince acquired approximately 5 shares of our common stock under our 401(k) plan, each at an average price of $25.13 per share. In August 2005 and September 2005, approximately 494 shares of our common stock were allocated to all of the plan participants in our 401(k) plan at an average price of $25.33 per share.

We purchased shares of our common stock during the third quarter of 2004 in connection with our self-tender offer. We accepted 11.2 million shares of common stock, including shares tendered by Mr. Ramamurthy, at a price paid per share of approximately $18.75.

On February 10, 2003, Mr. Ramamurthy was granted an option to purchase 52,000 shares of our common stock under our 2000 Stock Incentive Plan (2004 Restatement) and this option will fully vest on the fourth anniversary of the grant date. Pursuant to a restricted stock agreement, Mr. Ramamurthy was granted 60,000 shares of our common stock on March 29, 2005 that will vest on the date our common stock trades at a certain stock price. Also on March 29, 2005, Mr. Ramamurthy was granted 40,000 shares of our common stock that will vest based upon attainment of specified earnings per share targets. Pursuant to the merger agreement, these options and shares of restricted stock will vest immediately prior to completion of the merger.

IMPORTANT INFORMATION ABOUT INVESTCORP, COUGAR HOLDINGS AND MERGER SUB

Cougar Holdings, a corporation organized under the laws of the State of Delaware, was formed on September 21, 2005 for the sole purpose of completing the merger with CCC and arranging the related financing transactions. Cougar Holdings was formed at the direction of Investcorp. Cougar Holdings has not engaged in any business except in anticipation of the merger. Cougar Holdings may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations. Cougar Holdings has its principal executive offices at c/o Gibson Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166. Its telephone number is (212) 351-4000.

Merger Sub, a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of Cougar Holdings. Merger Sub was formed on September 21, 2005 exclusively for the purpose of effecting the merger. This is the only business of Merger Sub. Merger Sub has its principal executive offices at c/o Gibson Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166. Its telephone number is (212) 351-4000.

Investcorp is a global investment group with offices in New York, London and Bahrain. Investcorp has its principal executive offices at 6 rue Adolphe Fischer, L-1520, Luxembourg N400000. Its telephone number is +352 402 505 445. References to “Investcorp” in this proxy statement include, as the context requires, affiliates of Investcorp as well as international investors with whom Investcorp maintains an administrative relationship and who have obtained indirect equity interests in Cougar Holdings by investing in offshore entities organized by Investcorp for that purpose.

Directors and Executive Officers

The following table sets forth the name, age, and title of the director and executive officer of Cougar Holdings and Merger Sub, his present principal occupation and his business experience during the past five years. This individual holds the same director and executive officer positions in both Cougar Holdings and Merger Sub. The business address and telephone number of each individual is c/o Cougar Holdings, Inc., c/o Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166. During the last five years, none of Cougar Holdings or Merger Sub or any of their respective officers or directors, as the case may be, has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each individual is a U.S. citizen.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
William C. McCollum (34), Director, Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer	Mr. McCollum has been an executive of Investcorp, its predecessor or one or one of its wholly owned subsidiaries since May 1996.

None of Investcorp, Cougar Holdings, Merger Sub or their respective directors and officers will be affiliated with the company, its affiliates or its board of directors prior to the merger.

Transactions in Shares

None of Investcorp, Cougar Holdings or Merger Sub nor any of their respective directors or principal executive officers has purchased any shares of our common stock or Series F Preferred Stock during the past two years or currently holds any shares of our common stock or Series F Preferred Stock.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn our special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock and Series F Preferred Stock present or represented by proxy and entitled to vote on the matter, voting together as a single class.

The board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of the company included in the Annual Report on Form 10-K for the year ended December 31, 2004 incorporated by reference in this proxy statement have been audited by Pricewaterhouse Coopers, LLP, an independent registered public accounting firm, as stated in their report, dated March 11, 2005, appearing in such Annual Report on Form 10-K.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2006 annual meeting of stockholders. If such meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2006 annual meeting should be sent to us at CCC Information Services Group Inc., World Trade Center Chicago, 444 Merchandise Mart, Chicago, Illinois 60654, Attention: Assistant Secretary, and we must receive such proposals no later than December 23, 2005 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act shall be considered untimely if submitted after March 8, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Annual Report on Form 10-K for our fiscal year ended December 31, 2004;

•	Proxy Statement on Schedule 14A filed on April 22, 2005;

•	Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2005;

•	Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2005;

•	Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2005; and

•	Current Reports on Form 8-K filed on October 25, 2005; September 22, 2005; September 2, 2005; July 20, 2005; July 14, 2005; June 9, 2005; April 21, 2005; March 2, 2005; February 16, 2005 and January 14, 2005 (with respect to Items 1.01, 2.02, 2.03, 5.02, 8.01 and 9.01).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at CCC Information Services Group Inc., World Trade Center Chicago, 444 Merchandise Mart, Chicago, Illinois 60654, Attention: Assistant Secretary. If you would like to request documents, please do so by 2005, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated                     , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents that are attached or filed as annexes to this proxy or are incorporated by reference into this document. These representations and warranties, including those made in the merger agreement, were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including CCC, Cougar Holdings and Merger Sub), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Georgeson Shareholder Communications, Inc., our proxy solicitor, toll-free at 1-877-901-6134.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COUGAR HOLDINGS, INC.,

COUGAR MERGER SUB, INC.,

AND

CCC INFORMATION SERVICES GROUP INC.

Dated as of September 21, 2005

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 21, 2005, by and among COUGAR HOLDINGS, INC., a Delaware corporation (“Buyer”), COUGAR MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and CCC INFORMATION SERVICES GROUP INC., a Delaware corporation (the “Company”).

INTRODUCTION

The respective Boards of Directors of each of Buyer, Merger Sub and the Company have unanimously (i) approved, and declared advisable and in the best interests of Buyer, Merger Sub and the Company and their respective stockholders, the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and subject to the terms and conditions of this Agreement and (ii) approved this Agreement.

As a condition to and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Stockholders’ Agreement with Buyer and Merger Sub.

Certain capitalized terms have the meanings set forth in Section 9.1.

In consideration of the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its legal existence under the DGCL.

SECTION 1.2 Effective Time; Closing Date. Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, two Business Days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived, or on such other date, time and place as the Company and Buyer may mutually agree (such date on which the Closing actually occurs being referred to herein as the “Closing Date”).

SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

SECTION 1.4 Certificate of Incorporation; Bylaws.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in its entirety at the Effective Time to read in the form attached as Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended in their entirety at the Effective Time to contain the same provisions as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided by Law and such by-laws.

SECTION 1.5 Board of Directors and Officers. The Board of Directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the Board of Directors and officers, respectively, of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

SECTION 1.6 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECTS OF THE MERGER; CONSIDERATION

SECTION 2.1 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders, the Warrant Holders or the Option Holders:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(b) Each Share that is owned by (i) the Company as treasury stock, (ii) Buyer, (iii) Merger Sub, (iv) any other wholly-owned Subsidiary of Buyer or (v) any wholly-owned Subsidiary of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) Except as otherwise provided in clause (b) above and subject to Section 2.4, each share of Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $26.50 in cash, payable to the holder thereof, without interest (the “Common Stock Consideration”);

(d) Except as otherwise provided in clause (b) above and subject to Section 2.4, each share of Series F Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a sum in cash equal to the Liquidation Preference (as defined in the Company’s amended and restated certificate of incorporation, as amended through the date of this Agreement) plus any accrued and unpaid dividends, if any, through the Effective Time, payable to the holder thereof, without interest;

(e) Each Warrant issued and outstanding immediately prior to the Effective Time shall become exercisable (by way of a cashless exercise) into the right to receive a sum in cash equal to the Warrant Cancellation Payment, without interest. Upon surrender of such Warrants in accordance with this Agreement, such Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Warrant Holder shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(e) shall be net of all applicable withholding and excise taxes;

(f) Each Option issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, shall fully vest and become exercisable (by way of a cashless exercise) into the right to receive a sum in cash equal to the Option Cancellation Payment, without interest. Upon surrender of such Options in accordance with this Agreement, such Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Option Holder shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(f) shall be net of all applicable withholding and excise taxes. As of the Effective Time, the Option Plan shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled;

(g) Prior to the Effective Time, the Company shall terminate the Company’s Employee Stock Purchase Plan (the “ESPP”) and on such date of termination the Company shall use participants’ contributions under the ESPP to purchase Common Stock and no further purchases will be made thereunder. In addition, the Company shall amend the ESPP to provide that all shares held in a deposit account under the ESPP shall be released from such restrictions on transfer as contained in the ESPP, effective as of the Effective Time, such that such shares shall have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.2) hereunder as each share of Common Stock not subject to any restrictions as provided in this Section 2.1;

(h) The restrictions on each share of Restricted Stock shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.2) hereunder as, each share of Common Stock not subject to any restrictions as provided in Section 2.1; and

(i) After the Effective Time, all capital stock of the Company, and all Options and Warrants relating thereto, shall no longer be outstanding and shall automatically be canceled and retired, or converted in accordance with this Section 2.1, as the case may be, and each holder of a certificate representing any such Shares, Options or Warrants shall cease to have any rights with respect thereto, other than the right to receive the consideration provided herein, subject to Section 2.4.

SECTION 2.2 Exchange Procedures.

(a) Prior to the Effective Time, Buyer shall appoint the Paying Agent to act as agent for the holders of Shares and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to this Article II.

(b) At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), the Surviving Corporation shall cause to be mailed, or otherwise make available, to each holder of record of Shares or Warrants entitled to receive consideration pursuant to Section 2.1 the form of the Letter of Transmittal. After the Effective Time, each holder of certificates or other instruments formerly evidencing Shares or Warrants (the “Certificates”), upon surrender of such Certificates to the Paying Agent, together with the completed Letter of Transmittal, shall be entitled to receive from the Paying Agent, in exchange therefor, the aggregate consideration for such Shares or Warrants, as the case may be, in cash as contemplated by this Agreement, and the Certificates so surrendered shall be cancelled. The Surviving Corporation, the Paying Agent and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this

Agreement to any holder of Shares or Warrants, as the case may be, such amounts as the Surviving Corporation, the Paying Agent or Buyer is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Warrants, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation, the Paying Agent or Buyer, as the case may be. Until surrendered as contemplated by this Section 2.2 (other than Certificates representing Dissenting Shares), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate consideration for such Shares or Warrants, as the case may be, in cash as contemplated by this Agreement, without interest thereon.

(c) In the event of a transfer of ownership of any Shares or Warrants, as the case may be, that is not registered in the transfer books of the Company, subject to any applicable deductions or withholdings as described in Section 2.2(b) above, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Notwithstanding the foregoing, if any Certificate shall be lost, stolen or destroyed, upon the making of an affidavit of that fact and an undertaking of indemnity by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the consideration deliverable in respect thereof pursuant to this Agreement.

(d) At any time following the expiration of six (6) months after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of the Surviving Corporation. Such funds may be commingled with the general funds of the Surviving Corporation and shall be free and clear of any claims or interests of any Person. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon. Any portion of such remaining cash unclaimed by holders of Shares or Warrants, as the case may be, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer in the stock transfer books of the Surviving Corporation of the Shares, Warrants or Options, as the case may be, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

(f) At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), the Surviving Corporation shall, in exchange for the Options that became entitled to receive the consideration specified in Section 2.1, make the Option Cancellation Payment in respect of each such Option to each Option Holder. The Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Option Holder such amounts as the Surviving Corporation or Buyer is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law or with respect to the making of other payments hereunder in connection with other equity interests in the Company held by such Option Holder (provided that such amounts have not been previously deducted and withheld). To the extent that amounts are so withheld by the Surviving Corporation or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made by the Surviving Corporation or Buyer, as the case may be.

SECTION 2.3 Payments at Closing. At the Closing, Buyer will make (or cause to be made) payment to (i) the Paying Agent, by wire transfer of immediately available funds to the account or accounts designated by the Company in writing no later than two Business Days prior to the Closing Date, in an amount equal to the sum of (x) the aggregate Common Stock Consideration and (y) the aggregate Warrant Cancellation Payments, and (ii) the Surviving Corporation, by wire transfer of immediately available funds to the account or accounts designated by Company in writing no later than two Business Days prior to the Closing Date, in an amount equal to the aggregate Option Cancellation Payments, in each case to the extent payable as provided in Section 2.1.

SECTION 2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of the Company’s capital stock that are outstanding immediately prior to the Effective Time and which are held by holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 2.1. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 2.1 (as adjusted, if applicable), without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such Dissenting Shares.

(b) The Company shall give Buyer (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed prior to the date hereof, the Company hereby represents and warrants to Buyer and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be in good standing which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the disclosure schedule delivered by the Company prior to, or concurrently with, the execution of this Agreement (the “Disclosure Schedule” or the “Schedules”) lists the jurisdictions of incorporation and foreign qualifications of the Company and each of its Subsidiaries. The Company has made available to Buyer complete and correct copies of the constitutive documents of each of the Company and its Subsidiaries, in each case as amended to the date of this Agreement, and has made available to Buyer each such entity’s minute books and stock records. Section 3.1 of the Disclosure Schedule contains a true and correct list of the directors and officers of each of the Company and its Subsidiaries as of the date of this Agreement.

SECTION 3.2 Authority; Approvals.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby are within its corporate powers and have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the adoption of this Agreement by the Required Company Stockholders, and the filing of a Certificate of Merger pursuant to the DGCL). This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

(b) The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) resolved that the Merger is fair to, and in the bests interests of, the Company and its stockholders and declared this Agreement and the Merger to be advisable, (iii) resolved to approve this Agreement and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement, and, as of the date hereof, none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

(c) The affirmative vote of the holders of a majority in voting power of (i) outstanding shares of Common Stock, and (ii) outstanding shares of Series F Preferred Stock, voting together as a single class (the “Required Company Stockholders”), to adopt this Agreement are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve the Merger.

SECTION 3.3 Capitalization; Equity Interests.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 100,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, (i) 16,677,109 shares of Common Stock and 100 shares of Series F Preferred Stock, respectively, were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 4,460,501 shares of Common Stock are held in the treasury of the Company and (iii) no shares of Common Stock are held by wholly-owned Subsidiaries of the Company.

(b) Section 3.3(b) of the Disclosure Schedule sets forth a complete list of all of the Company’s Subsidiaries as of the date of this Agreement, together with their respective jurisdictions of incorporation, authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 3.3(b) of the Disclosure Schedule, the Company does not have any Subsidiaries or own or hold any equity or other security interest in any other Person. Except as set forth in Section 3.3(b) of the Disclosure Schedule, all issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by the Company, free and clear of all Encumbrances, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

(c) Except for (i) issued and outstanding Common Stock and Series F Preferred Stock referenced in Section 3.3(a)(i) and 3.3(a)(ii), (ii) 1,459,017 shares of Common Stock reserved for issuance upon exercise of Options granted under the Option Plans, (iii) 1,689,764 shares of Common Stock reserved for issuance upon exercise of the Warrants, (iv) shares reserved for issuance pursuant to the ESPP, and (v) as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company or any of its Subsidiaries are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights. Except for the Common Stock and

Series F Preferred Stock, or as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote. Except for the Options, Warrants, Restricted Stock and rights under the ESPP or as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Except for the Options, Warrants, Restricted Stock and rights under the ESPP or as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of such Person or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.3(c) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in this Section 3.3(c).

SECTION 3.4 Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) assuming the Required Company Stockholders adopt this Agreement, conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of the Company or any of its Subsidiaries, (ii) except as set forth in Section 3.4 of the Disclosure Schedule, conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of the Company or its Subsidiaries is a party, or by which any such Person or its properties or assets are bound, (iii) violate any Laws applicable to the Company or any of its Subsidiaries or any such Person’s properties or assets or (iv) result in the creation or imposition of any Encumbrance upon any property or assets used or held by the Company or any of its Subsidiaries, except where the occurrence of any of the foregoing described in clauses (ii), (iii) or (iv) above, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except for (1) the filing of a premerger notification and report form under the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the expiration or early termination of the applicable waiting period thereunder, (2) any filings as may be required under the DGCL or the Exchange Act in connection with the Merger and (3) such consents, approvals, notifications, registrations or filings the failure to obtain which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except as set forth in Section 3.4 of the Disclosure Schedule.

SECTION 3.5 Financial Information and SEC Reports; Undisclosed Liabilities.

(a) The Company has previously made available to Buyer true and complete copies of all reports filed by the Company and its Subsidiaries with the Securities and Exchange Commission (the “SEC”) since January 1, 2003 (collectively, the “Company SEC Reports”). Each of the balance sheets (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the date thereof, and each of the other related financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the results of operations, changes in financial position and cash flows of the Company and its consolidated Subsidiaries for the period or as of the date set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments, the absence of notes and any other adjustments described therein. Each Company SEC Report, as of its date (as amended through the date of this Agreement), (i) complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Except as set forth in Section 3.5(b) of the Disclosure Schedule, as reflected in the consolidated balance sheet of the Company and its Subsidiaries at June 30, 2005, which balance sheet was filed with the SEC by the Company on July 29, 2005 in its Quarterly Report on Form 10-Q and made available to Buyer, or as reflected in the Company SEC Reports filed since June 30, 2005, the Company and its Subsidiaries do not have, and as a result of the transactions contemplated by this Agreement, will not have, any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since June 30, 2005, (ii) which would not be required to be disclosed in an audited balance sheet (or disclosed in the notes thereto) that is prepared in accordance with GAAP, (iii) which are disclosed on any Schedule to this Agreement or (iv) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the knowledge of the Company, no material weaknesses exist with respect to the Company’s internal control over financial reporting that would be required to be disclosed pursuant to Item 308(a)(3) of Regulation S-K of the SEC that have not been disclosed in the Company SEC Reports filed prior to the date hereof.

SECTION 3.6 Disclosure Documents.

(a) The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (A) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, and (B) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

(b) None of the information supplied by the Company for use in the Proxy Statement, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, and (B) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 3.6 will not apply to failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied in writing to the Company by Buyer or Merger Sub specifically for use therein.

SECTION 3.7 Absence of Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since June 30, 2005, the Company and its Subsidiaries have been operated in the ordinary course consistent with past practice and there has not been (i) any Company Material Adverse Effect or (ii) any action taken by the Company or its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

SECTION 3.8 Assets and Properties. Section 3.8 of the Disclosure Schedule sets forth a true and complete list of all real property owned or leased by the Company or any of its Subsidiaries. Except as set forth in Section 3.8 of the Disclosure Schedule, each of the Company and its Subsidiaries has good fee simple title to, or a valid leasehold interest in, as applicable, all of its owned or leased real property (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any and all Encumbrances, except for defects in title or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses, except for defects in title or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Such personal property and the structural elements of the owned and leased property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.9 Other Agreements. Section 3.9 of the Disclosure Schedule is a true, correct and complete list, as of the date of this Agreement, of each written contract (other than purchase orders in the ordinary course of business), agreement, commitment or lease of the Company and its Subsidiaries currently in effect which by its terms is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). True, correct and complete copies of all such documents have previously been made available to Buyer. All of such contracts, agreements, commitments and leases are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and all are enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to such contracts, agreements, commitments and leases is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder and, to the knowledge of the Company, no condition exists that with notice or lapse of time would constitute a default thereunder, in each case which breach or default, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.10 Environmental Matters. Each of the Company and its Subsidiaries holds all licenses, permits and other governmental authorizations required under all applicable Environmental Laws, except for such licenses, permits and other governmental authorizations the failure to hold which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in violation of any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property owned or leased by the Company or any of its Subsidiaries, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, there are no conditions relating to the Company or any of its Subsidiaries or relating to any real property owned or leased by the Company or any of its Subsidiaries currently or during the last five years that in any such case would reasonably be expected to lead to any material liability of the Company or any of its Subsidiaries under any Environmental Law.

SECTION 3.11 Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened by or before any court or other Governmental Entity against the Company or any of its Subsidiaries which bring into question the validity of this Agreement or, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity seeking or purporting to enjoin or restrain the execution, delivery and performance by the

Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the knowledge of the Company, no such action or proceeding has been threatened.

SECTION 3.12 Compliance; Licenses and Permits.

(a) Except as set forth in Section 3.12 of the Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with all Laws applicable to the Company, any of its Subsidiaries or their respective businesses, except for failures to comply which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries holds all federal, state, local and foreign governmental licenses and permits that are necessary to conduct their respective businesses as presently being conducted, except for such licenses and permits the failure to hold which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.12 of the Disclosure Schedule and except for breaches, violations, revocations, limitations, non-renewals and failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) such licenses and permits are in full force and effect, (ii) no material violations are or have been recorded in respect of any thereof, (iii) no proceeding is pending or, to the knowledge of the Company, threatened in writing, to revoke or limit any thereof and (iv) the consummation of the Merger and the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such license or permit.

SECTION 3.13 Intellectual Property.

(a) Except as set forth in Section 3.13 of the Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries owns all right, title and interest in or has licensed or otherwise has a valid and enforceable right to use all Intellectual Property used in the operation of their businesses, free and clear of any Lien or other adverse claims or interests and such Intellectual Property owned by the Company is valid and enforceable, without any qualification, limitation or restriction thereon or on the use thereof (provided, however, no representation or warranty is made regarding the validity or enforceability of any Patent application).

(b) Except as set forth in Section 3.13 of the Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, no Intellectual Property presently owned, sold, licensed from or to third parties or used by the Company or any of its Subsidiaries, and no products, Software, processes, services or other technology or materials used, distributed, sold or offered by the Company or any of its Subsidiaries infringes upon, misappropriates or otherwise violates Intellectual Property owned by others.

(c) Except as set forth in Section 3.13 of the Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened (whether written, oral or otherwise) claim, action or proceeding against the Company or any of its Subsidiaries contesting or questioning the validity or enforceability of any Intellectual Property or the right of the Company or any of its Subsidiaries to own, sell, license or use any Intellectual Property presently owned, sold, licensed or used by the Company or any of its Subsidiaries or asserting that any other person has any claim of legal or beneficial ownership with respect thereto.

(d) Except as set forth in Section 3.13 of the Disclosure Schedule, or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have not taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Intellectual Property owned, sold, licensed or used by the Company or any of its Subsidiaries; (ii) the Company and its Subsidiaries have taken reasonable steps (based on standard industry practices) to protect and maintain the Company’s rights in and to such Intellectual Property; (iii) the Company and its Subsidiaries have paid all filing, examination, issuance, post registration, license, royalty and maintenance fees, annuities and the like associated with or required with respect to such Intellectual Property; (iv) neither the Company nor its Subsidiaries have disclosed, nor are under any obligation to disclose, to another person any Trade Secrets, except pursuant to an enforceable confidentiality and non-disclosure agreement, and, to the knowledge of the Company, no person has materially breached any such agreement; (v) except for source code escrow agreements that have not resulted in disclosure to the beneficiary of the escrow agreement, the source code owned by the Company and its Subsidiaries and the technical documentation associated therewith have not been licensed or otherwise provided to another person, have been safeguarded and protected as confidential and proprietary information of the Company; (vi) none of the Software developed by or for the Company or its Subsidiaries contains any Software that embodies, uses or is covered by Intellectual Property rights of another person, except for Software that was obtained by the Company or its Subsidiaries from another person who has expressly licensed the Company to utilize such Software in the manner it has been and is being utilized by the Company; (vii) the Intellectual Property rights presently licensed by the Company and its Subsidiaries shall be exercisable by the Surviving Corporation on and after the Closing to the same extent as by the Company prior to the Closing; and (viii) all officers and key managers, as well as other current employees responsible for the development of Intellectual Property as part of their position at the Company, except the Company’s sales and marketing personnel, have entered into enforceable confidentiality, invention assignment and proprietary information agreements with the Company.

(e) Except as set forth in Sections 3.11 and 3.13 of the Disclosure Schedule, to the knowledge of the Company, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries in any material respect.

(f) As of the date hereof and except as set forth in Section 3.11 or Section 3.13 of the Disclosure Schedule, to the knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no pending written customer notification under the Company’s Pathways Services Agreement asserting that the Company is in breach of the Limited Warranty and Limitations on Liability clause in such agreement. The Company has taken all actions customary in the software industry to document the Software and its operations, such that the Software, including the source code and documentation, have been written in a professional manner so that it may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(g) Section 3.13 sets forth an accurate and complete list of all registered Marks, Patents and all registered Copyrights, as well as all pending applications for registration of the foregoing, owned (in whole or in part) by the Company or any of its Subsidiaries.

SECTION 3.14 Tax Matters. Except as set forth in Section 3.14 of the Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has timely filed (taking into account applicable extensions) all material Tax Returns required to be filed by it and paid all Taxes shown to be due on such Tax Returns. All such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has made adequate provision (or adequate provision has been made on its behalf), in accordance with GAAP, for all accrued Taxes not yet due.

(b) The Company and its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with the rules and regulations relating to the withholding or remittance of Taxes.

(c) None of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary. There are no audits, administrative proceedings or court proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary currently pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. There are no material Liens on any assets of the Company or any Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings. To the knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(d) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person other than a member of the Company Group under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect.

(e) None of the Company or any of its Subsidiaries has engaged in a “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

SECTION 3.15 Labor Relations; Employees.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, as of the date hereof, to the knowledge of the Company: (i) the Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any act or practice which constitutes or would reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act or other applicable Laws, (ii) there is no unfair labor practice charge or complaint against the Company pending or threatened in writing before the National Labor Relations Board or any similar state or foreign agency, (iii) there is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting or threatened in writing against the Company, (iv) the Company is not a party to or bound by any collective bargaining or similar agreement and (v) there are no union organizing activities among the employees of the Company.

(b) Section 3.15(b) of the Disclosure Schedule contains a list of each written pension, profit-sharing or other retirement, bonus, employment or termination agreement, deferred compensation, stock option, stock appreciation, stock purchase, performance share, bonus or other incentive, severance or termination pay, health, and group insurance plan, program or arrangement, as well any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that the Company and its Subsidiaries sponsor, maintain, or contribute to with respect to employees of the Company and its Subsidiaries, or with respect to which the Company or any Subsidiary has any liability (each such plan, program or arrangement being hereinafter referred to in this Agreement individually as a “Plan”).

(c) The Company has made available to Buyer or Buyer’s counsel a true and complete copy of each Plan, all amendments thereto, the most recent IRS determination letter (if any), and the most recent annual report (if any) required to be filed in connection with such Plan.

(d) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS that remains in effect on the date hereof. To the knowledge of the Company, no event has occurred since such favorable determination letter was issued that is reasonably likely to jeopardize the tax-qualified status of such Plan.

(e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, all contributions due with respect to any Plan that is subject to Title I of ERISA have been made as required under ERISA and, as June 30, 2005, have been accrued on the Company Financials, in accordance with GAAP (except as indicated in the notes thereto). The reserves reflected in the Company Financials for the obligations of the Company under all Plans were determined in accordance with GAAP.

(f) No Plan is subject to the provisions of Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA.

(g) No Plan constitutes a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and, with respect to the Company, neither the Company nor any of its ERISA Affiliates has, in the past five years, contributed to or otherwise had any obligation or liability in connection with any multiemployer plan (within the meaning of Section 3(37) of ERISA).

(h) Neither the Company nor any of its ERISA Affiliates has engaged in a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to have a Company Material Adverse Effect with respect to any Plan. To the knowledge of the Company, no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to have a Company Material Adverse Effect has occurred with respect to any Plan.

(i) To the knowledge of the Company, each Plan has been operated substantially in accordance with its material terms and applicable Laws, and will continue to be so operated until the Effective Time.

(j) Other than routine claims for benefits, to the knowledge of the Company, there are no actions, claims, lawsuits or arbitrations pending or threatened in writing with respect to any Plan.

(k) Except as set forth in Section 3.15(k) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) result in any material payment becoming due to any employee of the Company, (B) materially increase any benefits otherwise payable under any Plan, or (C) result in the acceleration of time of payment or vesting of any such benefits to any material extent.

(l) Except as set forth in Section 3.15(l) of the Disclosure Schedule, no Plan provides welfare benefits after termination of employment except to the extent required by applicable law.

(m) Except as set forth on Section 3.15(m) of the Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) in connection with the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

SECTION 3.16 Transactions with Related Parties. Except as set forth in Section 3.16 of the Disclosure Schedule, since January 1, 2005 and prior to the date hereof, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 3.17 Brokers. Except for Credit Suisse First Boston LLC, no agent, broker, investment banker, person or firm acting on behalf of the Company or any of its Subsidiaries or under the authority of the Company or any of its Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

SECTION 3.18 Insurance. Section 3.18 of the Disclosure Schedule contains a list of each material insurance policy maintained with respect to the business of the Company and its Subsidiaries. Except as set forth on Section 3.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any material insurance policy maintained by them. Neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. The Company has complied with each such insurance policy except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.19 Customers. Section 3.19 of the Disclosure Schedule lists the ten most significant customers (by revenue) of the Company and its Subsidiaries for the twelve month period ended June 30, 2005. As of the date hereof, neither the Company nor any Subsidiary has received any written notice and, to the knowledge of the Company, there is no reason to believe that any of the ten most significant customers (by revenue) of the Company or any Subsidiary has ceased, or will cease, to use the products or services of the Company or any Subsidiary, or has substantially reduced, or will substantially reduce, the use of any such product or service.

SECTION 3.20 Takeover Statutes. To the Company’s knowledge, no state takeover statutes are applicable to the Merger or this Agreement, and the transactions contemplated hereby.

SECTION 3.21 Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse First Boston LLC that, as of the date hereof, the Common Stock Consideration to be received by the holders of the Common Stock is fair, from a financial point of view, to the holders of the Common Stock other than Buyer and its affiliates, the Rollover Holder (as defined in such opinion) and White River Ventures, Inc., Capricorn Investors II, L.P. and their respective affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1 Organization; Power and Authority. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Buyer and Merger Sub has made available to the Company complete and correct copies of the constitutive documents of each of Buyer and Merger Sub, in each case as amended to the date of this Agreement. Each of Buyer and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be in good standing which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay consummation of the Merger.

SECTION 4.2 Authority; Approvals. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby are within their respective corporate powers and have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub (other than the filing of a Certificate of Merger pursuant to the DGCL). This Agreement has been duly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

SECTION 4.3 Conflicts; Consents. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby does not and will not

(i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of Buyer or Merger Sub, (ii) conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of Buyer or Merger Sub is a party, or by which any such Person or its properties or assets are bound or (iii) violate any Laws applicable to Buyer or Merger Sub or any such Person’s properties or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except for (A) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder, (B) any filings as may be required under the DGCL in connection with the Merger and (C) such consents, approvals, notifications, registrations or filings the failure to obtain which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay consummation of the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.4 Disclosure Documents.

(a) Any Other Filing, and any amendments or supplements thereto, that Buyer is responsible for filing at (A) the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, and (B) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

(b) None of the information supplied by Buyer or Merger Sub for use in the Proxy Statement, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, and (B) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by Buyer or Merger Sub for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.4 will not apply to failure of any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied in writing to Buyer or Merger Sub by the Company specifically for use therein.

SECTION 4.5 Brokers. Except for Wachovia Bank, National Association, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., no agent, broker, investment banker, person or firm acting on behalf of Buyer or Merger Sub or under the authority of Buyer or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger or any of the transactions contemplated hereby.

SECTION 4.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Buyer or Merger Sub, threatened by or before any court or other Governmental Entity against Buyer or Merger Sub which bring into question the validity of this Agreement or, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay consummation of the Merger. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity seeking or purporting to enjoin or restrain the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation by Buyer or Merger Sub of the transactions contemplated hereby.

SECTION 4.7 Funds; Solvency.

(a) Buyer and Merger Sub will have available at the Effective Time all funds necessary to consummate the transactions contemplated hereby and to perform their obligations hereunder (including all payments to be made pursuant to Section 2.3).

(b) An affiliate of Buyer has received and accepted and agreed to commitment letters, each dated September 21, 2005 (the “Commitment Letters”) from the parties thereto relating to the commitment of such parties, subject to the terms and conditions stated therein, to provide a portion of the financing in connection with the Merger as specifically set forth in such Commitment Letters. True and complete copies of the Commitment Letters have been provided to the Company. The Commitment Letters are valid, binding and in full force and effect.

(c) Immediately following the Effective Time, and after giving effect to any change in the Surviving Corporation’s assets and liabilities as a result of the Merger and transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to the Surviving Corporation, means that, immediately following the Effective Time, (i)(A) the fair value of the assets of the Surviving Corporation shall exceed the amount of all liabilities, contingent or otherwise, of the Surviving Corporation, (B) the amount of the Present Fair Salable Value of its assets will, as of such time, exceed the probable value of all of its debts and liabilities on a consolidated basis, contingent or otherwise, as such debts and liabilities become absolute and matured, (ii) the Surviving Corporation will not have, as of such time, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Surviving Corporation will be able to pay its Debts as they become absolute and mature. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent,” (A) “Debt” means liability on a “Claim;” and (B) “Claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) the right to an equitable remedy for breach on performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

SECTION 4.8 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is owned directly by Buyer. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 4.9 Vote Required. No vote of the holders of any class or series of capital stock or other equity interests of Buyer is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby.

SECTION 4.10 Management Arrangements. As of the date hereof, none of Buyer, Merger Sub nor any of their Affiliates has entered into any contract, agreement, arrangement or understanding with any of the directors, officers or Affiliates of the Company that would become effective upon consummation of the Merger and has not been disclosed to the Company.

ARTICLE V

CERTAIN COVENANTS

SECTION 5.1 Conduct of Business.

(a) From the date of this Agreement until the Closing, except as set forth on Section 5.1 of the Disclosure Schedule, as permitted or required by this Agreement, as required by applicable Law or as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), the Company shall operate its business only in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts to:

(i) preserve intact the present organization of the Company and its Subsidiaries;

(ii) keep available the services of the present officers and employees of the Company;

(iii) preserve the Company’s goodwill and relationships with customers, suppliers, licensors, licensees, contractors, lenders and other Persons having significant business dealings with the Company and its Subsidiaries;

(iv) continue all current sales, marketing and other promotional policies, programs and activities;

(v) maintain the assets of the Company and its Subsidiaries in good repair, order and condition; and

(vi) maintain the Company’s insurance policies and risk management programs, and in the event of casualty, loss or damage to any assets of the Company or any of its Subsidiaries, repair or replace such assets with assets of comparable quality, as the case may be.

(b) Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Disclosure Schedule, as permitted or required by this Agreement or as required by applicable Law, the Company shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), directly or indirectly:

(i) cause or knowingly permit any event or change which would reasonably be expected to have a Company Material Adverse Effect;

(ii) incur any material indebtedness for borrowed money other than borrowing under the Company’s existing credit facility in the ordinary course of business;

(iii) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(iv) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries;

(v) issue or sell, or enter into any contract for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares of Common Stock upon the exercise of Warrants or Options outstanding on the date hereof or pursuant to the ESPP);

(vi) sell, assign, pledge, encumber, transfer or otherwise dispose of any material asset of the Company or any of its Subsidiaries outside of the ordinary course of business (excluding in all events sales of assets no longer useful in the operation of the business or sales of assets pursuant to existing contracts or commitments);

(vii) create any Encumbrance on any property of the Company or any of its Subsidiaries, except for (A) Encumbrances created in the ordinary course of business consistent with past practice and (B) Encumbrances that do not materially impair the value or use of any of the Company’s or its Subsidiaries assets;

(viii) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any assets, other than acquisitions of assets in the ordinary course of business and any other acquisitions for consideration that is individually not in excess of $5,000,000, or in the aggregate, not in excess of $10,000,000 for the Company and its Subsidiaries, taken as a whole;

(ix) incur any material capital expenditures or commitments or additions to property, plant or equipment of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with the Company’s capital expenditure plans;

(x) except in each case for regular annual increases or promotions in the ordinary course of business (A) increase the compensation of employees of the Company or any of its Subsidiaries (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment) or (B) increase any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company or any of its Subsidiaries having an annual salary or remuneration in excess of $150,000;

(xi) change the independent public accountants of the Company and its Subsidiaries or, except as required by GAAP or applicable Law, materially change the accounting methods or accounting practices followed by the Company;

(xii) make any material Tax election, incur any material liability for Taxes other than in the ordinary course of business or file any amended Tax Return (other than a Tax Return filed in connection with or required by the resolution of any Tax audit or proceeding);

(xiii) except in the ordinary course of business consistent with past practice, (A) enter into, amend, modify or consent to the termination of any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any agreement with the ten most significant customers (by revenue) listed on Section 3.19 of the Disclosure Schedule or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights with respect to any such “material contract” or customer agreement or (B) enter into any agreement with a third party pursuant to which the Company or any of its Subsidiaries would provide services to such third party if it is reasonably likely that the revenue to be generated by such agreement would have required that such agreement be listed on Section 3.19 of the Disclosure Schedule had such agreement existed as of the date of this Agreement;

(xiv) commence or settle any material action, suit, proceeding, claim or dispute pending or threatened by or before any court or other Governmental Entity; or

(xv) take or agree in writing or otherwise take any of the actions described in (i) through (xiv) above or any other action which would reasonably be expected to prevent the satisfaction of any condition to closing set forth in Article VI.

SECTION 5.2 Access and Information; Confidentiality.

(a) Subject to the terms of the Confidentiality Agreement, from the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article VII, the Company shall allow Buyer and its financing parties and their respective representatives to make such reasonable investigation of the business, operations and properties of the Company as Buyer deems reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and the properties, books, records and commitments of the Company. The Company shall furnish Buyer and its representatives with such financial, operating and other data and information and copies of documents with respect to the Company or any of the transactions contemplated by this Agreement as Buyer shall from time to time reasonably request. All access and investigation pursuant to this Section 5.2 shall occur only upon reasonable notice and during normal business hours and shall be conducted at Buyer’s expense and in such a manner as not to interfere with the normal operations of the business of the Company and its Subsidiaries.

(b) The parties hereto will hold any non-public information regarding the parties, their subsidiaries and their respective businesses in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, the parties hereto shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

SECTION 5.3 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In addition, each of the Company and Buyer shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of the Company and Buyer will use all commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Each of the Company and Buyer shall furnish all information concerning it and, in the case of the Company, the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. As promptly as practicable, the Company shall mail the Proxy Statement to its stockholders. Subject to Section 5.5 hereof, the Proxy Statement shall include the recommendation of the Company Board that adoption of this Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s stockholders (the “Company Recommendation”).

(b) Subject to Section 5.5 hereof and other than pursuant to Rule 14a-12 of the Exchange Act with respect to public announcements made in compliance with Section 5.7 of this Agreement, no amendment or supplement to the Proxy Statement or any Other Filings, nor any response to any comments or inquiry from the SEC, will be made by the Company or Buyer without the approval of the other party, which approval shall not be unreasonably withheld or delayed. The Company and Buyer each will advise the other promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

(c) Buyer shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Buyer, any of its Subsidiaries or Merger Sub, or any of their respective officers or directors, has been discovered by Buyer and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing. The Company shall promptly inform Buyer if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or any of their respective officers or directors, has been discovered by the Company and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing.

SECTION 5.4 Company Stockholders’ Meeting; Consent of Buyer as Sole Stockholder of Merger Sub.

(a) The Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable after the date hereof for the purpose of voting upon the adoption of this Agreement, and the Company shall use its commercially reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date hereof.

(b) Notwithstanding anything to the contrary in the preceding paragraph, at any time prior to the Company Stockholders’ Meeting and subject to compliance with Section 5.5, the Company may adjourn or postpone the Company Stockholders’ Meeting in response to an Acquisition Proposal if the Company Board determines, after consultation with its outside legal counsel and financial advisors, that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal and that the failure to do so would be inconsistent with its fiduciary obligations under applicable Law. The Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is terminated before the Company Stockholders’ Meeting is held.

(c) Within one (1) Business Day after the date hereof, Buyer, as sole stockholder of Merger Sub, shall prepare, execute and deliver to Merger Sub a written consent to adopt this Agreement, a copy of which shall be provided to the Company. Buyer will take all action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

SECTION 5.5 Acquisition Proposals. (a) From the date of this Agreement to the Effective Time, the Company agrees that it shall not, and shall not authorize any of its Subsidiaries or its or their respective directors, officers, employees, counsel, advisors, agents or other representatives to, directly or indirectly, take any action to (i) solicit, initiate or facilitate any Acquisition Proposal, (ii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal, (iii) withdraw or modify the Company Recommendation in a manner adverse to Buyer, (iv) other than the Merger, approve or recommend any Acquisition Proposal, or (v) enter into any agreement or letter of intent with respect to any Acquisition Proposal; provided, however, that, at any time prior to obtaining the adoption of this Agreement by the Required Company Stockholders, the Company shall be permitted to:

(A) take, and disclose to the Company’s stockholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act (provided that the Company Board shall not recommend that the stockholders of the Company tender their shares of capital stock in the Company in connection with such tender or exchange offer unless the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such tender or exchange offer is a Superior Proposal);

(B) effect a change in the Company Recommendation or enter into an agreement with respect to such Acquisition Proposal if the Company has received an Acquisition Proposal from a third party and the Company Board, after consultation with its outside legal counsel and financial advisors, determines that such Acquisition Proposal constitutes a Superior Proposal;

(C) effect a change in the Company Recommendation if the Company Board determines, after consultation with its outside legal counsel, that it is necessary to do so to comply with its fiduciary obligations under applicable Law; or

(D) participate in any discussions or negotiations with, or provide any non-public information to, any person in response to an Acquisition Proposal by any such person, if the Company Board determines, after consultation with its outside legal counsel and financial advisors, that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal; provided, that the Company Board determines, after consultation with its outside legal counsel and prior to taking such action, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable Law; and provided further that the Company shall, prior to participating in such discussions or providing such information, notify Buyer in writing of such determination and its intention to participate in discussions or negotiations with, or provide non-public information to, any person in response to an Acquisition Proposal.

(b) The Company shall, and shall cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any person that may be ongoing with respect to any Acquisition Proposal.

SECTION 5.6 Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, Section 5.6(b) hereof, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of any of them, including, without limitation, making the requisite filings pursuant to the HSR Act.

Without limiting the generality of the foregoing, and subject to Section 5.2, the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing.

(b) In furtherance and not in limitation of the foregoing, each of the parties hereto will use all commercially reasonable efforts to (i) make or cause to be made the applications or filings required to be made by Buyer or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, and to pay any fees due of it in connection with such applications or filings, within ten Business Days after the date hereof, and (ii) comply as expeditiously as practicable with any request under or with respect to the HSR Act for additional information, documents or other materials received from the Federal Trade Commission or the Department of Justice in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement. In the event Buyer or its Affiliates enters into an agreement to purchase a competitor of the Company, and such pending transaction results in an objection to the Merger by the Federal Trade Commission or the Department of Justice, (A) the Buyer shall cooperate in good faith with all Governmental Entities and undertake promptly any and all actions required to resolve such objection and lawfully complete the Merger, including proffering and consenting to any and all governmental orders or requirements (including but not limited to court orders) to divest, hold separate or otherwise take or commit to any action with respect to any assets or lines of business of Buyer or any if its Subsidiaries or of the Company or any of its Subsidiaries, provided that in the latter case, any such action may be conditioned upon the consummation of the Merger contemplated in this Agreement, and (B) the entry by any Governmental Entity in any legal proceeding or a governmental order or a court order requiring any of the assets or lines of business of Buyer or any of its Subsidiaries to be divested, held separate, or otherwise be legally or commercially limited thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed to be constitute or result in a breach of any representation or warranties in this Agreement or a failure of any closing condition to be satisfied. Except as described in the immediately preceding sentence, Buyer shall be under no obligation whatsoever to take any action requested by any Governmental Entity in order to consummate the Merger or other transactions contemplated by this Agreement, including, without limitation, making any divestiture of any asset or agreeing to any type of behavioral relief that a Governmental Entity may request.

(c) Subject to Section 5.6(b), in case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party hereto for such purposes or otherwise to complete or perfect the transactions contemplated by this Agreement.

(d) The Company shall, to the extent Buyer may reasonably request in connection with any third-party financing Buyer and Merger Sub may seek to obtain in order to fund the transactions contemplated by this Agreement and to refinance the existing indebtedness of the Company, use its commercially reasonable efforts to, and shall cause the Subsidiaries and its and their respective officers, employees and advisors to use their respective commercially reasonable efforts to: (i) cooperate in the preparation of any offering memorandum, private placement memorandum, prospectuses or similar documents, (ii) make senior management of the Company reasonably available for meetings, due diligence sessions and customary “roadshow” presentations, (iii) cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence, (iv) enter into customary agreements with underwriters, initial purchasers or placement agents, (v) enter into or help procure pledge and security documents, landlord waivers, other definitive financing documents or other requested certificates or documents, including, without limitation, documents relating to the release of liens in connection with the Company’s existing indebtedness, and (vi) provide reasonable assistance with respect to obtaining a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by Buyer. Notwithstanding the forgoing, nothing in this Agreement shall require the Company Board to take any action to approve any third party financing provided in connection with the Merger.

SECTION 5.7 Public Announcements. The parties hereto agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

SECTION 5.8 Indemnification of Directors and Officers.

(a) For not less than six years from and after the Effective Time, Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers, employees and agents of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s amended and restated certificate of incorporation, as amended, second amended and restated bylaws and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by applicable Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder to the extent provided in the certificate of incorporation and by-laws of the Surviving Corporation, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons then are currently set forth in the Company’s amended and restated certificate of incorporation, as amended, and second amended and restated by-laws. Any indemnification agreements with Covered Persons in existence on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

(c) For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $462,500 in the aggregate) but, in such case, shall purchase as much coverage as is reasonably practical for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained (whether purchased by Buyer or the Company, provided that in no event shall the Company expend more than $1.1 million in the aggregate to obtain such policies) prior to or as of the Effective Time for purposes of this Section 5.8(c), which policies provide such directors and officers with coverage no less favorable than the Company’s existing policy for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby. If such prepaid policies have been obtained prior to the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8 apply and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.8). In the event Buyer or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

SECTION 5.9 Expenses. Except for expenses arising out of the filing of a premerger notification and report form under the HSR Act with respect to the Merger (which such expenses shall be shared equally by Buyer and the Company) and as otherwise provided in Section 7.2(b), each party hereto shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants.

SECTION 5.10 Continuity of Employees and Employee Benefits.

(a) For a period of one (1) year following the Closing, Buyer and the Surviving Corporation shall provide employees of the Surviving Corporation who were employees of the Company and its Subsidiaries immediately prior to the Effective Time (the “Company Employees”) with annual rates of base salary or hourly wages, as applicable, annual incentive opportunities and coverage and benefits pursuant to employee benefit plans, programs, policies and arrangements that are, in the aggregate, not materially less favorable than the compensation and benefits provided to Company Employees under the Plans immediately prior to the Effective Time. Where applicable, each Company Employee shall receive full credit for service with the Company and its ERISA Affiliates (including predecessor companies) for purposes of determining eligibility to participate, vesting and accrual under each employee benefit plan, program, policy or arrangement to be provided by Buyer or the Surviving Corporation to such Company Employees to the same extent such service was recognized under the applicable Plan immediately prior to the Closing, except where such crediting would result in duplicate benefits; provided, however, that no such credit need be given with respect to new equity incentive programs established by Buyer or the Surviving Corporation after the Closing.

(b) From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Buyer will cause the Company or the Surviving Corporation, as applicable, to, honor, in accordance with their terms, all individual employment, severance and change of control agreements between the Company and any Company Employee including, without limitation, bonuses, incentives or deferred compensation in existence on the date hereof and disclosed to Buyer. Buyer acknowledges that consummation of the Merger shall constitute a “Change of Control” as defined in such agreements.

(c) From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Buyer will cause the Company, the Surviving Corporation or the Company Benefit Plans to, provide or pay when due to the Company Employees all benefits and compensation pursuant to any Plans, programs or arrangements in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 5.10).

(d) Nothing in this Agreement shall require the continued employment of any person, and, except as expressly set forth in this Section 5.10, no provision of this Agreement shall prevent Buyer or Surviving Corporation from amending or terminating any Plan.

(e) Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Stock (including derivative securities with respect to Company Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

SECTION 5.11 Supplemental Information. Prior to Closing, the Company will inform Buyer and Merger Sub promptly upon becoming aware of any facts, matters or circumstances arising after the date hereof which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or that would otherwise cause any condition to the obligations of Buyer or Merger to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied.

SECTION 5.12 Tax Matters.

(a) Buyer shall be liable for all Transfer Taxes arising from the transactions contemplated by this Agreement. “Transfer Taxes” means all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes, together with any interest thereon, penalties, fines, costs, fees or additions to tax. The parties will cooperate with each other in timely making all filings, returns and forms as may be required in connection with the payment of any Transfer Taxes.

(b) The Company shall deliver to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897-(c)(1) of the Code.

(c) During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall:

(i) prepare, in the ordinary course (except as otherwise required by Law), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post-Signing Returns”);

(ii) fully and timely pay all Taxes shown due and payable in respect of such Post-Signing Returns that are so filed and provide Buyer with copies of such Post-Signing Returns as soon as practicable after filing; and

(iii) promptly notify the Buyer of any material federal, state, local or foreign income or franchise and any other material suit, claim, contest, investigation, administrative or judicial proceeding or audit initiated against or with respect to the Buyer or any of its Subsidiaries in respect of any Tax matter (other than those set forth on the Disclosure Schedules) (collectively, “Contests”), and not to settle or compromise any such Contests without the Buyer’s consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions Precedent to Obligations of Each Party. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholders.

(b) No Order. No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 5.6 shall have been the cause of, or shall have resulted in, such order, decree, judgment, injunction or other ruling.

(c) HSR Act. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

SECTION 6.2 Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a) Representations and Warranties; Performance of Obligations. Each of the Company’s representations and warranties contained in Article III (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification on such representations and warranties) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing, the Company’s representations contained in Section 3.3(a)(i) and the first sentence of Section 3.3(c) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date; provided that any inaccuracy in the number of shares of capital stock outstanding or underlying the Options and Warrants that does not exceed 20,000 shares shall not be deemed to be a breach of the representations set forth in Section 3.3(a)(i) or the first sentence of Section 3.3(c). The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing Date; provided, however, that in the event of any failure to perform or comply with Section 5.1, the condition in this Section 6.2(a) shall be deemed to be satisfied so long as the failure to perform or comply with Section 5.1 would not reasonably be expected to have a Company Material Adverse Effect. Buyer shall have received a certificate dated the Closing Date and signed by an authorized officer of the Company, certifying that the conditions specified in this Section 6.2(a) have been satisfied.

(b) Company Material Adverse Effect. Since June 30, 2005, no Company Material Adverse Effect shall have occurred and be continuing and no event, change or effect shall have occurred and be continuing that would reasonably be expected to have a Company Material Adverse Effect.

(c) Director Resignations. The Company shall have delivered to Buyer a resignation from each member of the Board of Directors of the Company or comparable body for each Subsidiary of the Company, which shall be effective as of immediately after the Effective Time, unless specified by Buyer no later than five Business Days prior to Closing.

SECTION 6.3 Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a) Performance of Obligations; Representations and Warranties. Each of Buyer’s and Merger Sub’s representations and warranties contained in Article IV of this Agreement (without giving effect to any “material”, “materiality” or “Buyer Material Adverse Effect” qualification on such representations and warranties) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct, individually or in the aggregate, has not had a Buyer Material Adverse Effect; provided, however, that notwithstanding the foregoing, Buyer’s and Merger Sub’s representations contained in Section 4.7(a) and Section 4.7(c) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date. Buyer and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. The Company shall have received a certificate dated the Closing Date and signed by an authorized officer of Buyer, certifying that the conditions specified in this Section 6.3(a) have been satisfied.

(b) Closing Payments. Buyer shall have made (or caused to have been made) the payments required pursuant to Section 2.3.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, as follows:

(a) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Buyer.

(b) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of either Buyer or the Company if any order, decree, ruling or other non-appealable final action has been issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in any such order, decree, ruling or other action.

(c) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of either Buyer or the Company if the Merger shall not have been consummated prior to December 31, 2005; provided, that in the event that the SEC’s review process (including, without limitation, the provision of oral comments or the issuance of written comment letters and the response thereto) of the Proxy Statement and Other Filings related thereto has not been completed by a date that would allow the Company to call and hold the Company Stockholders’ Meeting (taking into account proxy solicitation periods required by applicable law and the rules and regulations of Nasdaq and that the time between the date the Company mails the Proxy Statement to its stockholders and the date of the Company Stockholders’ Meeting shall be at least thirty-five (35) days), either party shall have the right to extend such date (by no more than 45 days from such date) by delivering written notice specifying such extension period to the other party (with such extension taking effect as of December 31, 2005); provided further that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(d) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of either Buyer or the Company if the adoption of this Agreement by the Required Company Stockholders shall not have been obtained at the Company Stockholders’ Meeting at which a vote on this Agreement is taken by reason of the failure to obtain the required vote;

(e) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of Buyer if (i) the Company Board shall have withdrawn or adversely modified the Company Recommendation, or (ii) the Company Board shall have recommended to the Company’s stockholders that they approve an Acquisition Proposal other than the Merger;

(f) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company, subject to compliance with Section 5.5(a)(B), or by action of the Buyer, if the Company Board determines to accept a Superior Proposal (with such termination becoming effective upon the Company entering into a binding written agreement with respect to such Superior Proposal);

(g) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company, if the Company is not in material breach of its obligations under this Agreement and there is a breach by Buyer or Merger Sub of any representation, warranty, covenant or other agreement of them contained in this Agreement and such breach has not been cured within thirty (30) days after written notice thereof to Buyer, or such breach cannot be cured, and, in each case, such breach would cause a condition set forth in Section 6.3(a) to be incapable of being satisfied.

(h) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of Buyer, if Buyer is not in material breach of its obligations under the Agreement and there is a breach by the Company of any representation, warranty, covenant or other agreement of the Company or contained in this Agreement, and such breach has not been cured within thirty (30) days after written notice thereof to the Company, or such breach cannot be cured, and, in each case, such breach would cause a condition set forth in Section 6.2(a) to be incapable of being satisfied.

SECTION 7.2 Effect of Termination and Abandonment.

(a) Limitation on Liability. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, written notice thereof shall be given to the other parties hereto, and this Agreement (other than as set forth in this Section 7.2 and other than Sections 5.2(b) [Confidentiality], 5.7 [Public Announcements], 5.9 [Expenses], and Articles VII and IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective directors, officers, employees, Affiliates, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement; provided, further, that Buyer shall not be relieved of any liability or damages resulting from termination of this Agreement by the Company as a result of a material breach of Section 4.7 [Funds]. If this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, all confidential information received by Buyer or its representatives and Affiliates with respect to the Company, its Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(b) Expense Reimbursement and Termination Fee.

(i) In the event that this Agreement is terminated by Buyer pursuant to Section 7.1(e)(i) (with respect to the withdrawal or adverse modification of the Company Recommendation pursuant to Section 5.5(a)(C)), then the Company shall pay Buyer within three (3) Business Days after such termination an amount equal to (x) all reasonable and documented out-of-pocket expenses incurred by Buyer and its Affiliates (including all reasonable fees and expenses of counsel, financing sources, accountants, experts and consultants) in connection with this Agreement and the transactions contemplated hereby (the “Transaction Expenses”) plus (y) a termination fee in the amount of $14,868,000.

(ii) In the event that this Agreement is terminated by Buyer pursuant to Section 7.1(e)(i) (with respect to the withdrawal or adverse modification of the Company Recommendation pursuant to Section 5.5(a)(B)) or Section 7.1(e)(ii) or by Buyer or the Company pursuant to Section 7.1(f), then the Company shall pay Buyer within three (3) Business Days after such termination an amount equal to (x) all Transaction Expenses up to a maximum of $4,000,000 plus (y) a termination fee in the amount of $9,912,000.

(iii) All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Entire Agreement. This Agreement (including the annexes, exhibits and schedules hereto) and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

SECTION 8.2 Assignment and Binding Effect. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer shall be permitted to assign this Agreement to any Affiliate of Buyer (provided that Buyer shall remain liable for all of its obligations hereunder following such assignment). All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 8.3 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to such party personally or sent to such party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 8.3) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Buyer, Merger Sub or the Surviving Corporation:

Cougar Holdings, Inc.

c/o Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Facsimile: (212) 351-5260

Attention: E. Michael Greaney

If to the Company:

CCC Information Services Group Inc.

World Trade Center Chicago

444 Merchandise Mart

Chicago, IL 60654

Facsimile: (312) 527-5888

Attention: General Counsel

with a copy to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Facsimile: 312-993-9767

Attention: Michael Levin

or to such other address or Person as any party hereto may have specified in a notice duly given to the other parties hereto as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

SECTION 8.4 Amendment and Modification; Waiver.

(a) This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that, by Law or in accordance with the rules of the Nasdaq, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b) At any time prior to the Effective Time, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the Nasdaq, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 8.5 Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT THAT THE CONSUMMATION AND EFFECTIVENESS OF THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

(b) EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE.

SECTION 8.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 8.7 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.

SECTION 8.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 8.9 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in the United States or any state having jurisdiction, subject to Section 8.5(b), this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.10 Non-Survival of Representations and Warranties. Notwithstanding anything to the contrary contained herein, no representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger. This Section 8.10 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Merger.

SECTION 8.11 Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO (INCLUDING ITS RESPECTIVE HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE, HEREUNDER) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION PURSUANT TO ARTICLE VII, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR COVENANT OR OTHER AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HERETO HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

SECTION 8.12 Disclosure Schedule. The representations and warranties contained in Article III are qualified by reference to the Disclosure Schedule attached hereto. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule to the person to which such disclosure is being made. The parties hereto agree that the Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company except to the extent expressly provided in this Agreement. Buyer and Merger Sub acknowledge that (i) the Disclosure Schedule may include items or information that the Company is not required to disclose under this Agreement, (ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of the Company under this Agreement and (iii) inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Company. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material. Buyer and Merger Sub further acknowledge that headings have been inserted on Sections of the Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedule.

ARTICLE IX

DEFINED TERMS; INTERPRETATION

SECTION 9.1 Defined Terms. As used in this Agreement, the terms set forth below shall have the following meanings:

(a) “Acquisition Proposal” means any bona fide offer or proposal concerning any (a) merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any of its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) the capital stock or other equity interests representing 20% or more of the voting power of the Company or any of its Subsidiaries or (d) transaction in which, if consummated, any person or group would acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of any class of the outstanding voting capital stock of the Company or any of its Subsidiaries or (e) any combination of the foregoing (other than the Merger).

(b) “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

(c) “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

(d) “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York.

(e) “Buyer Material Adverse Effect” means any event, change or effect that has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Buyer and its Subsidiaries, taken as a whole, other than (i) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which Buyer operates which do not materially and disproportionately affect Buyer, (ii) changes or effects which result directly from the announcement of this Agreement, the Merger or the transactions contemplated hereby, (iii) changes or effects which are or result from changes in applicable Laws after the date hereof, or (iv) changes or effects which are or result from changes in GAAP after the date hereof.

(f) “Confidentiality Agreement” means the letter agreement, dated as of July 5, 2005 between the Company and Investcorp International Inc., as amended from time to time.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Common Stock” means the common stock of the Company, par value $0.10 per share.

(i) “Company Financials” means the consolidated balance sheets of the Company and its Subsidiaries at December 31, 2004 and June 30, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the periods then ended.

(j) “Company Group” shall mean the affiliated group of corporations filing a consolidated federal income Tax Return of which the Company is the common parent entity.

(k) “Company Material Adverse Effect” means any event, change or effect that has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than (i) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which the Company operates that do not materially and disproportionately affect the Company, (ii) changes or effects which result directly from the announcement of this Agreement, the Merger or the transactions contemplated hereby, (iii) changes or effects which are or result from changes in applicable Laws after the date hereof, or (iv) changes or effects which are or result from changes in GAAP after the date hereof.

(l) “Control” means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a Person.

(m) “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees or judgments of any kind.

(n) “Environmental Laws” means all applicable Laws relating to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation, Release, Remediation of, or exposure of Persons to Hazardous Substances.

(o) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(p) “ERISA Affiliate” means, with respect to any Person, (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which that Person is also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that Person or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that Person is also a member.

(q) “GAAP” means United States generally accepted accounting principles.

(r) “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(s) “Hazardous Substances” means any and all hazardous or toxic substances, wastes or materials, any pollutants, contaminants or dangerous materials (including, without limitation, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

(t) “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures (“Patents”), (ii) trademarks, service marks, trade dress, trade names (registered and unregistered), corporate names, logos and slogans and Internet domain names, together with all goodwill associated with each of the foregoing (“Marks”), (iii) copyrights and copyrightable works, (iv) registrations and applications (including intent to use applications) for any of the foregoing (“Copyrights”), (v) trade secrets, confidential information, know-how, discoveries, methods, processes, technical data, research and development information, technology and inventions, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Patents or Copyrights that may cover or protect any of the foregoing (“Trade Secrets”) (vi) computer software (including, without limitation, source code, executable code, data, databases and related documentation) (“Software”) and (vii) all other intellectual property.

(u) “knowledge of the Company” or “to the Company’s knowledge” or similar words means the current actual knowledge of any of the individuals listed in Section 9.1(u) of the Disclosure Schedule.

(v) “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons.

(w) “Letter of Transmittal” means (i) the letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery by a Stockholder or a Warrant Holder, as the case may be, of his, her or its Certificates in accordance with the instructions thereto), together with (ii) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, each in form and substance reasonably acceptable to Buyer and the Company.

(x) “Liens” means any mortgage, pledge, lien, conditional or installment sale agreement, encumbrance, covenants, conditions, restrictions, charge or other claims or interests of third parties of any kind.

(y) “Nasdaq” means the Nasdaq National Market.

(z) “Option Cancellation Payment” means, with respect to each Option, an amount equal to the product of (i) the number of shares of Common Stock subject to such Option, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Option.

(aa) “Option Holder” means a Person holding Options.

(bb) “Option Plan” means the Company’s 2000 Stock Incentive Plan (2004 Restatement) and the Company’s 1997 Employee Stock Option Plan.

(cc) “Options” means the issued and outstanding options to purchase shares of Common Stock, issued pursuant to the Option Plan.

(dd) “Other Filings” means all filings made by, or required to be made by, the Company, Buyer or Merger Sub with the SEC other than the Proxy Statement.

(ee) “Paying Agent” means a financial institution selected by Buyer, which is reasonably acceptable to the Company, and which has been appointed to act as agent for the holders of Shares and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to Article II.

(ff) “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity.

(gg) “Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. § 9601(22).

(hh) “Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (b) any “corrective action” as that term has been construed by Governmental Entities pursuant to 42 U.S.C. § 6924.

(ii) “Restricted Stock” means each share of Common Stock granted under the Option Plan or otherwise that is subject to vesting or other ownership or transfer restrictions (other than transfer restrictions pursuant to federal or state securities laws).

(jj) “Securities Act” means the Securities Act of 1933, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(kk) “Series F Preferred Stock” means the Company’s Series F Preferred Stock, par value $1.00 per share.

(ll) “Shares” means (i) the Series F Preferred Stock and (ii) the Common Stock.

(mm) “Stockholder” means any holder of record of Shares immediately prior to the Effective Time.

(nn) “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of the date hereof, among Buyer and certain stockholders of the Company that are signatories thereto.

(oo) “Subsidiary” of any Person means another Person under the Control of such Person.

(pp) “Superior Proposal” means an Acquisition Proposal made by a third party which, in the good faith judgment of the Company Board (after receipt of the advice of its financial advisors and outside legal counsel), would if consummated result in a transaction that is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and is reasonably capable of being consummated on the terms proposed.

(qq) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any Governmental Entity.

(rr) “Tax Return” means any return, declaration, report, estimate, information return or other document (including any documents, statements or schedules attached thereto and amendment thereof) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

(ss) “Warrant Cancellation Payment” means, with respect to each Warrant, the product of (i) the number of shares of Common Stock subject to such Warrant immediately prior to the Effective Time, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Warrant.

(tt) “Warrant Holder” means a Person holding Warrants.

(uu) “Warrants” means the issued and outstanding warrants to purchase shares of Common Stock.

SECTION 9.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Buyer”	Preamble

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)

“Claim”	Section 4.7(c)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Commitment Letters”	Section 4.7(b)

“Common Stock Consideration”	Section 2.1(c)

“Company”	Preamble

“Company Board”	Section 3.2(b)

“Company Employee”	Section 5.10(a)

“Company Recommendation”	Section 5.3(a)

“Company SEC Reports”	Section 3.5(a)

“Company Stockholders’ Meeting”	Section 5.4(a)

“Contests”	Section 5.12(c)(iii)

“Covered Persons”	Section 5.8(a)

“D&O Insurance”	Section 5.8(c)

“Debt”	Section 4.7(c)

“DGCL”	Introduction

“Disclosure Schedule”	Section 3.1

“Dissenting Shares”	Section 2.4(a)

“Effective Time”	Section 1.2

“ESPP”	Section 2.1(g)

“Exchange Act”	Section 3.5(a)

“HSR Act”	Section 3.4

“Merger”	Introduction

“Merger Sub”	Preamble

“Plan”	Section 3.15(b)

“Post-Signing Returns”	Section 5.12(c)(i)

“Present Salable Value”	Section 4.7(c)

“Proxy Statement”	Section 5.3(a)

“Required Company Stockholders”	Section 3.2(c)

“Schedules”	Section 3.1

“SEC”	Section 3.5(a)

“Solvent”	Section 4.7(c)

“Surviving Corporation”	Section 1.1

“Transaction Expenses”	Section 7.2(b)(i)

“Transfer Taxes”	Section 5.12(a)

SECTION 9.3 Interpretation.

(a) The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(b) For purposes of this Agreement: (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting, (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns, (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (viii) all references to “$” or “dollars” shall be deemed references to United States dollars and (ix) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.

[Signature Page Follows]

The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

COUGAR HOLDINGS, INC.

By:	/s/ W. CHRISTIAN MCCOLLUM
Name: W. Christian McCollum
Title: Chief Executive Officer and President

COUGAR MERGER SUB, INC.

By:	/s/ W. CHRISTIAN MCCOLLUM
Name: W. Christian McCollum
Title: Chief Executive Officer and President

CCC INFORMATION SERVICES GROUP INC.

By:	/s/ GITHESH RAMAMURTHY
Name: Githesh Ramamurthy
Title: Chairman, President and Chief Executive Officer

LIMITED GUARANTY

CCC Information Services Group Inc.

World Trade Center Chicago

444 Merchandise Mart

Chicago, Illinois 60654

Attention:

The undersigned, INVESTCORP BANK B.S.C. (“Investcorp”), hereby absolutely and unconditionally guarantees that the entity (the “Buyer”) created to acquire all of the outstanding capital stock of CCC Information Services Group Inc. (the “Company”) as contemplated by the Agreement and Plan of Merger, dated as of September 21, 2005 (the “Agreement”), by and among Buyer, Cougar Merger Sub, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), and the Company, will have sufficient funds to consummate the acquisition contemplated by the Agreement, and that Buyer and Merger Sub will fully perform all of their respective obligations under the Agreement; provided, however, that this guarantee shall terminate immediately following the consummation of the acquisition contemplated by the Agreement. The undersigned hereby represents and warrants to the Company that (i) Investcorp has full corporate power and authority to execute and deliver this agreement and perform its obligations hereunder, (ii) Investcorp has taken all actions necessary to authorize the execution, delivery and performance of this agreement by it, (iii) such execution, delivery and performance do not conflict with, violate or otherwise result in a default under its charter, by-laws or other governing organizational documents and (iv) this agreement is the legal, valid and binding obligation of Investcorp, enforceable against Investcorp in accordance with its terms. Investcorp consents to the modification, amendment, compromise, renewal or release of any term of the Agreement by the parties thereto in accordance with the terms of the Agreement without notice to Investcorp. This agreement is governed by New York law. Investcorp consents to the jurisdiction of the Federal and State Courts of New York and appoints National Registered Agents, Inc. (“NRAI”) as its agent for service of process with the address for receipt of process by NRAI being 875 Avenue of the Americas, Suite 501, New York, NY 10001.

INVESTCORP BANK B.S.C.

By:	/s/ RISHI KAPOOR
Name: Rishi Kapoor
Title: Director

Exhibit A to Merger Agreement

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CCC INFORMATION SERVICES GROUP INC.

ARTICLE I

The name of the Corporation is CCC Information Services Group Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent. The name of the Corporation’s registered agent at such address is Prentice-Hall Corporation System, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000 shares of Common Stock, having a par value of $0.10 per share, and 100,000 shares of Preferred Stock, having a par value of $1.00 per share.

ARTICLE V

Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the corporation.

ARTICLE VII

No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE VIII

The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an officer or employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually or reasonably incurred by such person in respect thereof; PROVIDED, HOWEVER, that the Corporation shall not be obligated to indemnify any such person: (i) with respect to proceedings, claims or actions initiated or brought voluntarily without the authorization or consent of the Corporation by such person and not by way of defense; or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right of indemnification provided by law, agreement or otherwise.

ARTICLE IX

Any amendment, modification or repeal of the foregoing Articles VII and VIII shall not adversely affect any right or protection of a director of the Corporation hereunder with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE X

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the General Corporation Law at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

* * * * *

Annex B

Fairness Opinion of Credit Suisse First Boston

September 21, 2005

Board of Directors

CCC Information Services Group Inc.

World Trade Center Chicago

444 Merchandise Mart

Chicago, Illinois 60654

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (“Company Common Stock”), of CCC Information Services Group Inc. (the “Company”), other than Cougar Holdings, Inc. (the “Buyer”) and its affiliates, the Rollover Holder (as defined below) and White River Ventures, Inc., Capricorn Investors II, L.P. and their respective affiliates (collectively, the “Excluded Persons”), of the Per Share Merger Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Merger Agreement, dated as of September 21, 2005 (the “Merger Agreement”), among the Company, the Buyer and Cougar Merger Sub, Inc., a wholly owned subsidiary of the Buyer (the “Merger Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with the Merger Sub pursuant to which the Company will become the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of the Buyer and each outstanding share of Company Common Stock will be converted into the right to receive $26.50 in cash (the “Per Share Merger Consideration”). We understand that an agreement entered into in connection with the Merger with an employee of the Company (the “Rollover Holder”) provides that, effective on the closing of the Merger, the Rollover Holder will invest in securities of the Surviving Corporation.

In arriving at our opinion, we have reviewed the Merger Agreement, certain related agreements and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger, and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion

B-1

addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Persons, of the Per Share Merger Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to the Company, the Buyer and the Buyer’s affiliates, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Buyer and the Buyer’s affiliates, as well as provide investment banking and other financial services to such companies. In addition, funds managed by us or one or more of our affiliates have investments in funds managed or advised by one or more affiliates of the Buyer. As you are aware, at the Company’s request, we and certain of our affiliates offered to provide prospective purchasers of the Company (including the Buyer and its affiliates) with, or otherwise assist them in obtaining, financing for the potential purchase of the Company. At this time, the Buyer and its affiliates have indicated that they do not intend to use our or our affiliates’ services in connection with the financing for the Merger.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such stockholders, other than the Excluded Persons.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ CHARLES EDELSTEIN
Name:	Charles Edelstein
Title:	Managing Director

B-2

Annex C

Delaware General Corporation Law Section 262

SECTION 262 APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g)) of this title, § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder’s appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Proxy—CCC Information Services Group Inc.

Proxy for Special Meeting of Stockholders to be held on             , 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Githesh Ramamurthy, Andrew G. Balbirer and Peter J. Falconer, and each of them, as proxies with full power of substitution and revocation, to vote, as designated on the reverse side, all of the common stock of CCC Information Services Group Inc. (the “Company”) which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the special meeting of stockholders thereof to be held on             2006, or at any adjournment or postponement thereof and, in such proxies’ discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

Unless otherwise marked, this proxy will be voted FOR the adoption of the merger agreement and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

(Please See Reverse Side)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

Call toll free 1-866-731-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the simple instructions provided by the recorded message.

To vote using the Internet

Go to the following web site:

WWW.COMPUTERSHARE.COM/US/PROXY

Enter the information requested on your computer screen and follow the simple instructions.

123456

C0123456789

12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on XXXXXX XX, 200X. THANK YOU FOR VOTING

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

!123456564525!

MMMMMMMMMMMM

000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

C 1234567890 J N T

Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

A Merger Proposal PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

The Board of Directors recommends a vote FOR the listed proposal.

For Against Abstain

1. The adoption of the Agreement and Plan of Merger, dated as of September 21, 2005, by and among Cougar Holdings, Inc., Cougar Merger Sub, Inc. and CCC Information Services Group Inc.

B Adjournment of Meeting Proposal

The Board of Directors recommends a vote FOR the following matter.

For Against Abstain

2. The adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted for the adoption of the merger agreement and for the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1—Please keep signature within the box

Signature 2—Please keep signature within the box

Date (mm/dd/yyyy)

3	U P X H H H P P P P 0068081